Exhibit 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
      of Erie Indemnity Company
We have audited the accompanying consolidated statements of financial position of Erie Indemnity Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Erie Indemnity Company at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, in 2009 the Company changed its method of accounting for recognizing other-than-temporary impairment charges for its debt securities in connection with the adoption of the revised Financial Accounting Standards Board’s other-than-temporary impairment model. As discussed in Note 6 to the consolidated financial statements, in 2008 the Company changed its method of accounting for its common stock portfolio in connection with the adoption of the fair value option.
As discussed in Note 2 to the consolidated financial statements, effective January 1, 2010 the Company adopted and retrospectively applied the Financial Accounting Standards Board’s amended accounting guidance related to the consolidation of variable interest entities.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Erie Indemnity Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2010 expressed an unqualified opinion thereon. Our audit of internal control over financial reporting of Erie Indemnity Company as of December 31, 2009 did not include an evaluation of the internal controls over financial reporting of Erie Insurance Exchange and subsidiaries, which are included in the consolidated financial statements of Erie Indemnity Company as a result of the adoption and retrospective application of the Financial Accounting Standards Board’s amended accounting guidance related to the consolidation of variable interest entities described in the fifth paragraph above.
/s/ Ernst & Young LLP
Cleveland, Ohio
February 25, 2010,
except with respect to the effect of retrospective application of the Financial Accounting Standards Board’s amended accounting guidance related to the consolidation of variable interest entities as fully described in Notes 2 and 4 to the consolidated financial statements as to which the date is May 6, 2010

ERIE INDEMNITY COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2009 and 2008
(As adjusted (Note 2))

(dollars in millions, except per share data)	2009	2008
Revenues
Premiums earned	$3,869	$3,834
Net investment income	433	438
Net realized investment gains (losses)	412	(1,026)
Net impairment losses recognized in earnings	(126)	(571)
Equity in losses of limited partnerships	(369)	(58)
Other income	36	34

Total revenues	4,255	2,651

Benefits and expenses
Insurance losses and loss expenses	2,728	2,582
Policy acquisition and underwriting expenses	1,003	908

Total benefits and expenses	3,731	3,490

Income (loss) from operations before income taxes and noncontrolling interests	524	(839)
Provision (benefit) for income taxes	78	(223)

Net income (loss)	$446	$(616)

Less: Net income (loss) attributable to noncontrolling interest in consolidated entity — Exchange	338	(685)

Net income attributable to Indemnity	$108	$69

Earnings Per Share
Net income attributable to Indemnity per share
Class A common stock — basic	$2.10	$1.34

Class A common stock — diluted	$1.89	$1.19

Class B common stock — basic and diluted	$312.45	$204.20

Weighted average shares outstanding attributable to Indemnity — Basic
Class A common stock	51,250,606	51,824,649

Class B common stock	2,549	2,551

Weighted average shares outstanding attributable to Indemnity— Diluted
Class A common stock	57,385,228	57,967,144

Class B common stock	2,549	2,551

See accompanying notes to Consolidated Financial Statements.

ERIE INDEMNITY COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
At December 31, 2009 and 2008
(dollars in millions, except per share data)
(As adjusted (Note 2))

	2009	2008
Assets
Investments-Indemnity
Available-for-sale securities, at fair value:
Fixed maturities (amortized cost of $642 and $598, respectively)	$664	$564
Equity securities (cost of $35 and $60, respectively)	38	55
Trading securities, at fair value (cost of $36 and $38, respectively)	42	33
Limited partnerships (cost of $281 and $272, respectively)	235	299
Other invested assets	1	1
Investments-Exchange
Available-for-sale securities, at fair value:
Fixed maturities (amortized cost of $6,277 and $5,589, respectively)	6,517	5,223
Equity securities (cost of $425 and $469, respectively)	472	411
Trading securities, at fair value (cost of $1,556 and $1,559, respectively)	1,835	1,375
Limited partnerships (cost of $1,392 and $1,214, respectively)	1,116	1,327
Other invested assets	20	21

Total investments	10,940	9,309

Cash and cash equivalents (Exchange portion of $158 and $216, respectively)	234	277
Premiums receivable from policyholders (Exchange portion of $715 and $764, respectively)	906	956
Reinsurance recoverable (Exchange portion of $212 in 2009 and 2008)	215	215
Deferred income taxes (Exchange portion of $75 and $325, respectively)	116	398
Deferred acquisition costs (Exchange portion of $416 and $452, respectively)	467	502
Other assets (Exchange portion of $306 and $742, respectively)	409	848

Total assets	$13,287	$12,505

Liabilities and shareholders’ equity
Liabilities
Indemnity liabilities
Losses and loss expense reserves	$752	$754
Unearned premiums	325	319
Other liabilities	387	454
Exchange liabilities
Losses and loss expense reserves	2,846	2,832
Life policy and deposit contract reserves	1,540	1,449
Unearned premiums	1,656	1,617
Other liabilities	56	321

Total liabilities	7,562	7,746

Indemnity’s shareholders’ equity
Class A common stock, stated value $0.0292 per share; authorized 74,996,930 shares; 68,289,600 and 68,267,600 issued; 51,203,473 and 51,282,893 shares outstanding, respectively	2	2
Class B common stock, convertible at a rate of 2,400 Class A shares for one Class B share, stated value $70 per share; 2,546 and 2,551 authorized, issued and outstanding, respectively	0	0
Additional paid-in-capital	8	8
Accumulated other comprehensive loss	(43)	(136)

Retained earnings, before cumulative effect adjustment	1,743	1,718
Cumulative effect of accounting changes, net of tax	6	11

Retained earnings, after cumulative effect adjustment	1,749	1,729

Total contributed capital and retained earnings	1,716	1,603
Treasury stock, at cost, 17,086,127 and 16,994,707 shares, respectively	(814)	(811)

Total Indemnity shareholders’ equity	902	792

Noncontrolling interest in consolidated entity — Exchange	4,823	3,967

Total equity	5,725	4,759

Total liabilities, shareholders’ equity and noncontrolling interest	$13,287	$12,505

See accompanying notes to Consolidated Financial Statements. See Note 22 for supplemental consolidating statements of financial position information.

ERIE INDEMNITY COMPANY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(dollars in millions, except per share data)
(As adjusted (Note 2))

		Total			Accumulated					Noncontrolling
		Indemnity			other	Class A	Class B	Additional		interest
	Total	shareholders’	Comprehensive	Retained	comprehensive	common	common	paid-in	Treasury	in consolidated
	Equity	equity	income (loss)	earnings	income	stock	stock	capital	stock	entity - Exchange
Balance January 1, 2008	$5,969	$1,051		$1,740	$10	$2	$0	$8	$(709)	$4,918
Comprehensive income:
Net income	(616)	69	69	69						(685)
Other comprehensive income (loss):
Unrealized loss on securities, net of tax (Note 18)	(310)	(44)	(44)		(44)					(266)
Cumulative effect of accounting changes, net of tax (Note 6)	0	0		11	(11)
Postretirement plans (Note 18):
Prior service cost, net of tax	0	0	0		0
Net actuarial gain, net of tax	(91)	(91)	(91)		(91)
Gain due to amendments, net of tax	0	0	0		0
Curtailment/settlement loss, net of tax	0	0	0		0

Postretirement plans, net of tax:	(91)	(91)	(91)		(91)

Comprehensive income	$1,017		$(66)							$(951)

Purchase of treasury stock	(102)	(102)							(102)
Dividends declared:
Class A $1.77 per share	(91)	(91)		(91)
Class B $265.50 per share	0	0		0

Balance December 31, 2008	$4,759	$792		$1,729	$(136)	$2	$0	$8	$(811)	$3,967

Comprehensive income:
Net income	446	108	108	108						338
Other comprehensive income (loss):
Unrealized loss on securities, net of tax (Note 18)	498	75	75		75					423
Cumulative effect of accounting changes, net of tax (Note 2)	95	0		6	(6)					95
Postretirement plans (Note 18):
Prior service cost, net of tax	0	0	0		0
Net actuarial gain, net of tax	27	27	27		27
Loss due to amendments, net of tax	(2)	(2)	(2)		(2)
Curtailment/settlement loss, net of tax	(1)	(1)	(1)		(1)

Postretirement plans, net of tax:	24	24	24		24

Comprehensive income	$1,063		$207							$856

Purchase of treasury stock	(3)	(3)							(3)
Conversion of Class B shares to Class A shares	0	0				0	0
Dividends declared:
Class A $1.83 per share	(94)	(94)		(94)
Class B $274.50 per share	0	0		0

Balance December 31, 2009	$5,725	$902		$1,749	$(43)	$2	$0	$8	$(814)	$4,823

See accompanying notes to Consolidated Financial Statements.

(p.4)

ERIE INDEMNITY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
At December 31, 2009 and 2008
(in millions)
(As adjusted (Note 2))

	2009	2008

Cash flows from operating activities
Premiums collected	$3,964	$3,843
Net investment income received	421	453
Limited partnership distributions	81	315
Service agreement fee received	35	32
Commissions and bonuses paid to agents	(535)	(534)
Losses paid	(2,241)	(2,201)
Loss expenses paid	(405)	(384)
Other underwriting and acquisition costs paid	(552)	(530)
Interest paid on bank line of credit	0	(1)
Income taxes recovered (paid)	121	(273)

Net cash provided by operating activities	889	720

Cash flows from investing activities
Purchase of investments:
Fixed maturities	(1,938)	(1,784)
Preferred stock	(176)	(244)
Common stock	(1,450)	(2,232)
Limited partnerships	(174)	(396)
Sales/maturities of investments:
Fixed maturity sales	510	790
Fixed maturity calls/maturities	734	1,002
Preferred stock	210	263
Common stock	1,394	2,151
Net policy loans	1	(2)
Sale of and returns on limited partnerships	15	40
Purchase of property and equipment	(14)	(9)
Net distributions on agent loans	(2)	(4)

Net cash used in investing activities	(890)	(425)

Cash flows from financing activities
Annuity and supplementary contract deposits and interest	183	191
Annuity and supplementary contract surrenders and withdrawals	(129)	(147)
Universal life deposits and interest	39	21
Universal life surrenders	(39)	(12)
Purchase of treasury stock	(3)	(102)
Dividends paid to shareholders	(93)	(92)
Decrease in collateral from securities lending	(285)	(361)
Redemption of securities lending collateral	285	361
Proceeds from bank line of credit	0	75
Payments on bank line of credit	0	(75)

Net cash used in financing activities	(42)	(141)

Net (decrease) increase in cash and cash equivalents	(43)	154
Cash and cash equivalents at beginning of year	277	123

Cash and cash equivalents at end of year	$234	$277

See accompanying notes to Consolidated Financial Statements. See Note 20 for supplemental cash flow information.

Note 1. Nature of Operations
Erie Indemnity Company (“Indemnity”) is a publicly held Pennsylvania business corporation that since 1925 has been the managing Attorney-in-Fact for the subscribers (policyholders) of Erie Insurance Exchange (“Exchange”). The Exchange is a subscriber (policyholder) owned Pennsylvania-domiciled reciprocal insurer that writes property and casualty insurance.
Indemnity’s primary function is to perform certain services for the Exchange relating to sales, underwriting and issuance of policies on behalf of the Exchange. This is done in accordance with a subscribers agreement (a limited power of attorney) executed by each subscriber (policyholder), appointing Indemnity as their common attorney-in-fact to transact business on their behalf and to manage the affairs of the Exchange. Indemnity earns a management fee from the Exchange for these services, which is paid from the premiums collected from subscribers (policyholders).
Indemnity also operates as a property and casualty insurer through its wholly-owned subsidiaries, Erie Insurance Company (“EIC”), Erie Insurance Company of New York (“ENY”) and the Erie Insurance Property and Casualty Company (“EPC”).
The “Property and Casualty Group” refers to the Exchange and its wholly-owned subsidiary, Flagship City Insurance Company (“Flagship”) and Indemnity’s wholly-owned subsidiaries. The Property and Casualty Group operates in 11 Midwestern, Mid-Atlantic and Southeastern states and the District of Columbia and primarily writes personal auto insurance, which comprises 48% of its 2009 direct premiums.
Erie Family Life Insurance Company (“EFL”) is an affiliated life insurance company that underwrites and sells nonparticipating individual and group life insurance policies and fixed annuities. Indemnity and the Exchange own 21.6% and 78.4% of EFL, respectively.
“Indemnity shareholder interest” refers to the interest in Erie Indemnity Company owned by the Class A and Class B shareholders. In addition to referring to Erie Insurance Exchange, the term “Exchange” sometimes refers to the noncontrolling interest held for the benefit of the subscribers (policyholders) and includes its interests in Flagship and EFL.
The accompanying consolidated financial statements of Erie Indemnity Company reflect the consolidated results of Indemnity and its variable interest entity, the Exchange, which we refer to collectively as “Erie Insurance Group”.
Note 2. Significant Accounting Policies
Retrospective adoption of new accounting principle
On June 12, 2009, the Financial Accounting Standards Board (FASB) updated ASC 810, Consolidation, which amended the existing guidance for determining whether an enterprise is the primary beneficiary of a variable interest entity (“VIE”). As of January 1, 2010 Erie Indemnity Company adopted the new accounting principle on a retrospective basis since inception.
This guidance changed the methodology for assessing whether an enterprise is the primary beneficiary of a VIE by requiring a qualitative analysis to determine if an enterprise’s variable interest gives it a controlling financial interest. The qualitative analysis looks at the power to direct activities of the VIE that most significantly impact economic performance and the right to receive benefits (or obligation to absorb losses) from the VIE that could be significant.
In accordance with the new accounting guidance, Indemnity is deemed to be the primary beneficiary of the Exchange given the significance of the management fee to the Exchange and Indemnity’s power to direct the Exchange’s significant activities. Under the previously issued accounting guidance, Indemnity was not deemed the primary beneficiary of the Exchange and its financial position and operating results were not consolidated with Indemnity’s. Following adoption of the new accounting guidance, as primary beneficiary of the Exchange, Erie Indemnity Company has consolidated Indemnity and the Exchange’s financial position and operating results. Furthermore, upon consolidation of the Exchange, 100% of the ownership of EFL resides within the consolidated entity and consequently EFL’s financial results are also consolidated. The financial statements and notes to the financial statements presented herein have all been adjusted to reflect the retrospective adoption of the new accounting principle.
There was no cumulative effect to Indemnity’s shareholders’ equity from consolidation of the Exchange and EFL. The noncontrolling interest in total equity represents the amount of the Exchange’s subscribers’ (policyholders’) equity.

Basis of presentation and principles of consolidation
The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Indemnity together with its affiliate companies in which Indemnity holds a majority voting or economic interest. In addition, we consolidate the Exchange as a variable interest entity for which Indemnity is the primary beneficiary. All intercompany accounts and transactions have been eliminated in consolidation. The required presentation of noncontrolling interests is reflected in the consolidated financial statements. Noncontrolling interests represent the ownership interests of the Exchange, all of which is held by parties other than Indemnity (i.e. the Exchange’s subscribers (policyholders)). Noncontrolling interests also include the Exchange subscribers’ 78.4% ownership interest in EFL.
Presentation of assets and liabilities — While the assets of the Exchange are presented separately in the Consolidated Statements of Financial Position, the Exchange’s assets can only be used to satisfy the Exchange’s liabilities or for other unrestricted activities. ASC 810, Consolidation, does not require separate presentation of the Exchange’s assets. However, because the shareholders of Indemnity have no rights to the assets of the Exchange and, conversely, the Exchange has no rights to the assets of Indemnity, we have presented the invested assets of the Exchange separately on the Consolidated Statements of Financial Position along with the remaining consolidated assets reflecting the Exchange’s portion parenthetically. Liabilities are required under ASC 810, Consolidation, to be presented separately for the Exchange on the Consolidated Statements of Financial Position as the Exchange’s creditors do not have recourse to the general credit of Indemnity.
Rights of shareholders of Indemnity and subscribers (policyholders) of the Exchange — The shareholders of Indemnity, through the management fee, have a controlling financial interest in the Exchange, however, they have no other rights to or obligations arising from assets and liabilities of the Exchange. The shareholders of Indemnity own its equity but have no rights or interest in the Exchange’s (noncontrolling interest) income or equity. The noncontrolling interest equity represents the Exchange’s equity held for the benefit of its subscribers (policyholders), who have no rights or interest in the Indemnity shareholder interest income or equity.
All intercompany assets and liabilities between Indemnity and the Exchange have been eliminated in the Consolidated Statements of Financial Position.
The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
FASB ASC 855, Subsequent Events, was issued in June 2009 to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. This statement became effective for periods ending after June 15, 2009.
On July 1, 2009, we adopted new accounting guidance related to the codification of accounting standards and the hierarchy of GAAP established by the FASB. This accounting guidance established two levels of GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) is the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are also sources of authoritative GAAP for SEC registrants. All other accounting literature is nonauthoritative. There was no impact on our consolidated financial statements upon adoption of this standard.
In April 2009, the FASB provided additional application guidance and enhanced disclosure requirements regarding fair value measurements and impairments of securities as follows:
•	FASB ASC 820, Fair Value Measurements and Disclosures, provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased in relation to normal market activity. This guidance states a reporting entity shall evaluate circumstances to determine whether the transaction is orderly based on the weight of the evidence. The additional disclosures required by this guidance, including the inputs and valuation techniques used to measure fair values and any changes in such, have been included in Note 6.

•	FASB ASC 825, Financial Instruments, requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. We adopted this guidance in the second quarter of 2009 and the additional fair value disclosures were provided in the interim periods. See annual disclosures in Note 6.

•	On April 1, 2009, we adopted new accounting guidance under FASB ASC 320, Investments – Debt and Equity Securities. This guidance amended the other-than-temporary impairment (OTTI) model for debt securities and requires that credit-related losses and securities in an unrealized loss position that we intend to sell be recognized in earnings, with the remaining decline recognized in other comprehensive income. Additionally, this accounting guidance modified the presentation of OTTI in the statement of operations with the total OTTI presented along with an offset for the amount of OTTI recognized in other comprehensive income. Disclosures include further disaggregation of securities, methodology, inputs related to credit-related loss impairments and a rollforward of credit-related loss impairments. The adoption of this guidance required a cumulative effect adjustment to reclass previously recognized non-credit other-than-temporary impairments from retained earnings to other comprehensive income. The net impact of the cumulative effect adjustment increased Indemnity retained earnings and decreased Indemnity other comprehensive income by $6 million, net of tax. The net impact of the cumulative effect adjustment increased Exchange retained earnings and decreased Exchange other comprehensive income by $95 million, net of tax. Disclosures regarding our impairment methodology are included in this note under the caption Investments. The remaining disclosures regarding credit and non-credit related impairments have been provided in Note 7.
Investments
Available-for-sale securities – Fixed maturity and preferred stock securities are classified as available-for-sale and are reported at fair value. Unrealized holding gains and losses, net of related tax effects, on fixed maturities and preferred stock are charged or credited directly to shareholders’ equity as accumulated other comprehensive income (loss).
Realized gains and losses on sales of fixed maturity and preferred stock securities are recognized in income based upon the specific identification method. Interest and dividend income are recognized as earned.
Fixed income and redeemable preferred stock (debt securities) are evaluated monthly for other-than-temporary impairment loss. For debt securities that have experienced a decline in fair value and we intend to sell or for which it is more likely than not we will be required to sell the security before recovery of its amortized cost, an other-than-temporary impairment is deemed to have occurred and is recognized in earnings.
Debt securities that have experienced a decline in fair value and that we do not intend to sell, and that will not be required to sell before recovery, are evaluated to determine if the decline in fair value is other-than-temporary.
Some factors considered in this evaluation include:
•	the extent and duration to which fair value is less than cost;

•	historical operating performance and financial condition of the issuer;

•	short and long-term prospects of the issuer and its industry based on analysts’ recommendations;

•	specific events that occurred affecting the issuer, including a ratings downgrade;

•	near term liquidity position of the issuer; and

•	compliance with financial covenants.
If a decline is deemed to be other-than-temporary, an assessment is made to determine the amount of the total impairment related to a credit loss and that related to all other factors. Consideration is given to all available information relevant to the collectability of the security in this determination. If the entire amortized cost basis of the security will not be recovered, a credit loss exists. Currently, we have the intent to sell all of our securities that have been determined to have a credit-related impairment. As a result, the entire amount of the impairment has been recognized in earnings. If we had securities with credit impairments that we did not intend to sell, the non-credit portion of the impairment would have been recorded in other comprehensive income.
Impairment charges on non-redeemable preferred securities and hybrid securities with equity characteristics are included in earnings consistent with the treatment for equity securities. This is a more conservative approach since the lack of a final maturity and unlikelihood of a call means recovery is uncertain and would occur over a multi-year period.
Trading securities – Our common stock securities are trading securities which are reported at fair value. Unrealized holding gains and losses on these securities are included in net realized gains (losses) in the Consolidated Statement of Operations. Realized gains and losses on sales of common stock are recognized in income based on the specific identification method. Dividend income is recognized as earned.

Limited partnerships – Limited partnerships include U.S. and foreign private equity, real estate and mezzanine debt investments. The private equity limited partnerships invest primarily in small- to medium-sized companies. The general partners for our limited partnerships determine the market value of investments in the partnerships, including any other-than-temporary impairments of these individual investments. The primary basis for the valuation of limited partnership interests are financial statements prepared by the general partner. Because of the timing of the preparation and delivery of these financial statements, the use of the most recently available financial statements provided by the general partners result in a quarter delay in the inclusion of the limited partnership results in our Consolidated Statements of Operations. Due to this delay, these financial statements do not yet reflect the market conditions experienced in the fourth quarter of 2009.
Nearly all of the underlying investments in our limited partnerships are valued using a source other than quoted prices in active markets. The fair value amounts for our private equity and mezzanine debt partnerships are based on the financial statements of the general partners, who use multiple methods to estimate fair value including the market approach, income approach and/or the cost approach. The market approach uses prices and other pertinent information from market-generated transactions involving identical or comparable assets or liabilities. Such valuation techniques often use market multiples derived from a set of comparables. The income approach uses valuation techniques to convert future cash flows or earnings to a single discounted present value amount. The measurement is based on the value indicated by current market expectations on those future amounts. The cost approach is derived from the amount that is currently required to replace the service capacity of an asset. If information becomes available that would impair the cost of these partnerships, then the general partner would generally adjust to the net realizable value.
For real estate limited partnerships, the general partners record these at fair value based on an independent appraisal or internal estimates of fair value.
We perform various procedures in review of the general partners’ valuations. While we generally rely on the general partners’ financial statements as the best available information to record our share of the partnership unrealized gains and losses resulting from valuation changes, we adjust our financial statements for impairments at the fund level as necessary. There were no valuation changes in 2009 or 2008. As there is a limited market for these investments, they have the greatest potential for market price variability.
Unrealized gains and losses for these investments are reflected in equity in losses of limited partnerships in our Consolidated Statements of Operations in accordance with the equity method of accounting. Cash contributions made to and distributions received from the partnerships are recorded in the period in which the transaction occurs.
Cash and cash equivalents – Cash and cash equivalents are principally comprised of investments in money market funds and approximate fair value.
Deferred acquisition costs
Acquisition costs that vary with and relate to the production of insurance and investment-type contracts are deferred. Such costs consist principally of commissions, premium taxes and policy issuance expenses.
Property and casualty insurance – Deferred acquisition costs (DAC) for property and casualty insurance contracts, which is primarily composed of commissions and certain underwriting expenses, is amortized on a pro rata basis over the applicable policy term. The amount of costs to be deferred would be reduced to the extent future policy premiums and anticipated investment income would not exceed related losses, expenses and policyholder dividends. There was no reduction in costs deferred in any periods presented. The DAC profitability is analyzed annually to ensure recoverability.
Life insurance – DAC related to traditional life insurance products is amortized in proportion to premium revenues over the premium-paying period of related policies using assumptions about mortality, morbidity, lapse rates, expenses and future yield on related investments established when the policy was issued. Amortization is adjusted each period to reflect policy lapse or termination rates as compared to anticipated experience. DAC related to universal life products and deferred annuities is amortized over the estimated lives of the contracts in proportion to actual and expected future gross profits, investment, mortality and expense margins and surrender charges. Both historical and anticipated investment returns, including realized gains and losses, are considered in determining the amortization of DAC.

Estimated gross profits are adjusted monthly to reflect actual experience to date and/or for the unlocking of underlying key assumptions based on experience studies. DAC is periodically reviewed for recoverability. For traditional life products, if the benefit reserves plus anticipated future premiums and interest earnings for a line of business are less than the current estimate of future benefits and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization or for increased benefit reserves. For universal life and deferred annuities, if the current present value of future expected gross profits is less than the unamortized DAC, a charge to income is recorded for additional DAC amortization.
Deferred taxes
Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, using the statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date under the law. Valuation allowances on deferred tax assets are estimated based on our assessment of the realizability of such amounts.
Property and casualty unpaid losses and loss expenses
Unpaid losses and loss expenses include estimates for claims that have been reported and those that have been incurred but not reported, as well as estimates of all expenses associated with processing and settling these claims, less estimates of anticipated salvage and subrogation recoveries. Unpaid loss and loss expense reserves are set at full expected cost, except for workers compensation loss reserves, which have been discounted using an interest rate of 2.5%. Estimating the ultimate cost of future losses and loss expenses is an uncertain and complex process. This estimation process is based on the assumption that past developments are an appropriate indicator of future events, and involves a variety of actuarial techniques that analyze experience, trends and other relevant factors. The uncertainties involved with the reserving process include internal factors, such as changes in claims handling procedures, as well as external factors, such as economic trends and changes in the concepts of legal liability and damage awards. Accordingly, final loss settlements may vary from the present estimates, particularly when those payments may not occur until well into the future.
We regularly review the adequacy of our estimated loss and loss expense reserves by line of business. Adjustments to previously established reserves are reflected in the operating results of the period in which the adjustment is determined to be necessary. Such adjustments could possibly be significant, reflecting any variety of new and adverse or favorable trends.
Life insurance reserves
The liability for future benefits of life insurance contracts is the present value of such benefits less the present value of future net premiums. Life insurance and income-paying annuity future policy benefit reserves are computed primarily by the net level premium method with assumptions as to mortality, withdrawal, lapses and investment yields. Traditional life insurance products are subject to loss recognition testing. The adequacy of the related reserves is verified as part of loss recognition testing. Loss recognition is necessary when the sum of the reserve and the present value of projected policy cash flows is less than unamortized DAC.
Deferred annuity future benefit reserves are established at accumulated account values without reduction for surrender charges. These account values are credited with varying interest rates determined at the discretion of EFL subject to certain minimums.
Agent bonus estimates
Agent bonuses are based on an individual agency’s property and casualty underwriting profitability and also include a component for growth in agency property and casualty premiums if the agency’s underwriting profitability targets for our book of business are met. The estimate for agent bonuses, which are based on the performance over 36 months, is modeled on a monthly basis using actual underwriting data by agency for the two prior years combined with the current year-to-date actual data. At December 31 of each year, we use actual data available and record an accrual based on the expected payment amount. These costs are included in the policy acquisition and underwriting expenses in the Consolidated Statements of Operations.

Recognition of premium revenues and losses
Property and casualty insurance – Insurance premiums written are earned over the terms of the policies on a pro-rata basis. Unearned premiums represent that portion of premiums written which is applicable to the unexpired terms of policies in force. Losses and loss expenses are recorded as incurred.
Life insurance – Premiums on traditional life insurance products are recognized as earned when due. Reserves for future policy benefits are established as premiums are earned. Premiums received for annuity and universal life products are not reported as revenue, but as deposits, and included in liabilities. For universal life products, revenue is recognized as amounts are assessed against the policyholder’s account for mortality coverage and contract expenses. The primary source of revenue on annuity deposits is derived from the interest earned by EFL, which is reflected in net investment income.
Reinsurance
Property and casualty insurance – Property and casualty assumed involuntary and ceded reinsurance premiums are earned over the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premium income. Reinsurance contracts do not relieve the Property and Casualty Group from its obligations to policyholders.
Life insurance – Reinsurance premiums, commissions and expense reimbursements on reinsurance ceded on life insurance policies are accounted for on a basis consistent with those used in accounting for the underlying reinsured policies. Expense reimbursements received in connection with new reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs. Amounts recoverable from reinsurers for future policy benefits are estimated in a manner consistent with the assumptions used for the underlying policy benefits. Amounts recoverable for incurred claims, future policy benefits and expense reimbursements are recorded as assets. Reinsurance contracts do not relieve EFL from its obligations to policyholders.
Recognition of management fee revenue
Indemnity earns management fees from the Exchange for providing sales, underwriting and policy issuance services. The management fee revenue is calculated as a percentage of the direct written premium of the Property and Casualty Group. The Exchange issues policies with annual terms only. Management fees are recorded as revenue upon policy issuance or renewal, as substantially all of the services required to be performed by us have been satisfied at that time. Certain activities are performed and related costs are incurred by us subsequent to policy issuance in connection with the services provided to the Exchange; however, these activities are inconsequential and perfunctory. Management fee revenue is eliminated in consolidation.
Recognition of service agreement revenue
Included in service agreement revenue are service charges Indemnity collects from policyholders for providing multiple payment plans on policies written by the Property and Casualty Group. Service charges, which are flat dollar charges for each installment billed beyond the first installment, are recognized as revenue when bills are rendered to the policyholder. Service agreement revenue also includes late payment and policy reinstatement fees. Service agreement revenue is included in other income in the Consolidated Statements of Operations.
Note 3. Earnings Per Share
Basic earnings per share are calculated under the two-class method, which allocates earnings to each class of stock based on its dividend rights. Class B shares are convertible into Class A shares at a conversion ratio of 2,400 to 1. See Note 17. Class A diluted earnings per share are calculated under the if-converted method which reflects the conversion of Class B shares and the effect of potentially dilutive outstanding employee stock-based awards and awards not yet vested related to the outside directors’ stock compensation plan.

A reconciliation of the numerators and denominators used in the basic and diluted per-share computations is presented as follows for each class of Indemnity common stock:

	Indemnity Earnings Per Share Calculation
	For the years ended December 31,
	2009			2008
	Allocated	Weighted	Per-	Allocated	Weighted	Per-
(dollars in millions,	net income	shares	share	net income	shares	share
except per share data)	(numerator)	(denominator)	amount	(numerator)	(denominator)	amount

Class A – Basic EPS:
Income available to Class A stockholders	$107	51,250,606	$2.10	$68	51,824,649	$1.34

Dilutive effect of stock awards	0	17,022	—	0	20,095	—

Assumed conversion of Class B shares	1	6,117,600	—	1	6,122,400	—

Class A – Diluted EPS:
Income available to Class A stockholders on Class A equivalent shares	$108	57,385,228	$1.89	$69	57,967,144	$1.19

Class B – Basic and diluted EPS:
Income available to Class B stockholders	$1	2,549	$312.45	$1	2,551	$204.20

Note 4. Variable Interest Entity
Exchange
The Exchange is a reciprocal insurance exchange domiciled in Pennsylvania, for which Indemnity serves as attorney-in-fact. Indemnity holds a variable interest in the Exchange because of the absence of decision-making capabilities by the equity owners (subscribers) of the Exchange and because of the significance of the management fees the Exchange pays to Indemnity as the decision maker. The new accounting guidance, which we adopted on January 1, 2010, requires entities to perform a qualitative analysis to determine the primary beneficiary of variable interest entities. As a result of adopting the new guidance, Indemnity is deemed to have a controlling financial interest in the Exchange and is considered the primary beneficiary. The Exchange’s results have been consolidated with those of Indemnity. We have retrospectively applied the new accounting guidance and have consolidated the Exchange for all periods presented in this report for comparability purposes. See Note 2.
Consolidation of the Exchange is required given the significance of the management fee to the Exchange and because Indemnity has the power to direct the activities of the Exchange that most significantly impact the Exchange’s economic performance. Indemnity earns management fee revenues from the Exchange for services provided as attorney-in-fact for the Exchange. Indemnity’s management fee revenues are based on the direct written premiums of the Exchange and the other members of the Property and Casualty Group. Indemnity’s Board of Directors determines the management fee rate paid by the Exchange to Indemnity. This rate cannot exceed 25% of the direct and affiliated assumed written premiums of the Exchange, as defined by the subscriber agreement signed by each policyholder. The management fee revenues and management fee expenses are eliminated in consolidation.
Indemnity participates in the underwriting results of the Exchange through the pooling arrangement in which its insurance subsidiaries have a 5.5% participation. If the Exchange were to default, Indemnity’s insurance subsidiaries would be liable for the policies that they wrote directly. Indemnity’s property and casualty insurance subsidiaries wrote approximately 16% of the direct written premiums of the Property and Casualty Group in 2009. Indemnity’s Board of Directors determines the continuation and participation percentage of Indemnity’s property and casualty subsidiaries in the reinsurance pooling arrangement.
Indemnity has no obligation related to any underwriting and/or investment losses experienced by the Exchange. Indemnity would however be adversely impacted if the Exchange incurred significant underwriting and/or investment losses. If the surplus of the Exchange were to decline significantly from its current level, its financial strength ratings could be reduced and as a consequence the Exchange could find it more difficult to retain its existing business and attract new business. A decline in the business of the Exchange would have an adverse effect on the amount of the management fees Indemnity receives and the underwriting results of the Property and Casualty Group in which Indemnity has a 5.5% participation. In addition, a decline in the surplus of the Exchange from its current level may impact the management fee rate received by Indemnity. Indemnity also has an exposure to a concentration of credit risk related to the unsecured receivables due from the Exchange for its management fee, reinsurance recoverables from unpaid losses and loss expenses and unearned premium balances ceded under the pooling arrangement and cost reimbursements.

Indemnity has not provided financial or other support to the Exchange for the reporting periods presented. At December 31, 2009, there are no explicit or implicit arrangements that would require Indemnity to provide future financial support to the Exchange. Indemnity is not liable if the Exchange were to be in violation of its debt covenants or were unable to meet its obligation for unfunded commitments to limited partnerships.
Note 5. Segment Information
As a result of the changes in our reporting entity at January 1, 2010 (see Note 2), our reportable segments have increased from three to four. Our reportable segments now include management operations, property and casualty insurance operations, life insurance operations and investment operations. The segment information presented below includes reclassification of all comparative prior period segment information. Accounting policies for segments are the same as those described in the summary of significant accounting policies. See Note 2. Assets are not allocated to the segments but rather are reviewed in total for purposes of decision-making. No single customer or agent provides 10% or more of revenues.
Our management operations segment consists of serving as attorney-in-fact for the Exchange. Indemnity operates in this capacity solely for the Exchange. We evaluate profitability of our management operations segment principally on the gross margin from management operations.
Indemnity earns management fees from the Exchange for providing sales, underwriting and policy issuance services. The management fee revenue, which is eliminated in consolidation, is calculated as a percentage of the direct written premium of the Property and Casualty Group. The Exchange issues policies with annual terms only. Management fees are recorded upon policy issuance or renewal, as substantially all of the services required to be performed by Indemnity have been satisfied at that time. Certain activities are performed and related costs are incurred by us subsequent to policy issuance in connection with the services provided to the Exchange; however, these activities are inconsequential and perfunctory. Although these management fee revenues and expenses are eliminated in consolidation, the amount of the fee directly impacts the allocation of our consolidated net income between noncontrolling interest, which bears the management fee expense and represents the interests of the Exchange subscribers, and Indemnity’s interest which earns the management fee revenue and represents Indemnity shareholder interest in net income.
Our property and casualty insurance segment includes personal and commercial lines. Personal lines consist primarily of personal auto and homeowners and are marketed to individuals. Commercial lines consist primarily of commercial multi-peril, commercial auto and workers compensation and are marketed to small- and medium-sized businesses. Our property and casualty policies are sold by independent agents. Our property and casualty insurance underwriting operations are conducted through Indemnity subsidiaries and the Exchange, which includes assumed voluntary reinsurance from nonaffiliated domestic and foreign sources, assumed involuntary and ceded reinsurance business. The Exchange exited the assumed voluntary reinsurance business effective December 31, 2003, and therefore unaffiliated reinsurance includes only run-off activity of the previously assumed voluntary reinsurance business. We evaluate profitability of the property and casualty operations principally based on net underwriting results represented by the combined ratio.
Our life insurance operations segment includes traditional and universal life insurance products and fixed annuities marketed to individuals using the same independent agency force utilized by our property and casualty operations. We evaluate profitability of the life insurance segment principally based on segment net income, including investments, which for segment purposes are reflected in the investment operations segment. At the same time, we recognize that investment-related income is integral to the evaluation of the life insurance segment because of the long duration of life products. In 2009, investment activities on life insurance-related assets generated revenues of $63 million resulting in EFL reporting income before income taxes of $10 million, before intercompany eliminations. In 2008, investment activities on life insurance-related assets generated a loss of $6 million resulting in EFL reporting losses before income taxes of $54 million, before intercompany eliminations. See EFL supplemental information in Note 23.
The investment operations segment performance is evaluated based on appreciation of assets, rate of return and overall return. Investment-related income for the life operations is included in the investment segment results.

The following tables summarize the components of the Consolidated Statements of Operations by reportable business segments:

	Erie Insurance Group
	For the year ended December 31, 2009
		Property
		and	Life
	Management	casualty	insurance
(in millions)	operations	operations	operations	Investments	Eliminations	Consolidated

Premiums earned/life policy revenue		$3,808	$63		$(2)	$3,869
Net investment income				$444	(11)	433
Net realized investment gains				412		412
Net impairment losses recognized in earnings				(126)		(126)
Equity in losses of limited partnerships				(369)		(369)
Management fee revenue	$965				(965)	—
Service agreement and other revenue	35		1			36

Total revenues (losses)	1,000	3,808	64	361	(978)	4,255

Cost of management operations	813				(813)	—
Insurance losses and loss expenses		2,644			(5)	2,639
Benefits and other changes in policy reserves			89			89
Policy acquisition and underwriting expense		1,135	28		(160)	1,003

Total benefits and expenses	813	3,779	117	—	(978)	3,731

Income (loss) before income taxes	187	29	(53)	361	—	524
Provision (benefit) for income taxes	60	10	(19)	27	—	78

Net income (loss)	$127	$19	$(34)	$334	$—	$446

	Erie Insurance Group
			For the year ended December 31, 2008
	Management	Property and	Life insurance
(in millions)	operations	casualty operations	operations	Investments(1)	Eliminations	Consolidated

Premiums earned/life policy revenue		$3,771	$65		$(2)	$3,834
Net investment income				$449	(11)	438
Net realized investment losses				(1,026)		(1,026)
Net impairment losses recognized in earnings				(571)		(571)
Equity in losses of limited partnerships				(58)		(58)
Management fee revenue	$950				(950)	—
Service agreement and other revenue	33		1			34

Total revenues (losses)	983	3,771	66	(1,206)	(963)	2,651

Cost of management operations	810				(810)	—
Insurance losses and loss expenses		2,494			(5)	2,489
Benefits and other changes in policy reserves			93			93
Policy acquisition and underwriting expense		1,035	21		(148)	908

Total benefits and expenses	810	3,529	114	—	(963)	3,490

Income (loss) before income taxes	173	242	(48)	(1,206)	—	(839)
Provision (benefit) for income taxes	56	84	(17)	(346)	—	(223)

Net income (loss)	$117	$158	$(31)	$(860)	$—	$(616)

(1)	The more significant realized losses, impairment charges and market value adjustments on limited partnership investments were impacted by the significant disruption in the financial markets, primarily in the third and fourth quarters of 2008.
See the “Results of the Erie Insurance Group’s operations by interest” table in the Management’s Discussion and Analysis for the composition of income attributable to Indemnity and income attributable to the noncontrolling interest (Exchange).

Note 6. Fair Value
Our available-for-sale and trading securities are recorded at fair value, which is the price that would be received to sell the asset in an orderly transaction between willing market participants as of the measurement date.
Valuation techniques used to derive the fair value of our available-for–sale and trading securities are based on observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources.
Unobservable inputs reflect our own assumptions regarding fair market value for these securities. Although the majority of our prices are obtained from third party sources, we also perform an internal pricing review for securities with low trading volumes in the current market conditions. Financial instruments are categorized based upon the following characteristics or inputs to the valuation techniques:

Level 1	Quoted prices for identical instruments in active markets not subject to adjustments or discounts

Level 2	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3	Instruments whose significant value drivers are unobservable and reflect management’s estimate of fair value based on assumptions used by market participants in an orderly transaction as of the valuation date.
The following table represents the fair value measurements on a recurring basis for our consolidated available-for-sale and trading securities by major category and level of input at December 31, 2009:

	Erie Insurance Group
		At December 31, 2009
		Fair value measurements using:
		Quoted prices in
		active markets for	Significant	Significant
		identical assets	observable inputs	unobservable inputs
(in millions)	Total	Level 1	Level 2	Level 3
Indemnity
Available-for-sale securities:
Fixed maturities	$664	$6	$648	$10
Preferred stock	38	9	28	1
Trading securities – common stock	42	42	0	0

Total – Indemnity	$744	$57	$676	$11
Exchange
Available-for-sale securities:
Fixed maturities	$6,517	$31	$6,415	$71
Preferred stock	472	157	311	4
Trading securities – common stock	1,835	1,826	0	9

Total – Exchange	$8,824	$2,014	$6,726	$84

Total – Erie Insurance Group	$9,568	$2,071	$7,402	$95

Level 3 Assets – Quarterly Change:

	Erie Insurance Group
	Beginning		Included in other			Ending
	balance at	Included in	comprehensive	Purchases, sales	Transfers in and	balance at
(in millions)	September 30, 2009	earnings (1)	income	and adjustments	(out) of Level 3 (2)	December 31, 2009
Indemnity
Available-for-sale securities:
Fixed maturities	$12	$(1)	$0	$0	$(1)	$10
Preferred stock	1	0	0	0	0	1
Trading securities – common stock	0	0	0	0	0	0

Total Level 3 assets – Indemnity	$13	$(1)	$0	$0	$(1)	$11
Exchange
Available-for-sale securities:
Fixed maturities	$99	$(4)	$0	$1	$(25)	$71
Preferred stock	15	0	0	(5)	(6)	4
Trading securities – common stock	1	2	0	6	0	9

Total Level 3 assets – Exchange	$115	$(2)	$0	$2	$(31)	$84

Total Level 3 assets – Erie Insurance Group	$128	$(3)	$0	$2	$(32)	$95

     Level 3 Assets – Year-to-Date Change(3):

	Erie Insurance Group
	Beginning		Included in other			Ending
	balance at December	Included in	comprehensive	Purchases, sales	Transfers in and	balance at December
(in millions)	31, 2008	earnings (1)	income	and adjustments	(out) of Level 3 (2)	31, 2009
Indemnity
Available-for-sale securities:
Fixed maturities	$14	$(1)	$2	$1	$(6)	$10
Preferred stock	12	0	0	0	(11)	1
Trading securities – common stock	0	0	0	0	0	0

Total Level 3 assets – Indemnity	$26	$(1)	$2	$1	$(17)	$11
Exchange
Available-for-sale securities:
Fixed maturities	$103	$(7)	$10	$(9)	$(26)	$71
Preferred stock	50	0	2	(5)	(43)	4
Trading securities – common stock	0	3	0	6	0	9

Total Level 3 assets – Exchange	$153	$(4)	$12	$(8)	$(69)	$84

Total Level 3 assets – Erie Insurance Group	$179	$(5)	$14	$(7)	$(86)	$95

(1)	Includes losses as a result of other-than-temporary impairments and accrual of discount and amortization of premium. These amounts are reported in the Consolidated Statement of Operations. There were no unrealized gains or losses included in earnings for the three or twelve months ended December 31, 2009 on Level 3 securities.

(2)	Transfers in and out of Level 3 would be attributable to changes in the availability of market observable information for individual securities within the respective categories.

(3)	Year-to-date rollforward amounts may include inter-category eliminations from prior quarter activity due to security transfers in and out of Level 3.

The following table represents the fair value measurements on a recurring basis for our consolidated available-for-sale and trading securities by major category and level of input at December 31, 2008:

	Erie Insurance Group
		At December 31, 2008
		Fair value measurements using:
		Quoted prices in
		active markets for	Significant	Significant
		identical assets	observable inputs	unobservable inputs
(in millions)	Total	Level 1	Level 2	Level 3

Indemnity
Available-for-sale securities:
Fixed maturities	$564	$7	$543	$14
Preferred stock	55	35	8	12
Trading securities – common stock	33	33	0	0

Total – Indemnity	$652	$75	$551	$26
Exchange
Available-for-sale securities:
Fixed maturities	$5,223	$20	$5,100	$103
Preferred stock	411	285	76	50
Trading securities – common stock	1,375	1,375	0	0

Total – Exchange	$7,009	$1,680	$5,176	$153

Total – Erie Insurance Group	$7,661	$1,755	$5,727	$179

Level 3 Assets – Quarterly Change:

	Erie Insurance Group
	Beginning		Included in other			Ending
	balance at	Included in	comprehensive	Purchases, sales	Transfers in and	balance at December
(in millions)	September 30, 2008	earnings (1)	income	and adjustments	(out) of Level 3 (2)	31, 2008

Indemnity
Available-for-sale securities:
Fixed maturities	$28	$(2)	$(3)	$(7)	$(2)	$14
Preferred stock	13	0	(1)	0	0	12
Trading securities – common stock	0	0	0	0	0	0

Total Level 3 assets – Indemnity	$41	$(2)	$(4)	$(7)	$(2)	$26
Exchange
Available-for-sale securities:
Fixed maturities	$110	$(2)	$(14)	$9	$0	$103
Preferred stock	49	(1)	(3)	5	0	50
Trading securities – common stock	0	0	0	0	0	0

Total Level 3 assets – Exchange	$159	$(3)	$(17)	$14	$0	$153

Total Level 3 assets – Erie Insurance Group	$200	$(5)	$(21)	$7	$(2)	$179

Level 3 Assets-Year-to-Date Change:

	Erie Insurance Group
	Beginning		Included in other			Ending
	balance at December	Included in	comprehensive	Purchases, sales	Transfers in and	balance at December
(in millions)	31, 2007	earnings (1)	income	and adjustments	(out) of Level 3 (2)	31, 2008

Indemnity
Available-for-sale securities:
Fixed maturities	$11	$(4)	$(3)	$(5)	$15	$14
Preferred stock	6	(2)	(2)	2	8	12
Trading securities – common stock	0	0	0	0	0	0

Total Level 3 assets – Indemnity	$17	$(6)	$(5)	$(3)	$23	$26
Exchange
Available-for-sale securities:
Fixed maturities	$152	$(56)	$(8)	$15	$0	$103
Preferred stock	54	(8)	(9)	13	0	50
Trading securities – common stock	0	0	0	0	0	0

Total Level 3 assets – Exchange	$206	$(64)	$(17)	$28	$0	$153

Total Level 3 assets – Erie Insurance Group	$223	$(70)	$(22)	$25	$23	$179

(1)	Includes losses as a result of other-than-temporary impairments and accrual of discount and amortization of premium. These amounts are reported in the Consolidated Statement of Operations. There were no unrealized gains or losses included in earnings for the three or twelve months ended December 31, 2008 on Level 3 securities.

(2)	Transfers in and out of Level 3 would be attributable to changes in the availability of market observable information for individual securities within the respective categories.
Estimates of fair values for our investment portfolio are obtained primarily from a nationally recognized pricing service. Our Level 1 category includes those securities valued using an exchange traded price provided by the pricing service. The methodologies used by the pricing service that support a Level 2 classification of a financial instrument include multiple verifiable, observable inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. Pricing service valuations for Level 3 securities are based on proprietary models and are used when observable inputs are not available in illiquid markets. In limited circumstances we adjust the price received from the pricing service when in our judgment a better reflection of fair value is available based on corroborating information and our knowledge and monitoring of market conditions. At December 31, 2009, we adjusted some prices received by the pricing service to reflect an alternate fair market value based on observable market data such as a disparity in price of comparable securities and/or non-binding broker quotes.
The following table displays the number and values of these adjustments for the years ended December 31:

			Value of securities
		Value of securities	used in the
	Number of	using pricing	financial
(dollars in millions)	holdings	service	statements

Indemnity	8	$9	$9
Exchange	13	43	46

Total – Erie Insurance Group		$52	$55

We perform continuous reviews of the prices obtained from the pricing service. This includes evaluating the methodology and inputs used by the pricing service to ensure we determine the proper level classification of the financial instrument. Price variances, including large periodic changes, are investigated and corroborated by market data. We have reviewed the pricing methodologies of our pricing service and believe that their prices adequately consider market activity in determining fair value.
In cases in which a price from the pricing service is not available, values are determined by obtaining non-binding broker quotes and/or market comparables. When available, we obtain multiple quotes for the same security. The ultimate value for these securities is determined based on our best estimate of fair value using corroborating market information. Our evaluation includes the consideration of benchmark yields, reported trades, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data.

For certain structured securities in an illiquid market, there may be no prices available from a pricing service and no comparable market quotes available. In these situations, we value the security using an internally-developed risk-adjusted discounted cash flow model.
The following table sets forth the fair value of the consolidated fixed maturity and preferred stock securities by pricing source:

	Erie Insurance Group
		December 31, 2009
(in millions)	Total	Level 1	Level 2	Level 3

Indemnity
Fixed maturity securities:
Priced via pricing services	$649	$6	$643	$0
Priced via market comparables/non-binding broker quote(1)	6	0	5	1
Priced via internal modeling (2)	9	0	0	9

Total fixed maturity securities	664	6	648	10

Preferred stock securities:
Priced via pricing services	32	9	23	0
Priced via market comparables/non-binding broker quote (1)	5	0	5	0
Priced via internal modeling (2)	1	0	0	1

Total preferred stock securities	38	9	28	1

Common stock securities:
Priced via pricing services	42	42	0	0
Priced via market comparables/non-binding broker quote (1)	0	0	0	0
Priced via internal modeling (2)	0	0	0	0

Total common stock securities	42	42	0	0

Total available-for-sale/trading securities – Indemnity	$744	$57	$676	$11

Exchange
Fixed maturity securities:
Priced via pricing services	$6,365	$31	$6,334	$0
Priced via market comparables/non-binding broker quote (1)	55	0	43	12
Priced via internal modeling (2)	97	0	38	59

Total fixed maturity securities	6,517	31	6,415	71

Preferred stock securities:
Priced via pricing services	431	157	274	0
Priced via market comparables/non-binding broker quote (1)	31	0	31	0
Priced via internal modeling (2)	10	0	6	4

Total preferred stock securities	472	157	311	4

Common stock securities:
Priced via pricing services	1,826	1,826	0	0
Priced via market comparables/non-binding broker quote (1)	0	0	0	0
Priced via internal modeling (2)	9	0	0	9

Total common stock securities	1,835	1,826	0	9

Total available-for-sale/trading securities – Exchange	$8,824	$2,014	$6,726	$84

Total available-for-sale/trading securities – Erie Insurance Group	$9,568	$2,071	$7,402	$95

(1)	All broker quotes obtained for securities were non-binding. When a non-binding broker quote was the only price available, the security was classified as Level 3

(2)	Internal modeling using a discounted cash flow model was performed on 36 fixed maturities representing less than 1.4% of the total available-for-sale portfolio.
We have no assets that were measured at fair value on a nonrecurring basis during the year ended December 31, 2009.
Fair Value Option
Effective January 1, 2008, Indemnity adopted the fair value option for our common stock portfolio. See Note 2. The following table represents the December 31, 2007 carrying value of these assets, the transition adjustment booked to retained earnings and the carrying value as of January 1, 2008.

(in thousands)	December 31, 2007 (carrying value prior to adoption)	Cumulative effect adjustment to January 1, 2008 retained earnings	January 1, 2008 fair value (carrying value after adoption)

Common stock	$108	$17	$108

Deferred tax adjustment		(6)

Carrying value, net of deferred tax adjustment		11

Note 7. Investments
The following tables summarize the cost and fair value of our available-for-sale securities at December 31, 2009 and 2008:

	Erie Insurance Group
		December 31, 2009
(in millions)	Amortized	Gross unrealized	Gross unrealized	Estimated
Available-for-sale securities	cost	gains	losses	fair value

Indemnity
Fixed maturities
U.S. treasuries and government agencies	$3	$0	$0	$3
U.S. government sponsored enterprises	14	0	0	14
Foreign government	2	0	0	2
Municipal securities	235	9	0	244
U.S. corporate debt — non-financial	172	10	1	181
U.S. corporate debt — financial	135	7	4	138
Foreign corporate debt — non-financial	26	2	0	28
Foreign corporate debt — financial	19	2	1	20
Structured securities:
Asset-backed securities — auto loans	4	0	0	4
Collateralized debt obligations	10	0	2	8
Commercial mortgage-backed	5	0	0	5
Residential mortgage-backed:
Government sponsored enterprises	14	0	0	14
Non-government sponsored enterprises	3	0	0	3

Total fixed maturities-Indemnity	$642	$30	$8	$664

Equity securities
U.S. nonredeemable preferred securities:
Financial	$20	$3	$1	$22
Non-financial	9	1	0	10
Government sponsored enterprises	0	0	0	0
Foreign nonredeemable preferred securities:
Financial	5	0	0	5
Non-financial	1	0	0	1

Total equity securities — Indemnity	$35	$4	$1	$38

Total available-for-sale securities — Indemnity	$677	$34	$9	$702

Exchange
Fixed maturities
U.S. treasuries and government agencies	$5	$0	$0	$5
U.S. government sponsored enterprises	76	1	0	77
Foreign government	10	1	0	11
Municipal securities	1,389	55	3	1,441
U.S. corporate debt — non-financial	2,078	125	10	2,193
U.S. corporate debt — financial	1,498	82	28	1,552
Foreign corporate debt — non-financial	375	22	2	395
Foreign corporate debt — financial	292	11	4	299
Structured securities:
Asset-backed securities — auto loans	48	3	0	51
Asset-backed securities — credit cards	5	0	0	5
Asset-backed securities — other	35	0	2	33
Collateralized debt obligations	88	5	16	77
Commercial mortgage-backed	127	5	5	127
Residential mortgage-backed:
Government sponsored enterprises	192	6	0	198
Non-government sponsored enterprises	59	0	6	53

Total fixed maturities — Exchange	$6,277	$316	$76	$6,517

Equity securities
U.S. nonredeemable preferred securities:
Financial	$259	$53	$11	$301
Non-financial	111	4	2	113
Government sponsored enterprises	1	2	0	3
Foreign nonredeemable preferred securities:
Financial	46	4	3	47
Non-financial	8	0	0	8

Total equity securities — Exchange	$425	$63	$16	$472

Total available-for-sale securities — Exchange	$6,702	$379	$92	$6,989

Total available-for-sale securities — Erie Insurance Group	$7,379	$413	$101	$7,691

	Erie Insurance Group
		At December 31, 2008
(in millions)	Amortized	Gross unrealized	Gross unrealized	Estimated
Available-for-sale securities	cost	gains	losses	fair value

Indemnity
Fixed maturities
U.S. treasuries and government agencies	$3	$0	$0	$3
Foreign government	2	0	0	2
Municipal securities	212	3	4	211
U.S. corporate debt — non-financial	165	2	13	154
U.S. corporate debt — financial	131	5	16	120
Foreign corporate debt — non-financial	35	0	3	32
Foreign corporate debt — financial	22	0	3	19
Structured securities:
Asset-backed securities — auto loans	4	0	0	4
Collateralized debt obligations	11	0	4	7
Commercial mortgage-backed	5	1	1	5
Residential mortgage-backed:
Government sponsored enterprises	4	0	0	4
Non-government sponsored enterprises	4	0	1	3

Total fixed maturities-Indemnity	$598	$11	$45	$564

Equity securities
U.S. nonredeemable preferred securities:
Financial	$34	$3	$5	$32
Non-financial	20	0	2	18
Government sponsored enterprises	0	0	0	0
Foreign nonredeemable preferred securities:
Financial	4	0	0	4
Non-financial	2	0	1	1

Total equity securities — Indemnity	$60	$3	$8	$55

Total available-for-sale securities — Indemnity	$658	$14	$53	$619

Exchange
Fixed maturities
U.S. treasuries and government agencies	$16	$1	$0	$17
Foreign government	10	0	1	9
Municipal securities	1,325	26	18	1,333
U.S. corporate debt — non-financial	1,719	25	147	1,597
U.S. corporate debt — financial	1,232	35	147	1,120
Foreign corporate debt — non-financial	362	4	36	330
Foreign corporate debt — financial	291	2	39	254
Structured securities:
Asset-backed securities — auto loans	49	0	5	44
Asset-backed securities — credit cards	5	0	1	4
Asset-backed securities — other	34	0	5	29
Collateralized debt obligations	95	1	35	61
Commercial mortgage-backed	162	2	15	149
Residential mortgage-backed:
Government sponsored enterprises	162	4	0	166
Non-government sponsored enterprises	127	0	17	110

Total fixed maturities — Exchange	$5,589	$100	$466	$5,223

Equity securities
U.S. nonredeemable preferred securities:
Financial	$296	$15	$51	$260
Non-financial	121	2	15	108
Government sponsored enterprises	2	0	0	2
Foreign nonredeemable preferred securities:
Financial	42	0	7	35
Non-financial	8	0	2	6

Total equity securities — Exchange	$469	$17	$75	$411

Total available-for-sale securities — Exchange	$6,058	$117	$541	$5,634

Total available-for-sale securities — Erie Insurance Group	$6,716	$131	$594	$6,253

The amortized cost and estimated fair value of fixed maturities at December 31, 2009, are shown below by remaining contractual term to maturity. Mortgage-backed securities are allocated based on their stated maturity dates. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Erie Insurance Group
	Amortized	Estimated
(in millions)	cost	fair value
Indemnity
Due in one year or less	$39	$40
Due after one year through five years	253	265
Due after five years through ten years	253	261
Due after ten years	97	98

Total fixed maturities — Indemnity	$642	$664

Exchange
Due in one year or less	$354	$357
Due after one year through five years	2,362	2,483
Due after five years through ten years	2,306	2,403
Due after ten years	1,255	1,274

Total fixed maturities — Exchange	$6,277	$6,517

Total fixed maturities — Erie Insurance Group	$6,919	$7,181

Fixed maturities and equity securities in a gross unrealized loss position at December 31, 2009 are as follows for Indemnity. Data is provided by length of time securities were in a gross unrealized loss position.
December 31, 2009

	Erie Insurance Group
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(dollars in millions)	value	losses	value	losses	Value	losses	holdings
Indemnity
Fixed maturities:
U.S. government sponsored enterprises	$8	$0	$0	$0	$8	$0	2
Municipal securities	18	0	5	0	23	0	12
U.S. corporate debt — non-financial	19	0	8	1	27	1	16
U.S. corporate debt — financial	16	1	40	3	56	4	42
Foreign corporate debt — non-financial	0	0	4	0	4	0	3
Foreign corporate debt — financial	2	0	3	1	5	1	4
Structured securities:
Collateralized debt obligations	0	0	3	2	3	2	6
Commercial mortgage-backed	0	0	1	0	1	0	1
Residential mortgage-backed:
Government sponsored enterprises	6	0	0	0	6	0	2
Non-government sponsored enterprises	0	0	3	0	3	0	2

Total fixed maturities — Indemnity	$69	$1	$67	$7	$136	$8	90

Equity securities:
U.S. nonredeemable preferred securities:
Financial	$5	$0	$5	$1	$10	$1	8
Non-financial	3	0	4	0	7	0	3
Foreign nonredeemable preferred securities:
Financial	0	0	1	0	1	0	1

Total equity securities — Indemnity	$8	$0	$10	$1	$18	$1	12

Quality breakdown of fixed maturities at December 31, 2009

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(dollars in millions)	value	losses	value	losses	value	losses	holdings
Indemnity
Investment grade	$69	$1	$49	$4	$118	$5	71
Non-investment grade	0	0	18	3	18	3	19

Total fixed maturities — Indemnity	$69	$1	$67	$7	$136	$8	90

Fixed maturities and equity securities in a gross unrealized loss position at December 31, 2009 are as follows for the Exchange. Data is provided by length of time securities were in a gross unrealized loss position.
December 31, 2009

	Erie Insurance Group
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(dollars in millions)	value	losses	value	losses	value	losses	holdings
Exchange
Fixed maturities:
U.S. government sponsored enterprises	$50	$0	$0	$0	$50	$0	6
Municipal securities	105	2	26	1	131	3	24
U.S. corporate debt — non-financial	128	3	129	7	257	10	56
U.S. corporate debt — financial	159	2	318	26	477	28	98
Foreign corporate debt — non-financial	12	0	36	2	48	2	9
Foreign corporate debt — financial	17	0	68	4	85	4	17
Structured securities:
Asset backed — credit cards	0	0	5	0	5	0	1
Asset backed — other	0	0	18	2	18	2	3
Collateralized debt obligations	8	1	28	15	36	16	15
Commercial mortgage-backed	1	0	34	5	35	5	6
Residential mortgage-backed:
Government sponsored enterprises	28	0	0	0	28	0	4
Non-government sponsored enterprises	0	0	45	6	45	6	9

Total fixed maturities — Exchange	$508	$8	$707	$68	$1,215	$76	248

Equity securities:
U.S. nonredeemable preferred securities:
Financial	$36	$2	$72	$9	$108	$11	20
Non-financial	14	0	43	2	57	2	10
Foreign nonredeemable preferred securities:
Financial	0	0	18	3	18	3	4

Total equity securities — Exchange	$50	$2	$133	$14	$183	$16	34

Quality breakdown of fixed maturities at December 31, 2009

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(dollars in millions)	value	losses	value	losses	value	losses	holdings
Exchange
Investment grade	$494	$8	$522	$50	$1,016	$58	191
Non-investment grade	14	0	185	18	199	18	57

Total fixed maturities — Exchange	$508	$8	$707	$68	$1,215	$76	248

The above securities for Indemnity and the Exchange have been evaluated and determined to be temporary impairments for which we expect to recover our entire principal. The primary components of this analysis are a general review of market conditions and financial performance of the issuer along with the extent and duration of which fair value is less than cost. A large portion of the unrealized losses greater than 12 months are related to U.S. financial securities. The continued unrealized loss positions in these securities are reflective of wide credit spreads due to the uncertain condition in the U.S. financial sectors. Any debt securities that we intend to sell or will more likely than not be required to sell before recovery are included in other-than-temporary impairments with the impairment charges recognized in earnings.

Fixed maturities and equity securities in a gross unrealized loss position at December 31, 2008 are as follows for Indemnity. Data is provided by length of time securities were in a gross unrealized loss position.
December 31, 2008

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(dollars in millions)	value	losses	value	losses	value	losses	holdings
Indemnity
Fixed maturities:
U.S. treasuries and government agencies	$1	$0	$0	$0	$1	$0	1
Foreign government	2	0	0	0	2	0	1
Municipal securities	82	3	4	1	86	4	53
U.S. corporate debt — non-financial	98	8	19	5	117	13	92
U.S. corporate debt — financial	71	11	18	5	89	16	84
Foreign corporate debt — non-financial	24	2	1	1	25	3	18
Foreign corporate debt — financial	11	2	2	1	13	3	11
Structured securities:
Asset-backed securities — auto loans	4	0	0	0	4	0	3
Collateralized debt obligations	6	4	1	0	7	4	13
Commercial mortgage-backed	2	0	1	1	3	1	4
Residential mortgage-backed:
Non-government sponsored enterprises	2	1	1	0	3	1	5

Total fixed maturities — Indemnity	$303	$31	$47	$14	$350	$45	285

Equity securities:
U.S. nonredeemable preferred securities:
Financial	$18	$5	$1	$0	$19	$5	17
Non-financial	11	1	5	1	16	2	9
Government sponsored enterprises	0	0	0	0	0	0	1
Foreign nonredeemable preferred securities:
Financial	1	0	0	0	1	0	1
Non-financial	2	1	0	0	2	1	1

Total equity securities — Indemnity	$32	$7	$6	$1	$38	$8	29

Quality breakdown of fixed maturities at December 31, 2008

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(dollars in millions)	value	losses	value	losses	value	losses	holdings
Indemnity
Investment grade	$296	$29	$42	$13	$338	$42	271
Non-investment grade	7	2	5	1	12	3	14

Total fixed maturities — Indemnity	$303	$31	$47	$14	$350	$45	285

Fixed maturities and equity securities in a gross unrealized loss position at December 31, 2008 are as follows for the Exchange. Data is provided by length of time securities were in a gross unrealized loss position.
December 31, 2008

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(dollars in millions)	value	losses	value	losses	value	losses	holdings
Exchange
Fixed maturities:
U.S. treasuries and government agencies	$4	$0	$0	$0	$4	$0	1
Foreign government	9	1	0	0	9	1	2
Municipal securities	404	15	10	3	414	18	101
U.S. corporate debt — non-financial	946	104	176	43	1,122	147	254
U.S. corporate debt — financial	610	103	188	44	798	147	200
Foreign corporate debt — non-financial	223	27	35	9	258	36	57
Foreign corporate debt — financial	160	30	43	9	203	39	43
Structured securities:
Asset-backed securities — auto loans	44	5	0	0	44	5	9
Asset-backed securities — credit cards	0	0	4	1	4	1	1
Asset-backed securities — other	12	2	7	3	19	5	6
Collateralized debt obligations	45	33	7	2	52	35	27
Commercial mortgage-backed	64	10	35	5	99	15	19
Residential mortgage-backed:
Non-government sponsored enterprises	86	15	14	2	100	17	19

Total fixed maturities — Exchange	$2,607	$345	$519	$121	$3,126	$466	739

Equity securities:
U.S. nonredeemable preferred securities:
Financial	$151	$42	$27	$9	$178	$51	41
Non-financial	69	9	30	6	99	15	22
Foreign nonredeemable preferred securities:
Financial	24	6	2	1	26	7	8
Non-financial	7	2	0	0	7	2	1

Total equity securities — Exchange	$251	$59	$59	$16	$310	$75	72

Quality breakdown of fixed maturities at December 31, 2008

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	No. of
(dollars in millions)	value	losses	value	losses	value	losses	holdings
Exchange
Investment grade	$2,466	$306	$464	$100	$2,930	$406	684
Non-investment grade	141	39	55	21	196	60	55

Total fixed maturities — Exchange	$2,607	$345	$519	$121	$3,126	$466	739

Investment income, net of expenses, was generated from the following portfolios as follows for the years ended December 31:

	Erie Insurance Group
(in millions)	2009	2008

Indemnity
Fixed maturities	$36	$36
Equity securities	5	9
Cash equivalents and other	1	2

Total investment income	42	47
Less: investment expenses	0	3

Investment income, net of expenses – Indemnity	$42	$44

Exchange
Fixed maturities	$343	$319
Equity securities	68	88
Cash equivalents and other	4	13

Total investment income	415	420
Less: investment expenses	24	26

Investment income, net of expenses – Exchange	$391	$394

Total consolidated investment income, net of expenses – Erie Insurance Group	$433	$438

Dividend income is recognized as earned and recorded to net investment income.
There were no sales of limited partnerships in 2009. In 2008, Indemnity sold its interest in ten partnerships and the Exchange sold its interest in ten partnerships, which generated net realized gains. Realized gains (losses) on Indemnity’s investments were as follows:

	Erie Insurance Group
	Years ended December 31,
(in millions)	2009	2008

Indemnity
Available-for-sale securities:
Fixed maturities
Gross realized gains	$5	$3
Gross realized losses	(4)	(5)

Net realized (losses) gains	1	(2)

Equity securities
Gross realized gains	8	8
Gross realized losses	(7)	(13)

Net realized (losses) gains	1	(5)

Trading securities:
Common stock
Gross realized gains	2	12
Gross realized losses	(5)	(28)
Valuation adjustments	11	(22)

Net realized (losses) gains	8	(38)
Limited partnerships:
Gross realized gains	0	4
Gross realized losses	0	(2)

Net realized gains	0	2

Net realized gains (losses) on investments – Indemnity	$10	$(43)

Realized gains (losses) on the Exchange’s investments were as follows:

	Years ended December 31,
(in millions)	2009	2008

Exchange
Available-for-sale securities:
Fixed maturities
Gross realized gains	$22	$13
Gross realized losses	(37)	(53)

Net realized losses	(15)	(40)

Equity securities
Gross realized gains	39	33
Gross realized losses	(26)	(68)

Net realized gains (losses)	13	(35)

Trading securities:
Common stock
Gross realized gains	143	155
Gross realized losses	(203)	(654)
Valuation adjustments	464	(416)

Net realized gains (losses)	404	(915)
Limited partnerships:
Gross realized gains	0	15
Gross realized losses	0	(8)

Net realized gains	0	7

Net realized gains (losses) on investments – Exchange	$402	$(983)

Net realized gains(losses) on investments – Erie Insurance Group	$412	$(1,026)

The components of other-than-temporary impairments on investments are included below.

	Erie Insurance Group
	Years ended December 31
(in millions)	2009	2008

Indemnity
Fixed maturities	$(7)	$(36)
Equity securities	(5)	(34)

Total	(12)	(70)
Portion recognized in other comprehensive income	0	0

Net impairment losses recognized in earnings – Indemnity	$(12)	$(70)
Exchange
Fixed maturities	$(54)	$(306)
Equity securities	(60)	(195)

Total	(114)	(501)
Portion recognized in other comprehensive income	0	0

Net impairment losses recognized in earnings – Exchange	$(114)	$(501)

Net impairment losses recognized in earnings – Erie Insurance Group	$(126)	$(571)

In considering if fixed maturity securities were credit impaired some of the factors considered include: potential for the default of interest and/or principal, level of subordination, collateral of the issue, compliance with financial covenants, credit ratings and industry conditions. We have the intent to sell all credit-impaired fixed maturity securities, therefore the entire amount of the impairment charges were included in earnings and no non-credit impairments were recognized in other comprehensive income. Prior to the second quarter of 2009 when new impairment guidance was issued for debt securities, the impairment policy for fixed maturities was consistent with that of equity securities. See also Note 2.

Limited partnerships
Our limited partnership investments are recorded using the equity method of accounting as we do not exercise significant influence over any of these partnerships. As these investments are generally reported on a one-quarter lag, our limited partnership results through December 31, 2009 are comprised of general partnership financial results for the fourth quarter of 2008 and the first, second, and third quarters of 2009. Therefore, the volatility in market conditions experienced in these periods is included in our 2009 results. Given the lag in reporting, our limited partnership results do not reflect the market conditions of the fourth quarter of 2009. Private equity and mezzanine debt sectors appear to be stabilizing; however, there may be additional deterioration in the real estate sector. Such declines could be significant. Cash contributions made to and distributions received from the partnerships are recorded in the period in which the transaction occurs.
We have provided summarized financial information in the following table for the years ended December 31, 2009 and 2008. Amounts provided in the table are presented using the latest available financial statements received from the partnerships. Limited partnership financial information has been presented based on the investment percentage in the partnerships for the Erie Insurance Group consistent with how management evaluates the investments.

As these investments are generally reported on a one-quarter lag, our limited partnership results through December 31, 2009 include the general partnership results for the fourth quarter of 2008 and the first three quarters of 2009.

(dollars in millions)	As of and for the year ended December 31, 2009
			(Loss) Income
			recognized
			due to
			valuation
			adjustments	(Loss)
Investment percentage in partnership	Number of	Asset	by the	income
for Erie Insurance Group	partnerships	recorded	partnerships	recorded

Indemnity
Private equity:
Less than 10%	26	$76	$(11)	$(1)
Greater than or equal to 10% but less than 50%	3	6	0	0
Greater than 50%	1	3	0	0

Total private equity	30	85	(11)	(1)
Mezzanine debt:
Less than 10%	12	30	(4)	(1)
Greater than or equal to 10% but less than 50%	3	18	(2)	2
Greater than 50%	1	3	(1)	0

Total mezzanine debt	16	51	(7)	1
Real estate:
Less than 10%	19	65	(31)	1
Greater than or equal to 10% but less than 50%	5	17	(6)	1
Greater than 50%	4	17	(21)	(2)

Total real estate	28	99	(58)	0

Total limited partnerships – Indemnity	74	$235	$(76)	$0

Exchange
Private equity:
Less than 10%	41	$466	$(46)	$14
Greater than or equal to 10% but less than 50%	3	31	1	(1)
Greater than 50%	1	6	(1)	(1)

Total private equity	45	503	(46)	12
Mezzanine debt:
Less than 10%	14	138	(11)	4
Greater than or equal to 10% but less than 50%	4	48	(4)	9
Greater than 50%	3	30	(2)	2

Total mezzanine debt	21	216	(17)	15
Real estate:
Less than 10%	32	302	(164)	(8)
Greater than or equal to 10% but less than 50%	7	61	(40)	(1)
Greater than 50%	4	34	(48)	4

Total real estate	43	397	(252)	(5)

Total limited partnerships – Exchange	109	$1,116	$(315)	$22

Total limited partnerships – Erie Insurance Group		$1,351	$(391)	$22

Per the limited partner financial statements, total partnership assets were $53 billion and total partnership liabilities were $11 billion at December 31, 2009 (as recorded in the September 30, 2009 limited partnership financial statements). For the twelve month period comparable to that presented in the preceding table (fourth quarter of 2008 and first three quarters of 2009), total partnership valuation adjustment losses were $8 billion and total partnership net losses were $1 billion.

As these investments are generally reported on a one-quarter lag, our limited partnership results through December 31, 2008 include the general partnership financial results for the fourth quarter of 2007 and the first three quarters of 2008.

(dollars in millions)	As of and for the year ended December 31, 2008
			(Loss)
			income
			recognized
			due to
			valuation
			adjustments
Investment percentage in partnership	Number of	Asset	by the	Income
for Erie Insurance Group	partnerships	Recorded	partnerships	recorded

Indemnity
Private equity:
Less than 10%	27	$85	$(3)	$7
Greater than or equal to 10% but less than 50%	4	6	(1)	2
Greater than 50%	1	3	0	0

Total private equity	32	94	(4)	9
Mezzanine debt:
Less than 10%	12	36	1	4
Greater than or equal to 10% but less than 50%	3	16	0	1
Greater than 50%	1	3	(1)	0

Total mezzanine debt	16	55	0	5
Real estate:
Less than 10%	17	99	(14)	9
Greater than or equal to 10% but less than 50%	7	29	(2)	1
Greater than 50%	5	22	(1)	3

Total real estate	29	150	(17)	13

Total limited partnerships – Indemnity	77	$299	$(21)	$27

Exchange
Private equity:
Less than 10%	43	$479	$(61)	$15
Greater than or equal to 10% but less than 50%	4	32	(3)	6
Greater than 50%	2	6	(17)	18

Total private equity	49	517	(81)	39
Mezzanine debt:
Less than 10%	14	148	1	14
Greater than or equal to 10% but less than 50%	4	39	0	10
Greater than 50%	3	20	(1)	1

Total mezzanine debt	21	207	0	25
Real estate:
Less than 10%	28	412	(82)	32
Greater than or equal to 10% but less than 50%	9	106	(5)	1
Greater than 50%	5	85	(8)	15

Total real estate	42	603	(95)	48

Total limited partnerships – Exchange	112	$1,327	$(176)	$112

Total limited partnerships – Erie Insurance Group		$1,626	$(197)	$139

Per the limited partner financial statements, total partnership assets were $64 billion and total partnership liabilities were $12 billion at December 31, 2008 (as recorded in the September 30, 2008 limited partnership financial statements). For the twelve month period comparable to that presented in the preceding table (fourth quarter of 2007 and first three quarters of 2008), total partnership valuation adjustment losses were $5 billion and total partnership net gains were $1 billion.
See also Note 19 for investment commitments related to limited partnerships.

Securities lending program
We previously participated in a program whereby marketable securities from our investment portfolio were lent to independent brokers or dealers based on, among other things, their creditworthiness, in exchange for collateral initially equal to 102% of the value of the securities on loan and are thereafter maintained at a minimum of 100% of the fair value of the securities loaned. The process of terminating this program was completed in 2009. Indemnity and Exchange had loaned securities included as part of invested assets at a fair value of $18 million and $259 million, respectively, at December 31, 2008.
Note 8. Bank Line of Credit
As of December 31, 2009, Indemnity has available a $100 million line of credit with a bank that expires on December 31, 2011. There were no borrowings outstanding on the line of credit as of December 31, 2009. Bonds with a fair value of $133 million are pledged as collateral on the line at December 31, 2009.
As of December 31, 2009, the Exchange has available a $200 million revolving line of credit that expires on September 30, 2012. There were no borrowings outstanding on the line of credit as of December 31, 2009. Bonds with a fair value of $259 million are pledged as collateral on the lines at December 31, 2009.
Securities pledged as collateral on both lines have no restrictions and are reported as available-for-sale fixed maturities in the Consolidated Statements of Financial Position as of December 31, 2009. The banks require compliance with certain covenants which include statutory surplus and risk based capital ratios for the Exchange line of credit and minimum net worth and leverage ratios for Indemnity’s line of credit. We are in compliance with all covenants at December 31, 2009.
Note 9. Income Taxes
The provision (benefit) for income taxes consists of the following for the years ended December 31:

	Erie Insurance Group
(in millions)	2009	2008

Indemnity
Current income taxes	$56	$63
Deferred income taxes	(7)	(23)

Total provision for income taxes – Indemnity	49	40

Exchange
Current income taxes	7	(40)
Deferred income taxes	22	(223)

Total provision (benefit) for income taxes – Exchange	29	(263)

Total provision (benefit) for income taxes – Erie Insurance Group	$78	$(223)

The deferred income tax benefit in 2008 was primarily driven by impairments and unrealized losses on common stock. The more significant impairment losses in 2008 related to bonds and preferred stocks in the financial services industry.

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory federal income tax rates to pre-tax income is as follows for the years ended December 31:

	Erie Insurance Group
(in millions)	2009	2008

Indemnity
Income tax at statutory rates	$53	$43
Tax-exempt interest	(3)	(3)
Dividends received deduction	(1)	(2)
Deferred tax valuation allowance	0	1
Other, net	0	1

Provision for income taxes — Indemnity	49	40

Exchange
Income tax at statutory rates	130	(337)
Tax-exempt interest	(17)	(17)
Dividends received deduction	(11)	(14)
Deferred tax valuation allowance	(71)	110
Other, net	(2)	(5)

Provision (benefit) for income taxes — Exchange	29	(263)

Provision (benefit) for income taxes — Erie Insurance Group	$78	$(223)

Temporary differences and carry-forwards, which give rise to consolidated deferred tax assets and liabilities, are as follows:

	Erie Insurance Group
(in millions)	2009	2008

Indemnity
Deferred tax assets:
Loss reserve discount	$5	$5
Unearned premiums	7	7
Net allowance for service fees and premium cancellations	3	3
Other employee benefits	6	6
Pension and other postretirement benefits	19	34
Write-downs of impaired securities	10	22
Capital loss carryover	4	2
Unrealized loss on investments	0	15
Limited partnerships	18	0
Other	3	4

Total deferred tax assets	75	98

Deferred tax liabilities:
Deferred policy acquisition costs	6	6
Unrealized gains on investments	12	0
Equity interest in EFL	4	3
Limited partnerships	0	6
Depreciation	1	1
Prepaid expenses	4	6
Capitalized internally developed software	3	0
Other	2	2

Total deferred tax liabilities	32	24

Valuation allowance	(2)	(1)

Net deferred income tax asset — Indemnity	$41	$73

	Erie Insurance Group (Continued)
(in millions)	2009	2008

Exchange
Deferred tax assets:
Loss reserve discount	$80	$91
Liability for future life and annuity policy benefits	12	13
Unearned premiums	140	136
Limited partnerships	102	10
Write-downs of impaired securities	114	171
Unrealized loss on investments	0	186
Wash sales	11	0
Capital loss carryover	10	5
Other	4	4

Total deferred tax assets	473	616

Deferred tax liabilities:
Deferred policy acquisition costs	148	161
Unrealized gains on investments	232	0
Net allowance for service fees and premium cancellations	3	3
Other	11	9

Total deferred tax liabilities	394	173

Valuation allowance	(4)	(118)

Net deferred income tax asset — Exchange	$75	$325

Net deferred income tax asset — Erie Insurance Group	$116	$398

Indemnity had deferred tax asset valuation allowances of $2 million and $1 million recorded at December 31, 2009 and December 31, 2008, respectively, related to impairments on investments where it is more likely than not that the related deferred tax asset will not be realized.
The Exchange had deferred tax asset valuation allowances of $4 million and $118 million recorded at December 31, 2009 and December 31, 2008, respectively, related to impairments on investments where it is more likely than not that the related deferred tax asset will not be realized.
We have one uncertain income tax position for which a current liability was recorded. As a related temporary tax difference was also recognized, there was no impact on our operations or financial position. We recognize interest related to our remaining uncertain tax position in income tax expense. Accrued estimated interest on our unrecognized tax benefit was $0.3 million and $0.4 million at December 31, 2009 and 2008, respectively. The IRS has examined tax filings through 2005 and is currently examining our federal income tax returns for 2006 and 2007. We do not currently estimate that our unrecognized tax benefits will change significantly in the next 12 months.
Indemnity is the attorney-in-fact for the Exchange, a reciprocal insurance company. In that capacity Indemnity provides the Exchange with all services and facilities necessary for it to conduct its insurance business. Consequently, Indemnity is not subject to state corporate income or franchise taxes in most jurisdictions in which it does business because the one insurance business that Indemnity conducts with the Exchange pays taxes based on gross premiums in lieu of taxes based on income or capital.

Note 10. Deferred Policy Acquisition Costs
The following table summarizes the components of the Property and Casualty Group’s and EFL’s deferred policy acquisition costs asset for the years ended December 31:

	Erie Insurance Group
(in millions)	2009	2008

Property and Casualty Group
Deferred policy acquisition costs asset at beginning of year	$301	$294
Capitalized deferred policy acquisition costs	623	606
Amortized deferred policy acquisition costs	(611)	(599)

Deferred policy acquisition costs asset at end of year — Property and Casualty Group	$313	$301

Erie Family Life Insurance Company
Deferred policy acquisition costs asset at beginning of year	$201	$145
Capitalized deferred policy acquisition costs	19	20
Amortized deferred policy acquisition costs	(13)	(3)
Amortized shadow deferred policy acquisition costs	(53)	39

Deferred policy acquisition costs asset at end of year — EFL	$154	$201

Deferred policy acquisition costs asset — Erie Insurance Group	$467	$502

Note 11. Property and Casualty Unpaid Losses and Loss Expenses
The following table provides a reconciliation of property and casualty beginning and ending loss and loss expense liability balances for the years ended December 31:

	Erie Insurance Group
(in millions)	2009	2008

Total gross unpaid losses and loss expenses at January 1,	$3,586	$3,684
Less reinsurance recoverable	187	190

Net liability at January 1,	3,399	3,494

Incurred losses and loss expenses related to:
Current accident year	2,732	2,675
Prior accident years	(93)	(186)

Total incurred losses and loss expenses	2,639	2,489

Paid losses and loss expenses related to:
Current accident year	1,608	1,546
Prior accident years	1,032	1,038

Total paid losses and loss expenses	2,640	2,584

Total net liability at December 31,	3,398	3,399
Plus reinsurance recoverables	200	187

Total gross unpaid losses and loss expenses at December 31,	$3,598	$3,586

As discussed in Note 14, the members of the Property and Casualty Group participate in an intercompany reinsurance pooling arrangement, under which the Exchange retains 94.5% of the property and casualty insurance business and Indemnity’s property and casualty insurance subsidiaries retain 5.5%. The following table reconciles the loss and loss expense reserve balances on the Consolidated Statements of Financial Position, which is exclusive of intercompany transactions, to the ultimate liability of the Exchange and Indemnity when factoring in intercompany pooling transactions and reinsurance recoverables.

	Erie Insurance Group
		Intercompany
	Gross liability at	pooling	Reinsurance	Net liability at
(in millions)	December 31, 2009	eliminations	recoverables	December 31, 2009

At December 31, 2009:
Indemnity losses and loss expense reserves	$752	$(554)	$(11)	$187
Exchange losses and loss expense reserves	2,846	554	(189)	3,211

Losses and loss expense reserves	$3,598	$—	$(200)	$3,398

	Erie Insurance Group
		Intercompany
	Gross liability at	pooling	Reinsurance	Net liability at
(in millions)	December 31, 2008	eliminations	recoverables	December 31, 2008

At December 31, 2008:
Indemnity losses and loss expense reserves	$754	$(557)	$(10)	$187
Exchange losses and loss expense reserves	2,832	557	(177)	3,212

Losses and loss expense reserves	$3,586	$—	$(187)	$3,399

Loss reserves are set at full expected cost, except for workers compensation loss reserves, which have been discounted using an interest rate of 2.5% for all periods presented. This discounting reduced unpaid losses and loss expenses by $136 million and $98 million at December 31, 2009 and 2008, respectively. The increased discount in 2009 was the result of segregating large individual workers compensation claims that have longer payout patterns in the discount calculation. The reserves for losses and loss expenses are reported net of receivables for salvage and subrogation of $133 million and $121 million at December 31, 2009 and 2008, respectively.
Favorable development in 2009 on prior accident year reserves is primarily due to changes in our mortality rate and medical cost assumptions in our workers compensation line of business and the change in the workers compensation discount discussed above. Driving the favorable development in 2008 on prior accident year reserves were improved frequency and severity trends for automobile bodily injury and uninsured/underinsured motorist bodily injury claims.
Note 12. Life Policy and Deposit Contract Reserves

	Erie Insurance Group
(in millions)	2009	2008

Deferred annuities	$1,076	$1,017
Ordinary/traditional life	229	207
Universal life	211	209
Other	24	16

Life policy and deposit contract reserves	$1,540	$1,449

The reinsurance credit related to these reserves was $82 million and $70 million at December 31, 2009 and 2008, respectively, and are presented in other assets in the Consolidated Statements of Financial Position.

Note 13. Unearned premiums
Unearned premiums are reflected net of intercompany eliminations on the Consolidated Statements of Financial Position. Unearned premiums after the intercompany pooling transactions are presented below.

	Erie Insurance Group
		Intercompany	Net unearned
	Balance at December	pooling	premiums at
(in millions)	31, 2009	transactions	December 31, 2009

At December 31, 2009:
Indemnity unearned premiums	$325	$(216)	$109
Exchange unearned premiums	1,656	216	1,872

Unearned premium	$1,981	$—	$1,981

		Intercompany	Net unearned
	Balance at December	pooling	premiums at
	31, 2008	transactions	December 31, 2008

At December 31, 2008:
Indemnity unearned premiums	$319	$(213)	$106
Exchange unearned premiums	1,617	213	1,830

Unearned premium	$1,936	$—	$1,936

Note 14. Reinsurance
Members of the Property and Casualty Group participate in an intercompany reinsurance pooling agreement. Under the pooling agreement, all insurance business of the Property and Casualty Group is pooled in the Exchange. The Erie Insurance Company and Erie Insurance Company of New York share in the underwriting results of the reinsurance pool through retrocession. Since 1995, the Board of Directors has set the allocation of the pooled underwriting results at 5.0% participation for Erie Insurance Company, 0.5% participation for Erie Insurance Company of New York and 94.5% participation for the Exchange. Intercompany accounts are settled by payment within 30 days after the end of each quarterly accounting period. The purpose of the pooling agreement is to spread the risks of the members of the Property and Casualty Group collectively across the different lines of business they underwrite and geographic regions in which each operates. This agreement may be terminated by any party as of the end of any calendar year by providing not less than 90 days advance written notice.
Reinsurance contracts do not relieve the Property and Casualty Group or EFL from their primary obligations to policyholders. A contingent liability exists with respect to reinsurance recoverables in the event reinsurers are unable to meet their obligations under the reinsurance agreements.
The Property and Casualty Group maintains a property catastrophe treaty with nonaffiliated reinsurers to mitigate future potential catastrophe loss exposure. During 2009, this reinsurance treaty provided coverage of up to 95% of a loss of $400 million in excess of the Property and Casualty Group’s loss retention of $450 million per occurrence. This treaty was renewed for 2010, providing coverage of up to 95% of a loss of $500 million in excess of the Property and Casualty Group’s loss retention of $400 million per occurrence. There have been no losses subject to this treaty.
EFL maintains several reinsurance treaties with nonaffiliated life reinsurance companies in order to reduce claims volatility. EFL had direct life insurance in force totaling $39 billion and $38 billion at December 31, 2009 and 2008, respectively. Of the amount, EFL ceded $21 billion and $19 billion of life insurance in force at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, the largest amount of in-force life insurance ceded to one reinsurer totaled $10 billion and $9 billion, respectively.

The following tables summarize the direct insurance and reinsurance for the property and casualty and life insurance activities, respectively, for the years ended December 31.

	Erie Insurance Group
(in millions)	2009	2008

Property and casualty insurance
Premiums earned:
Direct	$3,806	$3,784
Assumed	42	35
Ceded	(40)	(48)

Premiums earned, net	3,808	3,771

Insurance losses and loss expenses:
Direct	2,655	2,507
Assumed	12	(11)
Ceded	(28)	(7)

Insurance losses and loss expenses, net	$2,639	$2,489

	Erie Insurance Group
(in millions)	2009	2008

Life insurance
Premiums earned:
Direct	$100	$98
Ceded	(39)	(35)

Premiums earned, net	61	63

Insurance losses and loss expenses:
Direct	114	106
Ceded	(25)	(13)

Insurance losses and loss expenses, net	$89	$93

	Erie Insurance Group
(in millions)	2009	2008

Total
Premiums earned:
Property and casualty	$3,808	$3,771
Life	61	63

Premiums earned, net	3,869	3,834

Insurance losses and loss expenses:
Property and casualty	2,639	2,489
Life	89	93

Insurance losses and loss expenses, net	$2,728	$2,582

Note 15. Postretirement Benefits
Pension and retiree health benefit plans
Our pension plans consist of a noncontributory defined benefit pension plan covering substantially all employees and an unfunded supplemental employee retirement plan (SERP) for certain members of executive and senior management of the Erie Insurance Group. The pension plans provide benefits to covered individuals satisfying certain age and service requirements. The defined benefit pension plan and SERP provide benefits through a final average earnings formula and a percent of average monthly compensation formula, respectively.
We previously provided retiree health benefits in the form of medical and pharmacy health plans for eligible retired employees and eligible dependents. In 2006, the retiree health benefit plan was curtailed by an amendment that restricted eligibility to those who attained age 60 and 15 years of service on or before July 1, 2010.
The liabilities for the plans described in this note are presented in total for all employees of the Erie Insurance Group. The gross liability for postretirement benefits is presented in the Consolidated Statements of Financial Position as employee benefit obligations. Approximately 50% of postretirement benefit expenses are reimbursed to Indemnity from the Exchange and EFL.

Our affiliated entities are charged an allocated portion of net periodic benefit costs under the benefit plans. For our funded pension plan, amounts are settled in cash throughout the year for related entities’ share of net periodic benefit costs. For our unfunded plans, we pay the obligations when due. Amounts are settled in cash between affiliates when there is a payout under the unfunded plans.
Assumptions used to determine benefit obligations at the periods ended December 31:

	2009	2008
Employee pension plan:
Discount rate	6.11%	6.06%
Expected return on plan assets	8.25	8.25
Rate of compensation increase (1)	4.15	4.25
SERP:
Discount rate	6.11	6.06
Rate of compensation increase	6.00	6.00
Assumptions used to determine net periodic benefit cost:

	2009	2008
Employee pension plan:
Discount rate	6.06%	6.62%
Expected return on plan assets	8.25	8.25
Rate of compensation increase	4.15	4.25
SERP:
Discount rate	6.06	6.62
Rate of compensation increase	6.00	6.00

(1)	Rate of compensation increase is age-graded. An equivalent single compensation increase rate of 4.15% in 2009 and 4.25% in 2008 would produce similar results.
The two economic assumptions that have the most impact on the postretirement benefit expense are the discount rate and the long-term rate of return on plan assets. The discount rate assumption used to determine the benefit obligation was 6.11% for 2009 and was based on a bond-matching study that compared projected pension plan benefit flows to the cash flows from a comparable portfolio of fixed maturity instruments rated AA- or better with duration similar to plan liabilities. This same bond matching methodology was used in 2008. The change in the discount rate to 6.06% in 2008 from 6.62% in 2007 was due to the turmoil in the fixed income markets at the end of 2008. The approach used to determine the long-term rate of return assumption derives expected future returns for each asset category based on applicable indices and their historical relationships under various market conditions. These expected future returns are then weighted based on our target asset allocation percentages for each asset category.
There was a shift in our target asset allocation percentage in late 2009 to 60% equity securities and 40% fixed income securities compared to 2008’s target of 65% equity securities and 35% fixed income securities.

Pension benefit plans
The following tables set forth change in benefit obligation, plan assets and funded status of the pension plans as well as the net periodic benefit cost.

Pension benefits for the years ended December 31,
(in millions)	2009		2008
Change in benefit obligation
Benefit obligation at beginning of period	$326		$276
Service cost	15		13
Interest cost	19		18
Amendments	3		0
Actuarial (gain) loss	(12)		34
Benefits paid	(4)		(4)
Impact due to curtailment	0		0
Impact due to settlement	(3	) (1)	(11	)(1)
Impact due to termination benefits	0		0	(1)

Benefit obligation at end of period	$344		$326

Change in plan assets
Fair value of plan assets at beginning of period	$218		$288
Actual return (loss) on plan assets	51		(82)
Employer contributions	14		15
Benefits paid	(4)		(3)

Fair value of plan assets at end of period	$279		$218

Funded status at end of period	$(65)		$(108)

Accumulated benefit obligation, December 31,	$252		$238

Amounts recognized in accumulated other comprehensive income, before tax
Net actuarial loss	$104		$145
Prior service cost	5		3

Net amount recognized	$109		$148

Amounts recognized in Consolidated Statements of Financial Position
Pension plan asset (defined benefit plan)	$0		$0
Accrued benefit liability	(65)		(108)
Accumulated other comprehensive income, net of tax	71		96

Net amount recognized	$6		$(12)

Components of net periodic benefit cost
Service cost	$15		$12
Interest cost	19		18
Expected return on plan assets (2)	(24)		(24)
Amortization of prior service cost	0		0
Recognized net actuarial loss	3		0
Curtailment cost	0		0
Settlement (gain) cost	(1	) (1)	0	(1)
Termination charge	0		1	(1)

Net periodic benefit expense before allocation to affiliates	$12		$7

(1)	In December 2007, employment agreements for certain members of executive management were signed which incorporated a payment in full of accrued SERP benefits as of December 2008 in a lump sum payment, after which time no additional SERP benefits would accrue. This resulted in the curtailment in 2007 and the subsequent settlement gains in 2008 and 2009. The 2008 termination charge relates to two of these members of executive management whose SERP payouts were to occur, and did occur, in 2009.

(2)	The market-related value of plan assets is used to determine the expected return component of pension benefit cost. We use a four year averaging method to determine the market-related value, under which asset gains or losses that result from returns that differ from our long-term rate of return assumption are recognized in the market-related value of assets on a level basis over a four year period. Once factored into the market-related asset value, these experience losses will be amortized over a period of 15 years, which is the average remaining service period of the employee group in the plan.
The cumulative net actuarial loss was offset in 2009 by an actuarial gain resulting from actual investment returns that were greater than expected. Also contributing to the gain were assumption changes made based on actual experience, such as the decrease in the assumed rate of compensation increase. The 2008 actuarial loss was primarily due to a significant difference in the plan’s actual investment returns in 2008 from the expected returns assumed and the decrease in the discount rate assumption used to estimate the future benefit obligations to 6.06% in 2008 from 6.62% in 2007. The component of the $145 million actuarial loss produced in 2008 that related to the difference between actual and expected investment returns was $106 million. Recognition of this loss is being deferred over the subsequent four year period.

Amounts recognized in other comprehensive income for the years ended December 31 for pension plans were as follows:

	Pension plans
(in millions)	2009	2008
Amortization of net actuarial loss	$(3)	$0
Amortization of prior service cost	0	0
Net actuarial (gain) loss arising during the year	(39)	140	(3)
Amendments	3 (1)	0
Impact due to settlement/termination	1 (2)	0

Total recognized in other comprehensive (income) loss	$(38)	$140

(1)	The charges recognized as amendments were the result of factoring in the prior service cost for six new plan participants in 2009.

(2)	Settlement charges relate to SERP payouts for certain executives.

(3)	Actuarial loss was due to the difference in the actual return on plan assets versus the expected return on plan assets, driven by the volatile market conditions experienced in 2008 and the decrease in the discount rate to 6.06% in 2008 from 6.62% in 2007.
The estimated net actuarial loss and prior service cost for the pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2010 are $4 million and $1 million, respectively.

(dollars in millions)	2009	2008
Expected future cash flows
1st Year following the disclosure date	$6	$8
2nd Year following the disclosure date	7	6
3rd Year following the disclosure date	8	7
4th Year following the disclosure date	10	8
5th Year following the disclosure date	11	10
Years 6 through 10 following disclosure date	87	77

Pension plan asset allocations (employee pension plan)
Equity securities	61.0%	64.7%
Debt securities	39.0	35.3
Due in one year	0.4	0.8
Due beyond one year	38.6	34.5
Other	0.0	0.0
Total	100.0	100.0

Information for pension plans with an accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$8	$326
Accumulated benefit obligation	4	238
Our policy is to fund the employee pension plan for an amount equal to the normal cost for the plan but at least equal to the IRS minimum required contribution in accordance with the Pension Protection Act of 2006. For 2010, the expected contribution amount is $15 million.
The employee pension plan utilizes a return seeking and liability asset matching allocation strategy. It is based on the understanding that 1) equity investments are expected to outperform debt investments over the long-term, 2) the potential volatility of short-term returns from equities is acceptable in exchange for the larger expected long-term returns and 3) a portfolio structured across investment styles and markets (both domestic and foreign) reduces volatility. As a result, the employee pension plan’s investment portfolio utilizes a broadly diversified asset allocation across domestic and foreign equity and debt markets. The investment portfolio is composed of commingled pools that are dedicated exclusively to the management of employee benefit plan assets.

The target asset allocation for the portfolio is:

Target Allocation
Return seeking:
US equity index	17%
US large cap core equity	16
International risk-controlled equity	15
US small capitalization core equity	8
International small capitalization risk-controlled equity	2
Emerging markets equity	2

60%

Liability matching:
Long duration fixed income	16
Broad market fixed income	15
Long duration corporate fixed income	8
Money market	1

40%

100%

The following table represents the fair value measurements for our pension plan assets by major category and level of input:

	At December 31, 2009
		Fair value measurements using:
		Quoted prices in
		active markets for	Significant	Significant
		identical assets	observable inputs	unobservable inputs
(in millions)	Total	Level 1	Level 2	Level 3

Institutional money market fund	$2	$2	$0	$0
Return seeking assets:
US equity index (1)	48	0	48	0
US large capitalization core equity (2)	45	0	45	0
International risk-controlled equity (3)	43	0	43	0
US small capitalization core equity (4)	21	0	21	0
International small capitalization risk-controlled equity (5)	6	0	6	0
Emerging markets equity (6)	7	0	7	0

Liability matching assets:
Long duration fixed income (7)	42	0	42	0
Broad market fixed income (8)	42	0	42	0
Long duration corporate fixed income (9)	23	0	23	0

Total	$279	$2	$277	$0

(1)	This category comprises equity index funds not actively managed that track the S&P 500.

(2)	This category includes equity securities that seek to achieve excess returns relative to the S&P 500 while maintaining portfolio risk characteristics similar to the index.

(3)	This category seeks long-term capital growth with an emphasis on controlling return volatility relative to an international market index.

(4)	This category includes equity securities that seek to achieve excess returns relative to the Russell 2000 Index while maintaining portfolio risk characteristics similar to the index.

(5)	This category seeks to provide excess returns relative to an international small cap index, while matching the regional weights of the index.

(6)	This category seeks long-term capital growth in securities of companies that have their principal business activities in countries in the Morgan Stanley Capital International Emerging Markets Free Index.

(7)	This category seeks to generate returns that exceed the Barclays Capital Long Government/Credit Index through investment-grade fixed income securities.

(8)	This category seeks to generate returns that exceed the Barclays Capital US Aggregate Bond Index through investment-grade fixed income securities.

(9)	This category seeks to generate returns that exceed the Barclays Capital US Long Corporate Bond A or Better Index investing in US Corporate Bonds with an emphasis on long duration bonds rated A or better.

Estimates of fair values of the pension plan assets are obtained primarily from a nationally recognized pricing service. Our Level 1 category includes a money market fund that is a mutual fund for which the fair value is determined using an exchange traded price provided by the pricing service. Our Level 2 category includes commingled pools. Estimates of fair values for securities held by our commingled pools are obtained primarily from the pricing service. The methodologies used by the pricing service that support a Level 2 classification of a financial instrument include multiple verifiable, observable inputs including benchmark yields, reported trades, broker/dealer quotes, issuers spreads, two-sided markets, benchmark securities, bids, offers and reference data. There were no Level 3 investments during 2009.
Retiree health benefit plan
The retiree health benefit plan was terminated in 2006. We continue to provide retiree health benefits only to employees who met certain age and service requirements on or before July 1, 2010. The accumulated benefit obligation and net periodic benefit cost of this plan were not material to our consolidated financial statements. At December 31, 2009 and 2008, the accumulated benefit obligation associated with these benefits was $8 million and $9 million, respectively. This plan is funded only as claims are incurred. During 2009, we recognized an increase in other comprehensive income of $0.5 million. During 2008, we recognized a decrease in other comprehensive income (loss) of $0.5 million. Periodic benefit costs for the Erie Insurance Group were $0.3 million and $0.2 million in 2009 and 2008, respectively.
Employee savings plan
All full-time and regular part-time employees are eligible to participate in a traditional qualified 401(k) or a Roth 401(k) savings plan. We match 100% of the participant contributions up to 3% of compensation and 50% of participant contributions over 3% and up to 5% of compensation. Matching contributions paid to the plan were $8 million in both 2009 and 2008. Employees are permitted to invest the employer-matching contributions in our Class A common stock and may sell the shares at any time without restriction. The plan acquires shares in the open market necessary to meet the obligations of the plan. Plan participants held 0.2 million of our Class A shares at December 31, 2009 and 0.1 million shares at December 31, 2008. Liabilities for the 401(k) plan are presented in the Consolidated Statements of Financial Position as accounts payable and accrued expenses.
Note 16. Incentive plans and deferred compensation
We have separate annual and long-term incentive plans for our executive and senior management and regional vice presidents. We also make available deferred compensation plans for executive and senior management and outside directors.
Annual incentive plan
The annual incentive plan is a bonus plan that annually pays cash bonuses to our executive, senior and regional vice presidents.
The incentives under the annual incentive plan are based on the achievement of certain predetermined performance targets. These targets are established by the Executive Compensation and Development Committee of the Board and can include various financial measures. Incentives for the 2009 plan were based on measures specific to each member of executive and senior management, primarily on statutory reported combined ratio, policies in force of the Property and Casualty Group and direct written premium of the Property and Casualty Group, as defined in the plan. Incentives for the 2008 plan were based primarily on statutory reported combined ratio and policies in force of the Property and Casualty Group, as defined in the plan.
The cost of the plan is charged to operations as the compensation is earned over the performance period of one year. The after-tax compensation cost charged to operations for the annual incentive plan bonus for the Erie Insurance Group was $2.2 million and $2.5 million for 2009 and 2008, respectively.
Long-term incentive plan
The long-term incentive plan (LTIP) is a performance based incentive plan designed to reward executive, senior and regional vice presidents who can have a significant impact on our long-term performance.

Pre-2004 LTIP — Prior to 2004, restricted stock awards were determined based on the achievement of predetermined financial performance goals for actual growth in our retained earnings. The 2003-2005 performance period was the final open award period under the pre-2004 LTIP. At December 31, 2008, all shares awarded for the 2003-2005 performance period were vested. The average grant price for the 2003-2005 performance period was $52.65. The plan award of $0.5 million was paid in January 2009.
2004 LTIP — Beginning in 2004, the LTIP award is based on the level of achievement of objective measures of performance over a three-year period as compared to a peer group of property and casualty companies that write predominately personal lines insurance. The 2009 and 2008 awards were based on the reported combined ratio, growth in direct written premiums and total return on invested assets as defined by the Erie Insurance Group. These internal measures are compared to the same performance measures of a peer group of companies. Because the award is based on a comparison to results of a peer group over a three-year period, the award accrual is based on estimates of results for the remaining performance period. This estimate is subject to variability if our results or the results of the peer group are substantially different than the results we project.
Beginning with the 2009-2011 performance period awards can be granted as either restricted performance shares and/or performance units. Restricted performance shares represent the right to receive shares of common stock. Performance units represent the right to receive a cash payment. Previously only restricted performance shares were awarded and were granted at the beginning of a performance period. The Compensation Committee now determines the form of the award to grant at the beginning of each performance period. Both the restricted performance shares and performance units are considered vested at the end of a performance period. The 2009-2011 performance period awards were granted as performance units.
The maximum number of shares which may be earned under the plan by any single participant during any one performance period is limited to 250,000 shares. The aggregate number of Class A common stock that may be issued pursuant to awards granted under the LTIP is 1.0 million shares. With respect to an award of performance units, the maximum dollar amount which may be earned under the plan by any single participant during any one performance period is $3 million. A liability is recorded and compensation expense is recognized ratably over the performance period.
At December 31, 2009, the awards for the 2007—2009 performance period were fully vested in accordance with the 2004 LTIP plan. The awards for this performance period will be calculated upon receipt of final financial information for the peer group. The estimated award based on the peer group information as of September 30, 2009, is 49,552 shares. The grant price will be the average of the high and low stock price on the date the award is paid. Our stock price as of January 29, 2010 was $39.00.
Earned amounts are allocated to related entities and settled in cash once the payout is made. The after-tax compensation cost charged to operations for these restricted stock awards for the Erie Insurance Group was $2.4 million for both 2009 and 2008.
Deferred compensation plans
The deferred compensation plans are arrangements for our executive, senior and regional vice presidents whereby the participants can elect to defer receipt of a portion of their compensation until a later date. Supplemental employee contributions to the deferred compensation plan are deferrals that cannot be credited to our tax-qualified 401(k) plan because they exceed the annual contribution or compensation limits of that plan. However, these contributions are credited with a company-matching contribution using the same formula as in our 401(k) plan. The deferred compensation plan for directors allows them to defer receipt of a portion of their director and meeting fees until a later date. Employees or directors participating in the respective plans select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated.

The awards, payments, deferrals and liabilities under the deferred compensation, annual and long-term incentive plans for officers and directors were as follows for the years ended December 31:

	Erie Insurance Group
(in millions)	2009	2008
Plan awards, employer match and hypothetical earnings
Long-term incentive plan awards	$4	$4
Annual incentive plan awards	3	4
Deferred compensation plan, employer match and hypothetical earnings (losses)	1	(4)

Total plan awards and earnings	8	4

Total plan awards paid	8	11

Compensation deferred under the plans	1	1

Distributions from the deferred compensation plans	(1)	(2)

Gross incentive plan and deferred compensation liabilities	$15	$15

Stock compensation plan for outside directors
We have a stock compensation plan for our outside directors to further align the interests of directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of our Class A common stock. Each director vests in the grant 25% every three months over the course of a year. Dividends paid by us are reinvested into each director’s account with additional shares of our Class A common stock. In 2009, the annual charge related to this plan totaled $0.4 million. In 2008, compensation expense for this plan was offset by market value adjustments to the directors’ accounts resulting in a net credit of $0.2 million.
Note 17. Capital Stock
Class A and B shares
Holders of Class B shares may, at their option, convert their shares into Class A shares at the rate of 2,400 Class A shares for each Class B share. In 2009, five shares of Class B voting common stock were converted into 12,000 shares of Class A nonvoting common stock. There were no conversions of Class B shares to Class A shares in 2008.
There is no provision for conversion of Class A shares to Class B shares and Class B shares surrendered for conversion cannot be reissued. Each share of Class A common stock outstanding at the time of the declaration of any dividend upon shares of Class B common stock shall be entitled to a dividend payable at the same time, at the same record date, and in an amount at least equal to 2/3 of 1.0% of any dividend declared on each share of Class B common stock. We may declare and pay a dividend in respect to Class A common stock without any requirement that any dividend be declared and paid in respect to Class B common stock. Sole shareholder voting power is vested in Class B common stock except insofar as any applicable law shall permit Class A common shareholders to vote as a class in regards to any changes in the rights, preferences and privileges attaching to Class A common stock.
Stock repurchase plan
A stock repurchase program was authorized for our outstanding Class A common stock beginning January 1, 2004. In May 2009, our Board of Directors approved a continuation of the current stock repurchase program through June 30, 2010. Treasury shares are recorded in the Consolidated Statements of Financial Position at cost. Shares repurchased under this plan totaled 0.1 million at a total cost of $3 million during 2009 and 2.1 million at a cost of $102 million during 2008. Cumulative shares repurchased under this plan through 2009 totaled 11.8 million at a total cost of $613 million.

Note 18. Comprehensive Income
The components of changes to comprehensive (loss) income follow for the periods ended December 31:

	Erie Insurance Group
(in millions)	2009	2008

Indemnity
Unrealized gain (loss) on securities:
Gross unrealized holding gains (losses) on investments arising during period	$128	$(159)
Reclassification adjustment for gross (gains) losses included in net income	(13)	91

Unrealized holding gains (losses) excluding realized (gains) losses, gross	115	(68)
Income tax (expense) benefit related to unrealized gains (losses)	(40)	24

Net unrealized holding gains (losses) on investments arising during year	75	(44)
Postretirement plans:
Amortization of prior service cost	0	0
Amortization of actuarial loss	3	0
Net actuarial gain (loss) during year	38	(139)
Losses due to plan changes during year	(3)	0
Curtailment/settlement loss arising during year	(1)	0

Postretirement benefits, gross	37	(139)
Income tax (expense) benefit related to postretirement benefits	(13)	48

Postretirement plans, net	24	(91)

Change in other comprehensive income (loss), net of tax — Indemnity	99	(135)

Change in other comprehensive income (loss), net of tax — Exchange	423	(266)

Change in other comprehensive income (loss), net of tax — Erie Insurance Group	$522	$(401)

The components of accumulated other comprehensive (loss) income, net of tax for the periods ended December 31, are as follows:

	Erie Insurance Group
(in millions)	2009	2008

Indemnity
Accumulated net appreciation (depreciation) of investments	$28	$(40)
Accumulated net losses associated with post-retirement benefits	(71)	(96)

Accumulated other comprehensive loss — Indemnity	(43)	(136)

Exchange
Accumulated other comprehensive income (loss) — Exchange	$176	$(247)

Note 19. Commitments and Contingencies
Indemnity has contractual commitments to invest up to $69 million related to its limited partnership investments at December 31, 2009. These commitments are split between private equity securities of $32 million, real estate activities of $21 million and mezzanine debt securities of $16 million. These commitments will be funded as required by the partnership agreements.
The Exchange, including EFL, has contractual commitments to invest up to $538 million related to its limited partnership investments at December 31, 2009. These commitments are split between private equity securities of $257 million, real estate activities of $191 million and mezzanine debt securities of $90 million. These commitments will be funded as required by the partnership agreements.
We are involved in litigation arising in the ordinary course of business. In our opinion, the effects, if any, of such litigation are not expected to be material to our consolidated financial condition, operations or cash flows.

Note 20. Supplementary Data on Cash Flows
A reconciliation of net income to net cash provided by operating activities as presented in the Consolidated Statements of Cash Flows is as follows for the years ended December 31:

Indirect method of cash flows
	Erie Insurance Group
(in millions)	2009	2008

Cash flows from operating activities:
Net income (loss)	$446	$(616)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	9	7
Amortization of deferred policy acquisition costs	624	602
Deferred income tax expense (benefit)	15	(246)
Realized (gains) losses and impairments on investments	(285)	1,597
Equity in losses of limited partnerships	369	58
Net amortization of bond (discount) premium	(12)	6
Decrease in deferred compensation	0	(10)
Limited partnership distributions	81	315
Decrease (increase) in receivables, reinsurance recoverables and reserve credits	209	(222)
Increase in prepaid expenses	(9)	0
Increase in deferred policy acquisition costs	(642)	(626)
Decrease in accounts payable and accrued expenses	(4)	(13)
Decrease in accrued agent bonuses	(12)	(17)
Increase (decrease) in loss reserves	12	(155)
Increase in future life policy benefits and claims reserves	37	19
Increase in unearned premiums	51	21

Net cash provided by operating activities	$889	$720

Note 21. Statutory Information
Accounting principles used to prepare statutory financial statements differ from those used to prepare financial statements under U.S. GAAP. Prescribed statutory accounting practices (SAP) include state laws, regulations, and general administration rules, as well as a variety of publications from the National Association of Insurance Commissioners (NAIC). Indemnity’s wholly-owned property and casualty subsidiaries, EIC and EPC, prepare statutory financial statements in accordance with accounting practices prescribed and permitted by the Pennsylvania Insurance Department. ENY prepares its statutory financial statements in accordance with accounting practices prescribed by the New York Insurance Department. The statutory financial statements of the Exchange and its subsidiaries, Flagship and EFL, are prepared in accordance with accounting practices prescribed and permitted by the Pennsylvania Insurance Department.
Financial statements prepared under statutory accounting principles focus on the solvency of the insurer and generally provide a more conservative approach than under GAAP. Differences between SAP and GAAP include the valuation of investments, deferred policy acquisition cost assets, the actuarial assumptions used in life reserves, deferred tax assets, and unearned subscriber fees.
Statutory net income and capital and surplus as determined in accordance with SAP prescribed or permitted by insurance regulatory authorities are as follows:

	SAP Net Income (Loss)		Capital and Surplus
	Years ended December 31,		At December 31,
(in millions)	2009	2008	2009	2008

Erie Insurance Company	$16	$(10)	$232	$210
Erie Insurance Company of New York	2	1	22	20
Erie Insurance Property & Casualty Company	0	0	10	10

Total — Indemnity subsidiaries	$18	$(9)	$264	$240

Erie Insurance Exchange	(56)	(363)	4,518	4,046
Flagship City Insurance Company	0	0	10	10
Erie Family Life Insurance Company	3	(66)	174	106

The minimum statutory capital and surplus requirements under Pennsylvania and New York law for Indemnity’s stock property and casualty subsidiaries amounts to $10 million. Indemnity’s subsidiaries’ total statutory capital and surplus significantly exceed these minimum requirements, totaling $264 million at December 31, 2009. The risk-based capital levels of all members of the Property and Casualty Group and EFL significantly exceed the minimum requirements. Cash and securities with a carrying value of $13 million were deposited by the property and casualty and life entities with regulatory authorities under statutory requirements at December 31, 2009.
As prescribed by the Insurance Department of the Commonwealth of Pennsylvania, the Exchange records unearned subscriber fees (fees to Attorney-In-Fact) as deductions from unearned premium reserve and charges current operations on a pro-rata basis over the periods covered by the policies. The Pennsylvania-domiciled members of the Property and Casualty Group discount workers compensation loss reserves on a non-tabular basis as prescribed by the Insurance Department of the Commonwealth of Pennsylvania. The Exchange’s NAIC prepared statutory surplus, excluding the impact of the Pennsylvania prescribed practices, would have been $4.0 billion at December 31, 2009. EIC’s NAIC prepared statutory surplus, excluding the impact of the Pennsylvania prescribed practices, would have been $225 million at December 31, 2009. EPC and Flagship record the discounting of workers compensation loss reserves on a direct basis, however, after application of the intercompany pooling arrangement, there is no impact on their financial statements.
The amount of dividends EIC and EPC, Indemnity’s Pennsylvania-domiciled property and casualty subsidiaries, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited to not more than the greater of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. The amount of dividends that the EIC’s New York-domiciled property and casualty subsidiary, ENY, can pay without the prior approval of the New York Superintendent of Insurance is limited to the lesser of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) 100% of its adjusted net investment income during such period. In 2010, the maximum dividend Indemnity could receive from its property and casualty insurance subsidiaries would be $26 million. No dividends were paid by these property and casualty insurance subsidiaries in 2009 or 2008.
The amount of dividends the Flagship, Exchange’s Pennsylvania-domiciled property and casualty subsidiary, can pay without the prior approval of the Pennsylvania Insurance Commissioner is limited to not more than the greater of: (a) 10% of its statutory surplus as reported on its last annual statement, or (b) the net income as reported on its last annual statement. In 2010, the maximum dividend the Exchange could receive from Flagship would be $1 million. No dividends were paid to the Exchange by Flagship in 2009.
The amount of dividends EFL, a Pennsylvania-domiciled life insurer, can pay to its shareholders without the prior approval of the Pennsylvania Insurance Commissioner is limited by statute to the greater of: (a) 10% of its statutory surplus as shown on its last annual statement on file with the commissioner, or (b) the net income as reported on its last annual statement, but shall not include pro-rata distribution of any class of the insurer’s own securities. Accordingly, our share of the maximum dividend payout which may be made in 2010 without prior Pennsylvania Commissioner approval is $4 million. There were no dividends paid to us in 2009.

Note 22. Indemnity supplemental information

	Consolidating Statement of Financial Position
December 31, 2009
(in millions)	Indemnity	Exchange	Reclassifications	Erie
	shareholder	noncontrolling	and	Insurance
	interest	interest	eliminations	Group

Assets
Investments
Available-for-sale securities, at fair value:
Fixed maturities	$664	$6,517	$—	$7,181
Equity securities	38	472	—	510
Trading securities, at fair value	42	1,835	—	1,877
Limited partnerships	235	1,116	—	1,351
Other invested assets	1	20	—	21

Total investments	980	9,960	—	10,940
Cash and cash equivalents	76	158	—	234
Premiums receivable from policyholders	237	872	(203)	906
Reinsurance recoverable	2	213	—	215
Deferred income taxes	41	75	—	116
Deferred acquisition costs	17	450	—	467
Other assets	102	308	(1)	409
Reinsurance recoverables and receivables from Exchange and other affiliates	1,115	—	(1,115)	—
Note receivable from EFL	25	—	(25)	—
Equity in EFL	72	—	(72)	—

Total assets	$2,667	$12,036	$(1,416)	$13,287

Liabilities
Losses and loss expense reserves(1)	$965	$3,424	$(791)	$3,598
Life policy and deposit contract reserves	—	1,540	—	1,540
Unearned premiums(1)	434	1,872	(325)	1,981
Other liabilities	366	305	(228)	443

Total liabilities	1,765	7,141	(1,344)	7,562

Shareholders’ equity and noncontrolling interest
Total Indemnity shareholders’ equity	902	—	—	902
Noncontrolling interest for the benefit of policyholders — Exchange	—	4,895	(72)	4,823

Total equity	902	4,895	(72)	5,725

Total liabilities, shareholders’ equity and noncontrolling interest	$2,667	$12,036	$(1,416)	$13,287

(1)	Indemnity’s insurance related accounts in this table include its wholly-owned property and casualty insurance subsidiaries’ direct business in addition to their share of the pooling transactions, which represents 5.5% of the total Property and Casualty Group business. The Consolidated Statements of Financial Position include direct business only as the 5.5% of activity assumed in accordance with the intercompany pooling arrangement has been eliminated in the consolidated presentation.

	Consolidating Statement of Financial Position
December 31, 2008
(in millions)	Indemnity	Exchange	Reclassifications	Erie
	shareholder	noncontrolling	and	Insurance
	interest	interest	eliminations	Group

Assets
Investments
Available-for-sale securities, at fair value:
Fixed maturities	$564	$5,223	$—	$5,787
Equity securities	55	411	—	466
Trading securities, at fair value	33	1,375	—	1,408
Limited partnerships	299	1,327	—	1,626
Other invested assets	1	21	—	22

Total investments	952	8,357	—	9,309
Cash and cash equivalents	61	216	—	277
Premiums receivable from policyholders	245	913	(202)	956
Reinsurance recoverable	2	213	—	215
Deferred income taxes	73	325	—	398
Deferred acquisition costs	17	485	—	502
Other assets	104	745	(1)	848
Reinsurance recoverables and receivables from Exchange and other affiliates	1,105	—	(1,105)	—
Note receivable from EFL	25	—	(25)	—
Equity in EFL	29	—	(29)	—

Total assets	$2,613	$11,254	$(1,362)	$12,505

Liabilities
Losses and loss expense reserves(1)	$965	$3,407	$(786)	$3,586
Life policy and deposit contract reserves	—	1,449	—	1,449
Unearned premiums(1)	424	1,829	(317)	1,936
Other liabilities	432	573	(230)	775

Total liabilities	1,821	7,258	(1,333)	7,746

Shareholders’ equity and noncontrolling interest
Total Indemnity shareholders’ equity	792	—	—	792
Noncontrolling interest for the benefit of policyholders — Exchange	—	3,996	(29)	3,967

Total equity	792	3,996	(29)	4,759

Total liabilities, shareholders’ equity and noncontrolling interest	$2,613	$11,254	$(1,362)	$12,505

(1)	Indemnity’s insurance related accounts in this table include its wholly-owned property and casualty insurance subsidiaries’ direct business in addition to their share of the pooling transactions, which represents 5.5% of the total Property and Casualty Group business. The Consolidated Statements of Financial Position include direct business only as the 5.5% of activity assumed in accordance with the intercompany pooling arrangement has been eliminated in the consolidated presentation.
Receivables from Exchange and EFL and concentrations of credit risk
Financial instruments could potentially expose Indemnity to concentrations of credit risk, including unsecured receivables from the Exchange. A majority of Indemnity’s revenue and receivables are from the Exchange and affiliates. See also Note 4.
Premiums due from policyholders of Indemnity’s wholly-owned property and casualty insurance subsidiaries equaled $237 million and $245 million at December 31, 2009 and 2008, respectively. A significant amount of these receivables are ceded to the Exchange as part of the intercompany pooling arrangement.
Indemnity has a receivable due from the Exchange for reinsurance recoverable from unpaid losses and loss expenses and unearned premium balances ceded under the intercompany pooling arrangement totaling $902 million and $887 million at December 31, 2009 and 2008, respectively. Management fee and expense allocation amounts due from the Exchange were $210 million and $215 million at December 31, 2009 and 2008, respectively. The receivable from EFL for expense allocations totaled $3 million at December 31, 2009, compared to $4 million at December 31, 2008.

Indemnity is due $25 million from EFL in the form of a surplus note that was issued in 2003. The note may be repaid only out of unassigned surplus of EFL. Both principal and interest payments are subject to prior approval by the Pennsylvania Insurance Commissioner. The note bears an annual interest rate of 6.7% and will be payable on demand on or after December 31, 2018, with interest scheduled to be paid semi-annually. EFL paid annual interest to Indemnity of $2 million in both 2009 and 2008.

	Indemnity shareholder interest
		Years ended December 31,
(in millions)	Percent	2009	2008

Management operations
Management fee revenue, net	100.0%	$965	$950
Service agreement revenue	100.0%	35	33

Total revenue from management operations		1,000	983
Cost of management operations	100.0%	813	810

Income from management operations before taxes		187	173

Property and casualty operations
Premiums earned	5.5%	209	207
Losses and loss expenses	5.5%	145	137
Underwriting expenses	5.5%	63	57

Income from property and casualty operations before taxes		1	13

Life insurance operations
Total revenue	21.6%	27	13
Total benefits and expenses	21.6%	25	25

Income (loss) from life operations before taxes		2	(12)

Investment operations
Investment income, net of expenses		42	44
Net realized gain (loss) on investments		10	(43)
Impairment losses recognized in earnings		(12)	(70)
Equity in (losses) earnings of limited partnerships		(76)	6

Total investment loss before taxes		(36)	(63)

Income from operations before income taxes and noncontrolling interests		154	111
Provision for income taxes		46	42

Net income		$108	$69

Expense allocations
The claims handling services of the Exchange are performed by personnel who are entirely dedicated to and paid for by the Exchange from its own policyholder revenues. The Exchange’s claims function and its management and administration are exclusively the responsibility of the Exchange and not a part of the service Indemnity provides under the subscriber’s agreement. Likewise, personnel who perform activities within the life insurance operations of EFL are paid for by EFL from its revenues. However, Indemnity, as the legal entity that employs personnel on behalf of the Exchange and EFL, functions as a common paymaster for all employees. Common overhead expenses included in the expenses paid by Indemnity are allocated based on appropriate utilization statistics (employee count, square footage, vehicle count, project hours, etc.) specifically measured to accomplish proportional allocations. Executive compensation is allocated based on each executive’s primary responsibilities (management services, property and casualty claims operations, EFL operations and investment operations). We believe the methods used to allocate common overhead expenses among the affiliated entities are reasonable.

Payments on behalf of related entities
We make certain payments for the account of the Erie Insurance Group’s related entities. Cash transfers are settled quarterly. The amounts of these cash settlements made for the account of related entities were as follows for the years ended December 31:

(in millions)	2009	2008
Exchange	$282	$267
Erie Family Life Insurance	32	36

Total cash settlements	$314	$303

Office leases
Indemnity leases office space on a year-to-year basis from the Exchange including three field office facilities. Rent expenses under these leases totaled $6 million in 2009 and 2008. Indemnity has a lease commitment until 2018 with EFL for a branch office. Annual rentals paid to EFL under this lease totaled $0.3 million in 2009 and 2008.
Indemnity’s components of direct cash flows as included in the Consolidated Statements of Cash Flows is as follows for the years ended December 31:

Direct method of cash flows
	Indemnity
(in millions)	2009	2008

Management fee received	$912	$898
Service agreement fee received	35	32
Premiums collected	214	208
Net investment income received	45	52
Limited partnership distributions	13	29
Increase (decrease) in reimbursements collected from affiliates	3	(8)
Commissions paid to agents	(454)	(439)
Agents bonuses paid	(81)	(95)
Salaries and wages paid	(110)	(111)
Pension contribution and employee benefits paid	(32)	(48)
Losses paid	(123)	(121)
Loss expenses paid	(22)	(21)
Other underwriting and acquisition costs paid	(54)	(52)
General operating expenses paid	(104)	(104)
Interest paid on bank line of credit	0	(1)
Income taxes paid	(62)	(68)

Net cash provided by operating activities	180	151
Net cash (used in) provided by investing activities	(69)	73
Net cash used in financing activities	(96)	(194)

Net increase in cash	15	30
Cash and cash equivalents at beginning of year	61	31

Cash and cash equivalents at end of year	$76	$61

Note 23. EFL supplemental information
EFL is a Pennsylvania-domiciled life insurance company operating in 10 states and the District of Columbia. Indemnity owns 21.6% of EFL’s common shares outstanding and accounted for its ownership interest using the equity method of accounting. Indemnity’s share of EFL’s undistributed earnings included in retained earnings as of December 31, 2009 and 2008, totaled $55 million and $44 million, respectively.
The following presents condensed financial information for EFL on a U.S. GAAP basis for the years ended December 31:

(in millions)	2009	2008

Policy and other revenues	$64	$66
Net investment income (expense)	66	(3)
Benefits and expenses	120	117
Income (loss) before income taxes	10	(54)
Income tax (benefit) expense	(16)	14
Net income (loss)	26	(68)
Comprehensive income (loss)	142	(138)
The increase in net investment income in 2009 was the result of impairment charges of $23 million in 2009 compared to $84 million in 2008. The more significant impairment charges in 2008 were primarily related to bonds and preferred stocks in the financial services industry.
Net income in 2009 was positively impacted by a reduction in the deferred tax valuation allowance of $19 million. A deferred tax valuation allowance of $33 million was recorded in the Statements of Operations for 2008 related to the more significant impairment charges and contributed to the net loss reported in 2008.
In 2008 a deferred tax valuation allowance of $7 million was recorded in accumulated other comprehensive income for unrealized losses on securities where the related deferred tax asset was not expected to be realized. This amount was reduced in 2009 driven by unrealized gains during the year. The deferred tax valuation allowance was $4 million at December 31, 2009.
Comprehensive income was positively impacted by the $27 million cumulative effect of implementing new other-than-temporary impairment guidance in the second quarter of 2009. Additionally, EFL experienced unrealized gains, after tax of $90 million in 2009 which contributed to the increase in comprehensive income and investments. The comprehensive loss for 2008 included unrealized losses after tax of $70 million resulting from the 2008 market conditions.

	As of December 31,
(in millions, except per share data)	2009	2008
Investments	$1,639	$1,328
Total assets	1,941	1,645
Liabilities	1,609	1,510
Accumulated other comprehensive income (loss)	18	(72)
Cumulative effect adjustment	27	—
Total shareholders’ equity	333	135
Book value per share	$35.19	$14.30
In June 2009, Indemnity made a $12 million capital contribution to EFL and the Exchange made a $43 million capital contribution to EFL to strengthen its surplus. The $55 million in capital contributions increased EFL’s investments and total shareholders’ equity.
During the second quarter of 2009, a required cumulative effect adjustment reclassified previously recognized non-credit other-than-temporary impairments of $27 million out of retained earnings. Deferred taxes of $9 million related to this cumulative effect adjustment were offset by a reduction in the valuation allowance in the same amount related to previously recognized impairments.
Total shareholders’ equity increased over $197 million at December 31, 2009 compared to December 31, 2008. The main factors driving this increase were $90 million in unrealized gains, net of tax, the capital contribution of $55 million, the cumulative effect adjustment of $27 million and net income of $26 million.
Note 24. Subsequent events
We have evaluated for recognized and nonrecognized subsequent events through the date of financial statement issuance. No items were identified in this period subsequent to the financial statement date that required adjustment or disclosure.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
On June 12, 2009, the Financial Accounting Standards Board (FASB) updated ASC 810, Consolidation, which amended the existing guidance for determining whether an enterprise is the primary beneficiary of a variable interest entity (“VIE”). As of January 1, 2010 Erie Indemnity Company adopted the new accounting principle on a retrospective basis since inception.
The following discussion of financial condition and results of operations highlights significant factors influencing Erie Insurance Group (“we,” “us,” “our”). This discussion should be read in conjunction with the audited financial statements and related notes and all other items contained within this report.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not in the present or past tense and can generally be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “seek,” “should,” “target,” “will,” “may,” and other expressions that indicate future trends and events. Forward-looking statements include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of such statements are discussions relating to underwriting, premium and investment income volumes, expenses and agency appointments. Such statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements are the following:
•	factors affecting the property and casualty and life insurance industries generally, including price competition, legislative and regulatory developments;

•	government regulation of the insurance industry including approval of rate increases;

•	the frequency and severity of claims;

•	natural disasters;

•	exposure to environmental claims;

•	fluctuations in interest rates;

•	inflation and general business conditions;

•	the geographic concentration of our business as a result of being a regional company;

•	the accuracy of our pricing and loss reserving methodologies;

•	changes in driving habits;

•	our ability to maintain our business operations including our information technology system;

•	our dependence on the independent agency system;

•	the quality and liquidity of our investment portfolio;

•	Indemnity’s dependence on its relationship with Exchange; and

•	the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission, including those described in Part I, “Item 1A. Risk Factors” of the 2009 Form 10-K, which information is incorporated by reference.
A forward-looking statement speaks only as of the date on which it is made and reflects the Erie Insurance Group’s analysis only as of that date. The Erie Insurance Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.
RECENT ACCOUNTING PRONOUNCEMENTS
Erie Indemnity Company (“Indemnity”) adopted amended consolidation guidance that became effective January 1, 2010. As a result of this new guidance, Indemnity is considered to have a controlling financial interest in its affiliated entity, the Erie Insurance Exchange (“Exchange”). Indemnity is named as, and serves as, the Exchange’s attorney-in-fact. Consolidation of the Exchange is required given the significance of the management fee to the Exchange and because Indemnity has the power to direct the activities of the Exchange that most significantly impact the Exchangė’s economic performance. The 2009 and 2008 financial information has been conformed to this consolidated presentation. The consolidation of the Exchange resulted in no change to Indemnity’s net income or equity. The Exchange’s net income and equity is identified as the noncontrolling interest net income or equity.

OPERATING REVIEW
Overview
Erie Insurance Group represents the consolidated results of Indemnity and the results of its variable interest entity, the Exchange. Erie Insurance Group operates as a property and casualty insurer through its regional insurance carriers that write a broad line of personal and commercial lines coverages. The property and casualty insurance companies include the Exchange, a consolidated affiliate and its property and casualty insurance subsidiary, Flagship City Insurance Company (“Flagship”), and Indemnity’s three wholly-owned property and casualty insurance subsidiaries, Erie Insurance Company (“EIC”), Erie Insurance Property and Casualty Company (“EPC”) and Erie Insurance Company of New York (“ENY”). These entities operate collectively as the Property and Casualty Group. The Erie Insurance Group also operates as a life insurer through its affiliate, Erie Family Life (“EFL”), which is owned 21.6% by Indemnity and 78.4% by the Exchange and it underwrites and sells nonparticipating individual and group life insurance policies and fixed annuities.
The Exchange is a reciprocal insurance exchange, which is an unincorporated association of individuals, partnerships and corporations that agree to insure one another. Each applicant for insurance to the Exchange signs a subscriber’s agreement, which contains an appointment of Indemnity as their attorney-in-fact to transact the business of the Exchange on their behalf. As attorney-in-fact, Indemnity is required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. The Exchange is a variable interest entity.
The Exchange’s equity, which is comprised of its retained earnings and accumulated other comprehensive income, is held for the benefit of its subscribers and meets the definition of a noncontrolling interest and is reflected as such in our consolidated financial statements. The shareholders of Indemnity benefit from their interest in Indemnity’s income and equity but not the noncontrolling interest’s income or equity.
Generally, Indemnity shareholders’ interest in income comprises:
•	a 25% management fee on all property and casualty insurance policies written, less the costs associated with the sales, underwriting and issuance of these policies,

•	a 5.5% interest in the net underwriting results of the property and casualty lines operations,

•	a 21.6% equity interest in the net earnings of EFL,

•	net investment income and results on investments that do not belong to the Exchange or its subsidiaries, and

•	other income and expenses, including income taxes, that are not the responsibility of the Exchange or its subsidiaries.
Generally, the noncontrolling interest in income comprises:
•	a 94.5% interest in the net underwriting results of the property and casualty lines operations,

•	a 78.4% equity interest in the net earnings of EFL,

•	net investment income and related results on investments that belong to the Exchange and its subsidiaries, and

•	other income and expenses, including income taxes, that are the responsibility of the Exchange and its subsidiaries.
“Indemnity shareholder interest” refers to the interest in Erie Indemnity Company owned by the Class A and Class B shareholders. Exchange refers to the noncontrolling interest held for the benefit of the subscribers and includes its interests in Flagship and EFL.

The following table represents a breakdown of the composition of the income attributable to Indemnity and the income attributable to the noncontrolling interest (Exchange). For purposes of this discussion, EFL’s investments are included in the life insurance operations.
Results of the Erie Insurance Group’s operations by interest

	Indemnity						Eliminations of related
(in millions)	shareholder interest			Noncontrolling interest (Exchange)			party transactions		Erie Insurance Group
		Years ended			Years ended		Years ended		Years ended
		December 31,			December 31,		December 31,		December 31,
	Percent	2009	2008	Percent	2009	2008	2009	2008	2009	2008
Management operations
Management fee revenue, net	100.0%	$965	$950		$—	$—	$(965)	$(950)	$—	$—
Service agreement revenue	100.0%	35	33		—	—	—	—	35	33

Total revenue from management operations		1,000	983		—	—	(965)	(950)	35	33
Cost of management operations	100.0%	813	810		—	—	(813)	(810)	—	—

Income from management operations before taxes		187	173				(152)	(140)	35	33

Property and casualty operations
Premiums earned	5.5%	209	207	94.5%	3,599	3,564	—	—	3,808	3,771
Losses and loss expenses	5.5%	145	137	94.5%	2,499	2,357	(5)	(5)	2,639	2,489
Underwriting expenses	5.5%	63	57	94.5%	1,072	978	(158)	(146)	977	889

Income (loss) from property and casualty operations before taxes		1	13		28	229	163	151	192	393

Life insurance operations(1)
Total revenue	21.6%	27	13	78.4%	100	47	(2)	(2)	125	58
Total benefits and expenses	21.6%	25	25	78.4%	92	89	(2)	(2)	115	112

Income (loss) from life operations before taxes		2	(12)		8	(42)	—	—	10	(54)

Investment operations
Investment income, net of expenses		42	44		311	318	(11)	(11)	342	351
Net realized gain (loss) on investments		10	(43)		397	(973)	—	—	407	(1,016)
Impairment losses recognized in earnings		(12)	(70)		(91)	(418)	—	—	(103)	(488)
Equity in earnings of limited partnerships		(76)	6		(283)	(64)	—	—	(359)	(58)

Total investment income (loss) before taxes		(36)	(63)		334	(1,137)	(11)	(11)	287	(1,211)

Income (loss) from operations before income taxes and noncontrolling interests		154	111		370	(950)	—	—	524	(839)
Provision for income taxes		46	42		32	(265)	—	—	78	(223)

Net income (loss)		$108	$69		$338	$(685)	$—	$—	$446	$(616)

(1)	Earnings on life insurance-related invested assets are integral to the evaluation of the life insurance operations because of the long duration of life products. On that basis, for presentation purposes, the life insurance operations in the table above include life insurance related investment results. However, the life insurance investment results are included in the investment operations segment discussion as part of the Exchange’s investment results.
The 2009 net income was positively impacted by improved performance in our investment operations overall as the financial markets showed signs of recovery in 2009 compared to 2008.

Reconciliation of operating income to net income
We believe that investors’ understanding of our performance related to the Indemnity shareholder interest is enhanced by the disclosure of the following non-GAAP financial measure. Our method of calculating this measure may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income excluding realized capital gains and losses, impairment losses and related federal income taxes. Our common stock portfolio is measured at fair value. As such, changes in fair value related to common stocks are reported in earnings. These unrealized gains or losses are included in the net realized gains and losses on investments in our Consolidated Statements of Operations that is used to calculate operating income. Equity in earnings or losses of EFL and equity in earnings or losses of limited partnerships are not excluded from the calculation of operating income. Equity in earnings or losses of limited partnerships includes the respective investment’s realized capital gains and losses, as well as unrealized gains and losses.
Net income is the generally accepted accounting principle (GAAP) measure that is most directly comparable to operating income. We use operating income to evaluate the results of operations. It reveals trends in our management services, insurance underwriting and investment operations that may be obscured by the net effects of realized capital gains and losses including impairment losses. Realized capital gains and losses including impairment losses, may vary significantly between periods and are generally driven by business decisions and economic developments such as capital market conditions, the timing of which is unrelated to our management services and insurance underwriting processes. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. We are aware that the price to earnings multiple commonly used by investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered as a substitute for net income and does not reflect our overall profitability.
The following table reconciles operating income and net income for Indemnity shareholder interest for the periods ended December 31:

	Indemnity
	Shareholder interest
(in millions, except per share data)	2009	2008

Operating income attributable to Indemnity	$109	$142

Net realized losses and impairments on investments	(2)	(113)
Income tax benefit	1	40

Realized losses and impairments, net of income taxes	(1)	(73)

Net income attributable to Indemnity	$108	$69

Per Indemnity Class A common share-diluted:
Operating income attributable to Indemnity	$1.91	$2.46

Net realized losses and impairments on investments	(0.03)	(1.95)
Income tax benefit	0.01	0.68

Realized losses and impairments, net of income taxes	(0.02)	(1.27)

Net income attributable to Indemnity	$1.89	$1.19

The decrease in operating income was primarily the result of Indemnity’s equity in losses of limited partnerships of $76 million in 2009 compared to earnings of $6 million in 2008.
Operating Segments
We have four operating segments: management operations, property and casualty insurance operations, life insurance operations and investment operations. The property and casualty operations earned premiums comprise 89% of our consolidated revenue.
Management operations
Management operations generate internal fee revenue by providing services to the Exchange. Management fee revenue is based upon the management fee rate, determined by our Board of Directors, and the direct written premiums of the Property and Casualty Group.
Property and casualty insurance operations
The property and casualty insurance industry is highly cyclical, with periods of rising premium rates and shortages of underwriting capacity followed by periods of substantial price competition and excess capacity. The cyclical nature of the insurance industry has a direct impact on the direct written premiums of the Property and Casualty Group. The property and casualty insurance industry is in stable financial condition, however, the economic recession has reduced premium and loss exposures affecting the financial performance of the industry. Industry premium exposures in property and casualty lines continued to be suppressed in 2009, with premium rates for personal lines showing some firming and most commercial lines reflecting rate reductions.
The property and casualty insurance business is driven by premium growth, the combined ratio and investment returns. The property and casualty operations premium growth strategy focuses on growth by expansion of existing operations including a careful agency selection process and increased market penetration in existing operating territories. Expanding the size of our existing agency force of over 2,000 independent agencies will contribute to future growth as new agents build up their books of business with the Property and Casualty Group. The Property and Casualty Group appointed 120 new agencies in 2009. We plan to appoint a similar number during 2010.
The property and casualty insurance operations insure standard and preferred risks while adhering to a set of consistent underwriting standards. Nearly 50% of premiums are derived from personal auto, 20% from homeowners and 30% from commercial lines. Pennsylvania, Maryland and Virginia made up 64% of the property and casualty lines insurance business 2009 direct written premium. As a result of the intercompany pooling arrangement, Indemnity retains a 5.5% interest in the net underwriting results of the Property and Casualty Group. The Exchange retains 94.5% of the net underwriting results of the Property and Casualty Group.
The combined ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty insurance industry. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of policy acquisition and other underwriting expenses to premiums earned (expense ratio). When the combined ratio is less than 100%, underwriting results are generally considered profitable; when the combined ratio is greater than 100%, underwriting results are generally considered unprofitable.
Factors affecting loss and loss expenses include the frequency and severity of losses, the nature and severity of catastrophic losses, the quality of risks underwritten and underlying claims and settlement expenses related to medical costs and litigation.
Investments held by the Property and Casualty Group are reported in the investment operations segment, separate from the underwriting businesses.
The property and casualty operations net written premiums are experiencing highly competitive market conditions with the recessionary economic conditions. A light catastrophe season for the industry, coupled with some recovery in the financial markets, indicate increasing industry surplus and underwriting capacity. Despite an increase in loss cost drivers as a result of an increasing frequency trend, the Property and Casualty Group has experienced lower losses, primarily due to a reduction in large claims. The Property and Casualty Group’s economically sensitive lines, such as workers compensation and commercial auto, experienced reduced exposures and reduced average premium per policy due to economic conditions.
Life insurance operations
EFL generates revenues through sales of its individual and group life insurance policies and fixed individual and group annuities. These products provide our property and casualty agency force an opportunity to cross-sell both personal and commercial accounts. EFL’s profitability depends principally on the ability to develop, price and distribute insurance products, attract and retain deposit funds, generate investment returns and manage expenses. Other drivers include mortality and morbidity experience, persistency experience to enable the recovery of acquisition costs, maintaining interest spreads over the amounts credited to deposit funds and the maintenance of strong ratings from rating agencies.
Earnings on life insurance-related invested assets are integral to the evaluation of the life insurance operations because of the long duration of life products. On that basis, for presentation purposes in the Management’s Discussion and Analysis, the life insurance operations includes life insurance related investment results. However, for presentation purposes in the segment footnote, the life insurance investment results are included in the investment operations segment discussion as part of the Exchange’s investment results.
Investment operations
We generate revenues from our fixed maturity, equity security and alternative investment portfolios. The portfolios are managed with a view toward maximizing after-tax returns on a risk-adjusted basis. Management actively evaluates the portfolios for impairments. We record impairment writedowns on investments in instances where the fair value of the investment is substantially below cost, and we conclude that the decline in fair value is other-than-temporary.

Our investment operations reflected the improvement experienced in the financial markets in the latter half of 2009. During 2009, we impaired $126 million of securities compared to $571 million in 2008. The decrease in our 2009 impairments included the change in impairment policy as a result of the new impairment guidance for debt securities effective for the second quarter of 2009. As a result, only debt securities that have a credit related issue, or that we intend to sell, or will more likely than not be required to sell, are now included as impairments recognized in earnings.
Our alternative investments were impacted by the weak financial market conditions in the fourth quarter of 2008 and the first three quarters of 2009. In particular, the downturn in the commercial real estate market had a significant impact on the portfolios of our real estate partnerships. Equity in losses of limited partnerships were $369 million in 2009 compared to losses of $58 million in 2008. The valuation adjustments in the limited partnerships are based on financial statements received from our general partners, which are generally received on a quarter lag. As a result, the 2009 partnership earnings do not reflect the valuation changes from the fourth quarter of 2009.
General conditions and trends affecting our business
Financial conditions
Unfavorable changes in economic conditions, including declining consumer confidence, inflation, recession or other changes, may lead the Property and Casualty Group’s customers to cancel insurance policies, modify coverage or not renew policies. Our key challenge is to generate profitable revenue growth in a highly competitive market that is currently experiencing the effects of these economic conditions.
Market volatility
Our portfolio of fixed income, preferred and common stocks and limited partnerships are subject to market volatility. Depending upon market conditions, this could cause considerable fluctuation in reported total investment income.
CRITICAL ACCOUNTING ESTIMATES
The consolidated financial statements include amounts based on estimates and assumptions that have a significant effect on reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and related disclosures. Management considers an accounting estimate to be critical if (1) it requires assumptions to be made that were uncertain at the time the estimate was made, and (2) different estimates that could have been used, or changes in the estimate that are likely to occur from period-to-period, could have a material impact on our consolidated statements of operations or financial position.
The following presents a discussion of those accounting policies surrounding estimates that we believe are the most critical to our reported amounts and require the most subjective and complex judgment. If actual events differ significantly from the underlying assumptions, there could be material adjustments to prior estimates that could potentially adversely affect our results of operations, financial condition and cash flows. The estimates and the estimating methods used are reviewed continually, and any adjustments considered necessary are reflected in current earnings.
Property and casualty insurance loss and loss expense reserves
Property and casualty insurance loss and loss expense reserves are established to provide for the estimated costs of paying claims under insurance policies written by us. These reserves include estimates for both claims that have been reported (case) and those that have been incurred but not reported (IBNR) and include estimates of all future payments associated with processing and settling these claims.

The process of establishing loss reserves is complex and involves a variety of actuarial techniques. The loss reserve estimation process is based largely on the assumption that past development trends are an appropriate indicator of future events. Reserve estimates are based on our assessment of known facts and circumstances, review of historical settlement patterns, estimates of trends in claims frequency and severity, legal theories of liability and other factors. Variables in the reserve estimation process can be affected by 1) internal factors, including changes in claims handling procedures and changes in the quality of risk selection in the underwriting process, and 2) external events, such as economic inflation, and regulatory and legislative changes. Due to the inherent complexity of the assumptions used, final loss settlements may vary significantly from the current estimates, particularly when those settlements may not occur until well into the future.
How reserves are established
Case reserves are established by a claims handler on each individual claim and are adjusted as new information becomes known during the course of handling the claims. Incurred but not reported reserves represent the difference between the case reserves for actual reported loss and loss expenses and the estimated ultimate cost of all claims.
Our loss and loss expense reserves include amounts related to short tail and long tail lines of business. Tail refers to the time period between the occurrence of a loss and the final settlement of the claim. The longer the time span between the incidence of a loss and the settlement of the claim, the more the ultimate settlement amount can vary. Most of our loss and loss expense reserves relate to long tail liability lines of business including workers compensation, bodily injury and other liability coverages, such as commercial liability. Short tail lines of business, which represent a smaller percentage of our loss reserves, include personal auto physical damage and personal property.
Our actuaries review all direct reserve estimates on a quarterly basis for both current and prior accident years using the most current claim data. Reserves for massive injury claims, including auto no-fault and workers compensation claims, are reviewed at a more detailed level semi-annually. These massive injury claim reserves are relatively few in number and are very long tail liabilities. In intervening quarters, development on massive injury reserves are monitored to confirm that the estimate of ultimate losses should not change. If an unusual development is observed, a detailed review is conducted to determine whether the reserve estimate should change. Significant changes to the factors discussed above, which are either known or reasonably projected through analysis of internal and external data, are quantified in the reserve estimates each quarter.
The quarterly reserve reviews incorporate a variety of actuarial methods and judgments and involve rigorous analysis. A comprehensive review is performed of the various estimation methods and reserve levels produced by each. The various methods generate different estimates of ultimate losses by product line and product coverage combination. Thus, reserves are comprised of a set of point estimates of the ultimate losses developed from the various methods. These multiple reserve point estimates are reviewed by our reserving actuaries and reserve best estimates are selected. The selected reserve estimates are discussed with management.
Numerous factors are considered in setting reserve levels, including, but not limited to, the assessed reliability of key loss trends and assumptions that may be significantly influencing the current actuarial indications, the maturity of the accident year, pertinent claims frequency and severity trends observed over recent years, the level of volatility within a particular line of business and the improvement or deterioration of actuarial rate indications in the current period as compared to prior periods. Certain methods are considered more credible for each product/coverage combination depending on the maturity of the accident quarter, the mix of business and the particular internal and external influences impacting the claims experience or the method.
The following is a discussion of the most common methods used:
Paid development – Paid loss development patterns are generated from historical data organized by accident quarter and calendar quarter and applied to current paid losses by accident quarter to generate estimated ultimate losses. Paid development techniques do not use information about case reserves and therefore are not affected by changes in case reserving practices. These techniques are generally most useful for short-tailed lines since a high percentage of ultimate losses are paid in early periods of development.
Incurred development – Incurred loss development patterns (reflecting cumulative paid losses plus current case reserves) are generated from historical data organized by accident quarter and calendar quarter. The patterns are applied to current incurred losses by accident quarter to generated estimated ultimate losses. Incurred methods and/or combinations of the paid and incurred methods are used in developing estimated ultimate losses for short-tail coverages, such as personal auto physical damage and personal property claims, and more mature accident quarters of long-tail coverages, such as personal auto liability claims and commercial liability claims, including workers compensation.
Weather event paid and reported development – The historical patterns utilized in paid and reported development methods for weather events are derived from historical data for the same type of weather event. Initial weather event ultimate loss estimates are reviewed with claims management.
Bornhuetter-Ferguson – Bornhuetter-Ferguson is a method of combining the expected-loss-ratio ultimate losses and the paid-or-incurred development ultimate losses. It places more weight on the paid-or-incurred development ultimate losses as an accident quarter matures. The Bornhuetter-Ferguson method is generally used on the first four to eight accident quarters on long-tail coverages because a low percentage of losses are paid in the early period of development. An expected loss ratio is developed through a review of historical loss ratios by accident quarter, adjusted for changes to earned premium, mix of business and other factors that are expected to impact the loss ratio for the accident quarter being evaluated. A preliminary estimate of ultimate losses is calculated by multiplying this expected loss ratio by earned premium.
Survival ratio – This method measures the ratio of the average loss and loss expense amount paid annually to the total reserve for the product line or product coverage. The survival ratio represents the number of years of payments that the current level of reserves will cover. The reserve is established so that a particular ratio, representing the time to closing of all claims, is achieved. This method is also used as a reasonability check of the adequacy of reserves.
Individual Claim – This method estimates the ultimate losses on a claim-by-claim basis. An annual payment assumption is made for each claimant and then projected into the future based upon a particular assumption of the future inflation rate and life expectancy of the claimant. This method is used for unusual, large claims.
Line of business methods
For each product line and product/coverage combination, certain methods are given more influence than other methods. The discussion below gives a general indication of which methods are preferred for each line of business. As circumstances change, the methods that are given greater weight can change.
Massive injury claims (such as certain auto no fault and workers compensation claims) – These claims develop over a long period of time and are relatively few in number. We utilize the individual claim method to evaluate each claim’s ultimate losses.
Personal auto physical damage and homeowners – These lines are fast-developing and paid and incurred development techniques are used. We rely primarily on incurred development techniques for the most recent accident months.
Personal auto liability (such as bodily injury and uninsured/underinsured motorist) – For auto liability, and bodily injury in particular, we review the results of a greater number of techniques than for physical damage. We use the Bornhuetter-Ferguson method for the first four to eight accident quarters and paid and incurred development methods for the older accident periods.
Workers compensation and long tailed liability (such as commercial liability) – We generally rely on the expected loss ratio, Bornhuetter-Ferguson and incurred development techniques. These techniques are generally weighted together, relying more heavily on the Bornhuetter-Ferguson method at early ages of development and more on the incurred development method as an accident year matures.
The methods used for estimating loss expenses are as follows.
Defense and cost containment expenses (D&CC) – D&CC is analyzed using paid development techniques and an analysis of the relationship between D&CC payments and loss payments.
Adjusting and other expenses (A&O) – A&O reserves are projected based on an expected cost per claim year, the anticipated claim closure pattern, and the ratio of paid A&O to paid loss.

Key assumptions for loss reserving
The accuracy of the various methods used to estimate reserves is a function of the degree to which underlying assumptions are satisfied. The most significant of the key assumptions are:
Development patterns – Historical paid and reported amounts contain patterns which indicate how unpaid and unreported amounts will emerge in future periods. Unless reasons or factors are identified that invalidate the extension of historical patterns into the future, these patterns can be used to make projections necessary for estimating IBNR reserves. This is the most significant assumption and it applies to all methods.
Impact of inflation
Property and casualty insurance reserves are established before the extent to which inflation may impact such reserves is known. Consequently, in establishing reserves, we attempt to anticipate the potential impact of inflation, including medical cost inflation, construction and auto repair cost inflation and tort issues. Medical costs are a broad element of inflation that impacts personal and commercial auto, general liability, workers compensation and commercial multi-peril lines of insurance written by the Property and Casualty Group.
Claims with atypical emergence patterns – Characteristics of certain subsets of claims, such as those with high severity, have the potential to distort patterns contained in historical paid loss and reported loss data. When testing indicates this to be the case for a particular subset of claims, our actuaries segregate these claims from the data and analyze them separately. Subsets of claims that fall into this category include certain auto no fault and workers compensation claims.
Future cost increases and claimant mortality – Future cost increase assumptions are derived from a review of historical cost increases and are assumed to persist into the future. Future medical cost increases and claimant mortality assumptions utilized in the reserve estimates for massive injury claims are obtained from industry studies adjusted for our own experience. Reserve levels are sensitive to these assumptions because they represent projections over thirty to forty years into the future.
Changes in loss ratio trends – Prior loss ratio assumptions utilized in the Bornhuetter-Ferguson method are derived from projections of historical loss ratios based on actual experience from more mature accident periods adjusted for assumed changes in average premiums, frequency, and severity. These assumptions influence only the most recent accident periods, but the majority of reserves originate with the most recent accident periods. Reserve levels are highly sensitive to these assumptions.
Relationship of loss expense to losses – D&CC-to-loss ratio assumptions utilized in the Bornhuetter-Ferguson method are initially derived from historical relationships. These historical ratios are adjusted according to the impact of changing internal and external factors. The A&O-to-loss ratio assumption is similarly derived from the historical relationships, adjusting as required for identified internal or external changes.
Reserve estimate variability
The property and casualty reserves with the greatest potential for variation are the massive injury reserves. The automobile no-fault law in Pennsylvania before 1986 and workers compensation policies provide for unlimited medical benefits. The estimate of ultimate liabilities for these claims is subject to significant judgment due to variations in claimant health, mortality over time and health care cost trends. Workers compensation massive injury claims have been segregated from the total population of workers compensation claims. Ultimate losses are estimated on a claim-by-claim basis. An annual payment assumption is made for each of the claimants who have sustained massive injuries. The annual payment is projected into the future based upon particular assumptions of the future inflation rate and life expectancy of the claimant. The most significant variable in estimating this liability is medical cost inflation.
•	Our medical inflation rate assumption in setting this reserve for 2009 is an 8% annual increase grading down 0.5% per year to an ultimate rate of 5%. Our medical inflation rate assumption in setting this reserve for 2008 was a 9% annual increase grading down 1% after the first year, then grading down 0.5% per year to an ultimate rate of 5%.

•	The mortality rate assumption in 2009 is based on the disabled pensioner mortality table by gender. In 2008, our mortality rate assumption gave 75% weighting to our own mortality experience and 25% weighting to the male-female combined disabled pensioner mortality table.

•	Loss reserves are set at full expected cost, except for workers compensation loss reserves, which are discounted on a nontabular basis using an interest rate of 2.5% and our historical workers compensation payout patterns. In 2009, we changed our workers compensation discounting method to segregate the workers compensation massive injury claims that have longer payout patterns from the non-massive injury workers compensation claims.
Auto no fault (massive injury claims) – A 100-basis point increase in the medical cost inflation assumption would result in an increase in the Property and Casualty Group’s net liability of $64 million of which Indemnity’s share would equate to $4 million.
Workers compensation (massive injury claims) – The discount on these claims was $82 million. A 100-basis point increase in the medical cost inflation assumption would result in an increase in the Property and Casualty Group’s net liability of $55 million and an increase in the discount of $29 million at December 31, 2009. Indemnity’s share of the 100-basis point increase would be an increase in the liability of $3 million and an increase in the discount of $2 million.
Workers compensation (excluding massive injury claims) – The discount on these claims was $54 million. If we were to increase the discount rate by 100-basis points, the Property and Casualty Group’s reserves would decrease $17 million of which Indemnity’s share would equate to $1 million. If we assumed a three year average development instead of a five year average development, the Property and Casualty Group’s liability would decrease by $11 million of which Indemnity’s share would equate to $0.6 million.
We also perform analyses to evaluate the adequacy of past reserve levels. Using subsequent information, we perform retrospective reserve analyses to test whether previously established estimates for reserves were reasonable. Our 2009 retrospective reserve analysis indicated December 31, 2008 direct reserves, excluding salvage and subrogation recoveries, had an estimated redundancy of approximately $22 million, which was 0.6% of reserves.
In 2008, our direct reserves had an estimated redundancy at December 31 of $122 million, or 3.5% of reserves. The favorable frequency and severity trends in automobile bodily injury and uninsured/underinsured motorist began in 2006 and these trends developed more fully in 2007 and 2008. In 2008, the trends reflected in the 2007 activity were incorporated into our reserve estimates. See additional discussion of development in the “Prior year loss development” section within this report.
Life insurance and annuity policy reserves
Reserves for traditional life insurance future policy benefits are computed primarily by the net level premium method. Generally, benefits are payable over an extended period of time and related reserves are calculated as the present value of future expected benefits to be paid reduced by the present value of future expected net premiums. Such reserves are established based on methods and underlying assumptions in accordance with generally accepted accounting principles and applicable actuarial standards. Principal assumptions used in the establishment of policy reserves are mortality, lapses, expenses and investment yields. Mortality assumptions are based on tables typically used in the industry, modified to reflect actual experience and to include a provision for the risk of adverse deviation where appropriate. Lapse, expense and investment yield assumptions are based on actual company experience and may include a provision for the risk of adverse deviation. Assumptions on these policies are locked in at the time of issue and are not subject to change unless a premium deficiency exists. A premium deficiency exists if, based on revised assumptions, the existing contract liabilities together with the present value of future gross premiums are not sufficient to cover the present value of future expected benefits and maintenance costs and to recover unamortized acquisition costs. Historically, our reserves plus expected gross premiums have been demonstrated to be sufficient. As of December 31, 2009 and 2008, EFL’s excess was $68 million and $86 million, respectively, of which Indemnity’s share would equate to $15 million and $19 million, respectively.
Reserves for income-paying annuity future policy benefits are computed as the present value of future expected benefits. Principal assumptions used in the establishment of policy reserves are mortality and investment yields. Interest rates used to discount future expected benefits are set at the policy level and range from 2.5% to 9.0%. The equivalent aggregate interest rate is 5.6%. If the aggregate interest rate were reduced by 100 basis points, the present value of future expected benefits would increase by $22 million at December 31, 2009 of which Indemnity’s share would equate to $5 million.
Reserves for universal life and deferred annuity plans are based on the contract account balance without reduction for surrender charges.

Investment valuation
We make estimates concerning the valuation of all investments. Valuation techniques are used to derive the fair value of the available-for-sale and trading securities we hold. Fair value is the price that would be received to sell an asset in an orderly transaction between willing market participants at the measurement date.
Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.
For purposes of determining whether the market is active or inactive, the classification of a financial instrument was based on the following definitions.
•	An active market is one in which transactions for the assets being valued occur with sufficient frequency and volume to provide reliable pricing information.

•	An inactive (illiquid) market is one in which there are few and infrequent transactions, where the prices are not current, price quotations vary substantially, and/or there is little information publicly available for the asset being valued.
We continually assess whether or not an active market exists for all of our investments and as of each reporting date re-evaluate the classification in the fair value hierarchy. All assets carried at fair value are classified and disclosed in one of the following three categories:
•	Level 1 — Quoted prices for identical instruments in active markets not subject to adjustments or discounts

•	Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 – Instruments whose significant value drivers are unobservable and reflect management’s estimate of fair value based on assumptions used by market participants in an orderly transaction as of the valuation date.
Level 1 primarily consists of publicly traded common stock, nonredeemable preferred stocks and treasury securities and reflects market data obtained from independent sources, such as prices obtained from an exchange or a nationally recognized pricing service for identical instruments in active markets.
Level 2 includes those financial instruments that are valued using industry-standard models that consider various inputs, such as the interest rate and credit spread for the underlying financial instruments. All significant inputs are observable, or derived from observable information in the marketplace, or are supported by observable levels at which transactions are executed in the marketplace. Financial instruments in this category primarily include municipal securities, asset backed securities, collateralized-mortgage obligations, foreign and domestic corporate bonds and redeemable preferred stocks and certain nonredeemable preferred stocks.
Level 3 securities are valued based upon unobservable inputs, reflecting our estimates of value based on assumptions used by market participants. Securities are assigned to Level 3 in cases where non-binding broker quotes are significant to the valuation and there is a lack of transparency as to whether these quotes are based on information that is observable in the marketplace. Fair value estimates for securities valued using unobservable inputs require significant judgment due to the illiquid nature of the market for these securities and represent the best estimate of the fair value that would occur in an orderly transaction between willing market participants at the measurement date under current market conditions. Fair value for these securities are generally determined using comparable securities or non-binding broker quotes received from outside broker dealers based on security type and market conditions. Remaining un-priced securities are valued using an estimate of fair value based on indicative market prices that include significant unobservable inputs not based on, nor corroborated by, market information, including the utilization of discounted cash flow analyses which have been risk-adjusted to take into account illiquidity and other market factors. This category primarily consists of certain private preferred stock and bond securities, collateralized debt and loan obligations, and credit linked notes.

As of each reporting period, financial instruments recorded at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The presence of at least one unobservable input would result in classification as a Level 3 instrument. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and considers factors specific to the asset, such as the relative impact on the fair value as a result of including a particular input and market conditions. We did not make any other significant judgments except as described above.
Estimates of fair values for our investment portfolio are obtained primarily from a nationally recognized pricing service. Our Level 1 category includes those securities valued using an exchange traded price provided by the pricing service. The methodologies used by the pricing service that support a Level 2 classification of a financial instrument include multiple verifiable, observable inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. Pricing service valuations for Level 3 securities are based on proprietary models and are used when observable inputs are not available in illiquid markets. In limited circumstances we adjust the price received from the pricing service when in our judgment a better reflection of fair value is available based on corroborating information and our knowledge and monitoring of market conditions such as a disparity in price of comparable securities and/or non-binding broker quotes. We perform continuous reviews of the prices obtained from the pricing service. This includes evaluating the methodology and inputs used by the pricing service to ensure we determine the proper level classification of the financial instrument. Price variances, including large periodic changes, are investigated and corroborated by market data. We have reviewed the pricing methodologies of our pricing service and believe that their prices adequately consider market activity in determining fair value.
In cases in which a price from the pricing service is not available, values are determined by obtaining non-binding broker quotes and/or market comparables. When available, we obtain multiple quotes for the same security. The ultimate value for these securities is determined based on our best estimate of fair value using corroborating market information. Our evaluation includes the consideration of benchmark yields, reported trades, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data.
Investments are evaluated monthly for other-than-temporary impairment loss. Some factors considered in evaluating whether or not a decline in fair value is other-than-temporary include:
•	the extent and duration for which fair value is less than cost;

•	historical operating performance and financial condition of the issuer;

•	short- and long-term prospects of the issuer and its industry based on analysts’ recommendations;

•	specific events that occurred affecting the issuer, including rating downgrades;

•	our intent to sell or more likely than not be required to sell (debt securities); and

•	our ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value (equity securities).
For debt securities in which we do not expect full recovery of amortized cost, the security is deemed to be credit-impaired. Credit-related impairments and impairments on securities we intend to sell or more likely than not will be required to sell are recorded in the Consolidated Statements of Operations. It is our intention to sell all debt securities with credit impairments. For available-for-sale equity securities, a charge is recorded in the Consolidated Statements of Operations for positions that have experienced other-than-temporary impairments due to credit quality or other factors.
The primary basis for the valuation of limited partnership interests is financial statements prepared by the general partner. Because of the timing of the preparation and delivery of these financial statements, the use of the most recently available financial statements provided by the general partners generally result in a quarter delay in the inclusion of the limited partnership results in our Consolidated Statements of Operations. Due to this delay, these financial statements do not reflect the market conditions experienced in the fourth quarter of 2009. We expect additional deterioration, primarily from our real estate partnerships, to be reflected in the general partners’ year end financial statements, which we will receive in 2010. Nearly all of the underlying investments in our limited partnerships are valued using a source other than quoted prices in active markets. Our limited partnership holdings are considered investment companies where the general partners record assets at fair value. Several factors are to be considered in determining whether an entity is an investment company. Among these factors are a large number of investors, low level of individual ownership and passive ownership that indicate the entity is an investment company.

We have three types of limited partnership investments: private equity, mezzanine debt and real estate. Our private equity and mezzanine debt partnerships are diversified among numerous industries and geographies to minimize potential loss exposure. The fair value amounts for our private equity and mezzanine debt partnerships are based on the financial statements prepared by the general partners, who use various methods to estimate fair value including the market approach, income approach and the cost approach. The market approach uses prices and other pertinent information from market-generated transactions involving identical or comparable assets or liabilities. Such valuation techniques often use market multiples derived from a set of comparables. The income approach uses valuation techniques to convert future cash flows or earnings to a single discounted present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is derived from the amount that is currently required to replace the service capacity of an asset. If information becomes available that would impair the cost of investments owned by the partnerships, then the general partner would generally adjust to the net realizable value.
Real estate limited partnerships are recorded by the general partner at fair value based on independent appraisals and/or internal valuations. Real estate projects under development are generally valued at cost and impairment tested by the general partner. We minimize the risk of market decline by avoiding concentration in a particular geographic area and are diversified across residential, commercial, industrial and retail real estate investments.
We perform various procedures in review of the general partners’ valuations, and while we rely on the general partners’ financial statements as the best available information to record our share of the partnership unrealized gains and losses resulting from valuation changes, we adjust our financial statements for impairments of the partnership investments where appropriate. As there is no ready market for these investments, they have the greatest potential for variability. We survey each of the general partners quarterly about expected significant changes (plus or minus 10% compared to previous quarter) to valuations prior to the release of the fund’s quarterly and annual financial statements. Based on that information from the general partner, we consider whether additional disclosure is warranted.
Deferred acquisition costs related to life insurance and investment-type contracts
Deferred acquisition costs (DAC) on life insurance and investment-type contracts are amortized in proportion to gross premiums, gross margins or gross profits, depending on the type of contract. DAC related to traditional life insurance products is amortized in proportion to premium revenues over the premium-paying period of related policies using assumptions consistent with those used in computing policy liability reserves. These assumptions are not revised after policy issuance unless the DAC balance is deemed to be unrecoverable from future expected profits. In any period where the actual policy terminations are higher (lower) than anticipated policy terminations, DAC amortization will be accelerated (decelerated) in that period.
DAC related to universal life products and deferred annuities is amortized over the estimated lives of the contracts in proportion to actual and expected future gross profits, which include investment, mortality and expense margins and surrender charges. Both historical and anticipated investment returns, including realized gains and losses, are considered in determining the amortization of DAC. When the actual gross profits change from previously estimated gross profits, the cumulative DAC amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. When actual gross profits exceed those previously estimated, DAC amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross profits are below the previously estimated gross profits. DAC is also adjusted for the impact of unrealized gains or losses on investments as if these gains or losses had been realized, with corresponding credits or charges, net of income taxes, included in EFL’s accumulated other comprehensive income, which is presented in the noncontrolling interest owned by policyholders-Exchange in the Consolidated Statements of Financial Position.
The actuarial assumptions used to determine investment, mortality and expense margins and surrender charges are reviewed periodically, are based on best estimates and do not include any provision for the risk of adverse deviation. If actuarial analysis indicates that expectations have changed, the actuarial assumptions are updated and the investment, mortality and expense margins and surrender charges are unlocked. If this unlocking results in a decrease in the present value of future expected gross profits, DAC amortization for the period will increase. If this unlocking results in an increase in the present value of future expected gross profits, DAC amortization for the current period will decrease.
DAC is periodically reviewed for recoverability. For traditional life products, if the benefit reserves plus anticipated future premiums and interest earnings for a line of business are less than the current estimate of future benefits and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization or for increased benefit reserves. For universal life and deferred annuities, if the current present value of future expected gross profits is less than the unamortized DAC, a charge to income is recorded for additional DAC amortization. There were no impairments to DAC in either 2009 or 2008.
Deferred taxes
Deferred tax assets represent the tax benefit of future deductible temporary differences and operating loss and tax credit carry-forwards. Deferred tax assets are measured using the enacted tax rates expected to be in effect when such benefits are realized if there is no change in tax law. We perform an analysis of our deferred tax assets to determine recoverability on a quarterly basis for each legal entity, consistent with how we file our tax returns. Deferred tax assets are reduced by a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. In determining the need for a valuation allowance, we consider carry-back capacity, reversal of existing temporary differences, future taxable income and tax planning strategies. The determination of the valuation allowance for our deferred tax assets requires management to make certain judgments and assumptions regarding future operations that are based on our historical experience and our expectations of future performance. Our judgments and assumptions are subject to change given the inherent uncertainty in predicting future performance, which is impacted by such things as financial market conditions, policyholder behavior, competitor pricing, new product introductions, and specific industry and economic conditions. Indemnity had net deferred tax assets of $41 million and $73 million at December 31, 2009 and 2008, respectively. The valuation allowance recorded on Indemnity was $2 million and $1 million at December 31, 2009 and 2008, respectively. The Exchange had net deferred tax assets of $75 million and $325 million at December 31, 2009 and 2008, respectively. The valuation allowance recorded on the Exchange was $4 million and $118 million at December 31, 2009 and 2008, respectively, primarily related to impairments on investments where the related deferred tax asset is not expected to be realized.
Retirement benefit plans
Our pension plan for employees is the largest and only funded benefit plan we offer. Our pension and other retirement benefit obligations are developed from actuarial estimates. Several statistical and other factors, which attempt to anticipate future events, are used in calculating the expense and liability related to the plans. Key factors include assumptions about the discount rates and expected rates of return on plan assets. We review these assumptions annually and modify them considering historical experience, current market conditions, including changes in investment returns and interest rates, and expected future trends.
Accumulated and projected benefit obligations are expressed as the present value of future cash payments. We discount those cash payments using the prevailing market rate of a portfolio of high-quality fixed-income debt instruments with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent year pension expense; higher discount rates decrease present values and subsequent year pension expense. In determining the discount rate, we performed a bond-matching study. The study developed a portfolio of non-callable bonds rated AA- or higher with at least $25 million outstanding at December 31, 2009. These bonds had maturities primarily between zero and 26 years. For years beyond year 27, there were no appropriate bonds maturing. In these instances, the study estimated the appropriate bond by assuming that there would be bonds available with the same characteristics as the available bond maturing in the immediately preceding year. Outlier bonds were excluded from the study. The cash flows from the bonds were matched against our projected benefit payments in the pension plan, which have a duration of about 18 years. This bond-matching study supported the selection of a 6.11% discount rate for the 2010 pension expense. The 2009 expense was based on a discount rate assumption of 6.06%. A change of 25 basis points in the discount rate assumption, with other assumptions held constant, would have an estimated $2 million impact on net pension and other retirement benefit costs in 2010.
Unrecognized actuarial gains and losses are being recognized over a 15-year period, which represents the expected remaining service period of the employee group. Unrecognized actuarial gains and losses arise from several factors, including experience and assumption changes in the obligations and from the difference between expected returns and actual returns on plan assets. These unrecognized losses are recorded in the pension plan obligation on the Statements of Financial Position and Accumulated Other Comprehensive Income. These amounts are systematically recognized to net periodic pension expense in future periods, with gains decreasing and losses increasing future pension expense.
The expected long-term rate of return for the pension plan represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. The expected long-term rate of return is less susceptible to annual revisions, as there are typically not significant changes in the asset mix. The long-term rate of return is derived from expected future returns for each asset category based on applicable indices and their historical relationships under various market conditions. These expected future returns are then weighed based on our target asset allocation percentages for each asset category. A reasonably possible change of 25 basis points in the expected long-term rate of return assumption, with other assumptions held constant, would have an estimated $0.8 million impact on net pension benefit cost.
We use a four year averaging method to determine the market-related value of plan assets, which is used to determine the expected return component of pension expense. Under this methodology, asset gains or losses that result from returns that differ from our long-term rate of return assumption are recognized in the market-related value of assets on a level basis over a four year period. The component of the actuarial gain generated during 2009 that related to the actual investment return being different from assumed during the prior year was $27 million. Recognition of this gain will be deferred over a four year period, consistent with the market-related asset value methodology. Once factored into the market-related asset value, these experience gains will be amortized over a period of 15 years, which is the remaining service period of the employee group.
The actuarial assumptions used by us in determining our pension and retirement benefits may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. While we believe that the assumptions used are appropriate, differences in actual experience or changes in assumptions may materially affect our financial position, results of operations or cash flows.
RESULTS OF OPERATIONS
Management operations
The information below is presented on a segment basis prior to eliminations. Management fee revenue earned by Indemnity from services provided to the Exchange is eliminated upon consolidation.

	Erie Insurance Group
	Years ended December 31,
(in millions)	2009	2008	%Change

Management fee revenue	$965	$950	1.6%
Service agreement revenue	35	33	7.7

Total revenue from management operations	1,000	983	1.8
Cost of management operations	813	810	0.5

Income from management operations-Indemnity (1)	$187	$173	8.1%

Gross margin	18.7%	17.6%	1.1	pts.

(1)	Indemnity retains 100% of the income from management operations.
Management fee revenue
The following table presents the direct written premium of the Property and Casualty Group and the calculation of the management fee revenue.

	Erie Insurance Group
	Years ended December 31,
(dollars in millions)	2009	2008	%Change

Property and Casualty Group direct written premiums	$3,861	$3,800	1.6%
Management fee rate	25%	25%

Management fee revenue, gross	965	950	1.6
Change in allowance for management fee returned on cancelled policies(1)	0	0	NM

Management fee revenue, net of allowance	$965	$950	1.6%

NM = not meaningful

(1)	Management fees are returned to the Exchange when policies are cancelled mid-term and unearned premiums are refunded. Indemnity records an estimated allowance for management fees returned on mid-term policy cancellations.
Management fee revenue is based upon the management fee rate, determined by our Board of Directors, and the direct written premiums of the Property and Casualty Group. Changes in the management fee rate can affect the segment’s revenue and net income significantly. See also, “Board oversight” in the Transactions/Agreements between Indemnity and Noncontrolling Interest (Exchange) section within this report. The management fee rate was set at 25%, the maximum rate, for both 2009 and 2008. The management fee rate for 2010 has again been set at the maximum rate of 25% by our Board of Directors.
Direct written premiums of the Property and Casualty Group increased 1.6% in 2009 due to an increase in policies in force of 3.5%, offset by reductions in average premium per policy. The policy retention ratio was 90.6% in both 2009 and 2008. See the segment discussion of “Property and casualty insurance” operations for a complete discussion of property and casualty premiums.

Service agreement revenue
Service agreement revenue includes service charges Indemnity collects from policyholders for providing extended payment terms on policies written by the Property and Casualty Group and late payment and policy reinstatement fees. The service charges are fixed dollar amounts per billed installment. Service agreement revenue totaled $35 million and $33 million in 2009 and 2008, respectively. Service agreement revenue increased by $6 million in 2009 and $3 million in 2008 due to the implementation of late payment and policy reinstatement fees that became effective in March 2008. These increases were offset somewhat by continued shifts to the no-fee, single payment plan driven by a discount in pricing offered for paid-in-full policies as well as consumers’ desire to not incur service charges.
Cost of management operations summary

	Erie Insurance Group
	Years ended December 31,
(in millions)	2009	2008	%Change

Commissions	$552	$554	(0.3)%

Personnel costs	145	144	0.9
Survey and underwriting costs	27	24	12.3
Sales and policy issuance costs	28	29	(2.3)
All other operating costs	61	59	3.3

Non-commission expense	261	256	2.1

Total cost of management operations	$813	$810	0.5%

Scheduled rate commissions were impacted by a 1.6% increase in the direct written premiums of the Property and Casualty Group in 2009. Also, commission rates were increased for certain commercial lines new business premiums effective in July 2008, which added $2 million to 2009 scheduled rate commissions. In 2008, these commercial rate increases added $2 million to scheduled rate commissions. Also in 2008, an increase in workers compensation commission rates, which became effective in the latter half of 2007 in certain states, added $3 million of commission expense.
Accelerated rate commissions are offered under specific circumstances to certain newly-recruited agencies for their initial three years of operation. Accelerated rate commissions decreased in 2009 as existing accelerated commission contracts are expiring. This is reflective of the fact that although new agency appointments continue, the number of such appointments has been declining. We appointed 120 new agencies in 2009 and 156 in 2008.
Agent bonuses are based on an individual agency’s property and casualty underwriting profitability over a three-year period. There is also a growth component to the bonus, paid only if the agency is profitable. The estimate for the bonus is modeled on a monthly basis using the two prior years’ actual underwriting data by agency combined with the current year-to-date actual data. Agent bonuses decreased $13 million in 2009 as our estimate of the profitability component of the bonus decreased when factoring in the most recent year’s underwriting data. The agent bonus award is estimated at $68 million for 2009.
Personnel costs, the second largest component in the cost of management operations, increased $1 million in 2009. Employee benefit costs increased $3 million, primarily driven by higher pension benefit costs due to the change in the discount rate assumption used to calculate the pension expense to 6.06% in 2009 from 6.62% in 2008. Expense for management incentive plans increased $2 million, resulting from an increase in the estimate of the plan payouts. Salaries and wages were impacted by a $1 million increase due to higher average pay rates offset by the capitalization of $2 million of labor costs related to our technology initiatives. Also, 2008 included $3 million of executive severance costs and other compensation expense.
Survey and underwriting costs increased $3 million in 2009. A 7.5% increase in submitted applications for potential policyholders contributed to higher underwriting costs. All other operating costs increased 3.3%, or $2 million, in 2009 driven by a $3 million increase primarily in contract labor costs related to various technology initiatives. This increase is net of $6 million of capitalized contract labor costs.

Property and casualty insurance operations
A summary of the results of operations of our property and casualty insurance business is as follows:

	Property and Casualty Group
	Years ended December 31,
(dollars in millions)	2009	2008	%Change

Direct written premium	$3,861	$3,800	1.6%
Reinsurance — assumed and ceded	0	(12)	NM

Net written premium	3,861	3,788	1.9
Change in unearned premium	53	17	NM

Net premiums earned	3,808	3,771	1.0

Losses and loss expenses	2,644	2,494	6.0
Policy acquisition and other underwriting expenses	1,135	1,035	9.5

Total losses and expenses	3,779	3,529	7.1

Underwriting income – Erie Insurance Group	$29	$242	(87.3)%

Underwriting income – Indemnity	$1	$13

Underwriting income – Exchange	$28	$229

Loss and loss expense ratio	69.4%	66.1%	3.3	pts.
Policy acquisition and other underwriting expense ratio	29.8	27.5	2.3

Combined ratio	99.2%	93.6%	5.6	pts.

NM = not meaningful
We measure profit or loss for our property and casualty segment based upon underwriting results, which represent net earned premium less loss and loss expenses and underwriting expense on a pre-tax basis. Loss and combined ratios are key performance indicators that we use to assess business trends and to make comparisons to industry results. Investment results of our property and casualty insurance company subsidiaries are included in our investment segment.
Direct written premiums
Direct written premiums of the Property and Casualty Group increased 1.6% to nearly $3.9 billion in 2009, compared to $3.8 billion in 2008, due to an increase in policies in force offset by reductions in average premium. Total year-over-year policies in force increased by 3.5% as the result of continuing strong policyholder retention rates and increased new policies sold. The year-over-year average premium per policy for all lines of business declined 1.9% in 2009, the impact of which was seen primarily in the commercial lines renewal premiums.
Premiums generated from new business increased 5.0% in 2009 and 2.9% in 2008. Underlying the trend in new business premiums was an increase in new business policies in force of 7.7% in 2009 compared to 3.1% in 2008, offset by a decline in the year-over-year average premium per policy on new business of 2.5% in 2009 and 0.2% in 2008.
Premiums generated from renewal business increased 1.2% to just over $3.4 billion in 2009 compared to a 0.1% increase in 2008. Renewal policies in force increased 3.0% in 2009 compared to a 2.9% increase in 2008. The year-over-year average premium per policy on renewal business decreased 1.7% in 2009 and 2.7% in 2008. The Property and Casualty Group’s year-over-year policy retention ratio was 90.6% in both 2009 and 2008.
The Property and Casualty Group implemented modest rate increases in 2009 in order to meet lost cost expectations, whereas rate reductions were taken in 2008 to be more price-competitive for potential new policyholders and to improve retention of existing policyholders. Our modest rate increases in 2009 were offset by exposure reductions and changes in our mix of business which resulted in a slight decrease in our average premium per policy in 2009. We continuously evaluate our pricing actions and currently, rate increases are planned for 2010.
The Property and Casualty Group writes only one-year policies. Consequently, rate actions take 12 months to be fully recognized in written premium and 24 months to be recognized fully in earned premiums. Since rate changes are realized at renewal, it takes 12 months to implement a rate change to all policyholders and another 12 months to earn the decreased or increased premiums in full. As a result, certain rate actions approved in 2008 were reflected in 2009, and certain rate actions in 2009 will be reflected in 2010.

Personal lines – Total personal lines premiums written increased 3.7% to nearly $2.8 billion in 2009, compared to nearly $2.7 billion in 2008. Total personal lines policies in force increased 3.7% in 2009 and total personal lines year-over-year average premium per policy increased 0.1%.
The Property and Casualty Group’s personal lines new business premiums written increased 9.1% in 2009 compared to 2.5% in 2008. Personal lines new business policies in force increased 8.6% in 2009 and 3.3% in 2008. The year-over-year average premium per policy on personal lines new business increased 0.4% in 2009 and 0.7% in 2008.
•	Private passenger auto new business premiums written increased 8.2% in 2009 driven by an 8.7% increase in new business policies in force in 2009 compared to 2008. An incentive program for private passenger auto has been in place since July 2006 to stimulate policy growth and has contributed to the increase in new business policies in force. The new business year-over-year average premium per policy for private passenger auto decreased 0.4% in 2009 from 2008. In 2008, the private passenger auto new business premiums written increased 5.3% as new policies in force increased 7.3%, while the average premium per policy declined 1.8%.
Renewal premiums written on personal lines increased 3.2% in 2009 compared to an increase of 1.6% in 2008. The 2009 increase in renewal premiums was driven by a slight increase in average premium per policy and improving policy retention ratio trends. The year-over-year average premium per policy on personal lines renewal business increased 0.1% in 2009, compared to a decrease of 1.3% in 2008. The year-over-year policy retention ratio for personal lines improved to 91.5% in 2009 from 91.4% in 2008.
•	Private passenger auto renewal business premiums written increased 1.6% in 2009 from 2008. The private passenger auto year-over-year policy retention ratio was 91.9% and 91.8% in 2009 and 2008, respectively. Driving a 6.1% increase in homeowners renewal premiums written in 2009 compared to 2008 was an increase in year-over-year policyholder retention ratio to 91.2% in 2009, compared to 91.1% in 2008.
Commercial lines – Total commercial lines premiums written decreased 3.6% to almost $1.1 billion in 2009, compared to just over $1.1 billion in 2008. Total commercial lines policies in force increased 2.7% while the total commercial lines year-over-year average premium per policy decreased 6.1%.
Commercial lines new business premiums written decreased 2.5% in 2009 from 2008, compared to an increase of 3.9% in 2008. The year-over-year average premium per policy on commercial lines new business decreased 6.0% in 2009 compared to an increase of 1.3% in 2008. Commercial lines new business policies in force increased 3.7% in 2009 and 2.6% in 2008. The decrease in commercial lines new business year-over-year average premium per policy was driven by reductions in exposure as a result of continued economic pressures on commercial customers. In 2008, the factors contributing to the increase in new commercial lines premiums written included more proactive communications between us and our commercial agents, continued refinement and enhancements to our quote processing systems and our use of more refined pricing based on predictive modeling.
Renewal premiums for commercial lines decreased 3.8% in 2009 and 3.4% in 2008. Renewal policies in force increased 2.5% in 2009 compared to 3.1% in 2008. The year-over-year average premium per policy on commercial lines renewal business declined 6.1% in 2009 compared to 6.3% in 2008, due primarily to the workers compensation and commercial auto lines of business. The workers compensation and commercial auto year-over-year average premium per policy decreased 14.4% and 4.2%, respectively, in 2009. Contributing to the workers compensation lower average premium per policy were shifts in the mix of our book of business and lower exposures driven by reductions in payroll levels. The commercial auto average premium per policy decrease was driven by shifts in the mix of our book of business and fewer insured vehicles. In 2008, the 3.4% decrease in renewal premiums for commercial lines was reflective of the impact of rate reductions and changes in the mix of business. The year-over-year policy retention ratio for commercial lines was 84.9% and 85.3% in 2009 and 2008, respectively.
Future trends—premium revenue – We are continuing our efforts to grow Property and Casualty Group premiums and improve our competitive position in the marketplace. Expanding the size of the agency force will contribute to future growth as existing and new agents build up their book of business with the Property and Casualty Group. In 2009, we appointed 120 new agencies and had a total of 2,054 agencies as of December 31, 2009. We will continue to appoint a similar number of new agencies in 2010. We expect our pricing actions to result in a net increase in direct written premium in 2010, however, exposure reductions and changes in our mix of business could impact the average premium written by the Property and Casualty Group as customers may continue to reduce coverages.

Current year losses and loss expenses
The personal lines loss and loss expense ratio related to the current accident year, excluding catastrophe losses, was 69.1% in 2009 compared to 66.7% in 2008. The personal auto loss and loss expense ratio related to the current accident year, excluding catastrophe losses, increased to 74.3% in 2009 from 71.3% in 2008 primarily due to an increase in the frequency of claims.
The commercial lines loss and loss expenses ratio related to the current accident year, excluding catastrophe losses, was 66.9% in 2009 compared to 70.1% in 2008. Excluding catastrophe losses, the commercial multi-peril current accident year loss and loss expense ratio was 63.6% in 2009 and 66.6% in 2008 and the workers compensation current accident year loss and loss expense ratio was 79.0% in 2009 and 79.1% in 2008.
Catastrophe losses
Catastrophes are an inherent risk of the property and casualty insurance business and can have a material impact on our insurance underwriting results. In addressing this risk, we employ what we believe are reasonable underwriting standards and monitor our exposure by geographic region. The Property and Casualty Group’s definition of catastrophes includes those weather-related or other loss events which we consider significant to our geographic footprint which, individually or in the aggregate, may not reach the level of a national catastrophe as defined by the Property Claim Service (PCS). The Property and Casualty Group maintains sufficient property catastrophe reinsurance coverage from unaffiliated reinsurers and no longer participates in the voluntary assumed reinsurance business, which lowers the variability of the underwriting results of the Property and Casualty Group.
Catastrophe losses, as defined by the Property and Casualty Group, totaled $129 million in 2009 and $127 million in 2008. Both 2009 and 2008 catastrophes amounted to 3.4 points of the respective loss ratios. Catastrophe losses in 2009 were impacted by flooding, hail, tornado and wind storms primarily in Pennsylvania, Ohio and Indiana. In 2008, catastrophe losses resulted from flooding, tornado and wind storms related to Hurricane Ike primarily in Ohio and Pennsylvania.
Prior year loss development
The following table provides the details of the prior year loss reserve development:

	Erie Insurance Group
	Years ended December 31,
(in millions)	2009	2008

Prior year loss development:
Direct business excluding salvage and subrogation	$(22)	$(122)
Assumed reinsurance business	(38)	(65)
Ceded reinsurance business	(25)	3
Salvage and subrogation	(8)	(2)

Total prior year loss development	$(93)	$(186)

Negative amounts represent a redundancy (decrease in reserves) while positive amounts represent a deficiency (increase in reserves).
Development of loss reserves
Direct business excluding salvage and subrogation — Driving the prior accident year development in 2009 are $133 million of favorable development related to workers compensation reserves offset by adverse development of $79 million related to the personal auto line of business, primarily the pre-1986 automobile massive injury reserves. The favorable workers compensation development was a function of (1) the settlement of several massive injury workers compensation claims, (2) changes to mortality assumptions and (3) a change in the payout patterns used in the calculation to discount the workers compensation reserves. The adverse development on the pre-1986 automobile massive injury reserves was the result of changes made to the mortality assumption, specifically the use of gender specific mortality tables, coupled with increasing frequency trends. Adverse development was also experienced on the commercial multi-peril line of $69 million in 2009 as a result of some reserve strengthening and the outcome of certain court decisions.

The following table presents the overall prior year loss development of direct reserves by accident year for the personal and commercial lines operations.

	Years ended December 31,
(in millions)	2009	2008

2008	$4	—
2007	(9)	$(58)
2006	(16)	(32)
2005	(4)	(1)
2004	9	(9)
2003	(53)	14
2002	14	(1)
2001	(2)	(2)
2000	(2)	4
1999 and prior	37	(37)

Total	$(22)	$(122)

Negative amounts represent a redundancy (decrease in reserves) while positive amounts represent a deficiency (increase in reserves).
The 2009 favorable development represented 0.6% of the net loss reserves at December 31, 2008. The most significant factors contributing to the 2009 favorable development were:
•	Favorable development of $133 million related to the workers compensation line of business. The favorable workers compensation development was a function of 1) the settlement of several massive injury workers compensation claims of $56 million, 2) changes to mortality assumptions of $14 million and 3) a change in the payout patterns used in the calculation to discount workers compensation reserves of $45 million. The settlement of the massive injury workers compensation claims impacted several accident years. The changes in assumptions and the discount calculation impacted all accident years.

•	Adverse development of $79 million in the personal auto line of business, primarily related to pre-1986 automobile massive injury claims. The mortality assumptions used for these claims was changed to a 100% weighting of the disabled pensioner mortality table and gender specific mortality tables were used resulting in an increase to reserves of $44 million. The remaining adverse development primarily resulted from personal auto bodily injury claims as greater than expected frequency and severity trends were experienced related to accident years 2007 and 2008.

•	Adverse development of $69 million in the commercial multiple peril lines of business on various prior accident years. The majority of the adverse development stems from liability claims on accident years 2007 and 2008 as greater than expected severity trends were experienced. Adverse development on accident years prior to 2007 resulted mainly from the outcome of certain court decisions.
The 2008 favorable development represented 3.5% of the net loss reserves at December 31, 2007. The most significant factors contributing to 2008 favorable development were:
•	Favorable development of $78 million in the personal auto line of business and $19 million in the commercial auto line of business primarily impacting the 2006 and 2007 accident years. We experienced improvements in frequency trends and slight improvements in severity trends on automobile bodily injury and uninsured/underinsured motorist bodily injury. We believe this improvement was impacted by the employment of specialty claims units in Pennsylvania to improve claims handling and control severity.

•	Favorable development of $23 million in the commercial multi-peril lines primarily related to the 2007 accident year. This favorable development is the result of lower than expected frequency trends as improvements in claims handling procedures, changes in growth rates, and shifts in the mix of business caused changes in loss development patterns over the more recent accident years.

•	The favorable development of $30 million on accident years 1999 and prior primarily stems from revisions to anticipated attendant care costs on automobile massive injury claims related to accident years prior to 1986. Pennsylvania’s auto no-fault law provided for unlimited medical benefits prior to 1986. Offsetting this somewhat was adverse development of a workers compensation massive injury claim from accident year 1983.

Additional information on direct loss reserve development is provided in Item 1. “Business, Reserves for losses and loss expenses” contained within the Form 10-K filed February 25, 2010. The variability in reserve development over the ten year period illustrates the uncertainty of the loss reserving process. Conditions and trends that have affected reserve development in the past will not necessarily recur in the future. It is not appropriate to extrapolate future favorable or unfavorable reserve development based on amounts experienced in prior years.
Assumed reinsurance – The Property and Casualty Group experienced favorable development of prior accident year loss reserves on its assumed reinsurance business of $38 million and $65 million in 2009 and 2008, respectively. The favorable development was due to less than anticipated growth in involuntary reinsurance and, to a lesser extent, reductions in reserve levels related to World Trade Center losses.
Ceded reinsurance – Ceded reinsurance reserves are primarily related to the pre-1986 automobile massive injury claims. As mentioned in the discussion of direct business above, the pre-1986 automobile massive injury reserves increased in 2009 due to assumption changes and frequency trends. These reserve increases drove the corresponding increase in the 2009 receivable from the ceded reinsurer.
Policy acquisition and other underwriting expenses
Our expense ratio increased by 2.3 points in 2009 compared to 2008 primarily due to the write-off of assumed involuntary reinsurance premium related to the North Carolina Beach and Coastal Plan deemed uncollectible as a result of recent state legislation. The management fee rate was 25% in both 2009 and 2008.
Life insurance operations
EFL is a Pennsylvania-domiciled life insurance company which underwrites and sells nonparticipating individual and group life insurance policies and fixed annuities and operates in 10 states and the District of Columbia.

	Erie Family Life Insurance Company
	Years ended December 31,
(in millions)	2009	2008	%Change

Individual life premiums	$60	$62	(2.8)%
Group life and other premiums	3	3	(5.8)
Other revenue	1	1	(0.6)

Total net policy revenue	64	66	(2.8)
Net investment income	93	87	6.2
Net realized gains (losses) on investments	3	(10)	NM
Impairment losses recognized in earnings	(23)	(83)	72.5
Equity in losses of limited partnerships	(10)	0	NM

Total revenues	127	60	NM

Benefits and other changes in policy reserves	89	94	(4.8)
Amortization of deferred policy acquisition costs	13	3	NM
Other operating expenses	15	17	(11.1)

Total benefits and expenses	117	114	2.7

Income (loss) before income taxes	10	(54)	NM

Income (loss) before taxes – Indemnity(1)	$2	$(12)	NM

Income (loss) before taxes – Exchange	$8	$(42)	NM

NM = not meaningful

(1)	The Exchange has a 78.4% ownership interest in EFL, with the remaining 21.6% owned by Indemnity.
Premiums
Gross policy revenues increased 1.5% to $102 million 2009, compared to $100 million 2008. EFL reinsures a large portion of its traditional products in order to reduce claims volatility. Our reinsurers assume 75% of the risk on new term business. Ceded reinsurance premiums were $39 million in 2009 and $35 million in 2008.
Premiums received on annuity and universal life products totaled $177 million and $167 million in 2009 and 2008, respectively. Of this amount, annuity and universal life premiums recorded as deposits and therefore not reflected in revenue on the Consolidated Statements of Operations were $164 million and $153 million in 2009 and 2008, respectively.
Investments
Impairments decreased significantly in 2009 compared to 2008 due to improving market conditions. Equity in losses of limited partnerships reflects the deterioration in market conditions in the fourth quarter of 2008 as limited partnership activity is reported on a one quarter lag. See additional discussion of investments in the “Investment Operations” segment that follows.
Benefits and expenses
The amortization of deferred acquisition costs in 2008 was impacted by the more significant impairment losses recorded in 2008. In 2009, other operating expenses were reduced by a recovery of $4 million related to the Pennsylvania Employees Group Life Insurance voluntary reinsurance pool that had previously been written off.
Investment operations

	Erie Insurance Group
	Years ended December 31,
(in millions)	2009	2008	% Change

Indemnity
Net investment income	$42	$44	(5.6)%
Net realized gains (losses) on investments	10	(43)	NM
Net impairment losses recognized in earnings	(12)	(70)	NM
Equity in (losses) earnings of limited partnerships	(76)	6	NM

Net loss from investment operations – Indemnity	$(36)	$(63)	NM

Exchange
Net investment income	$397	$400	(0.5)%
Net realized gains (losses) on investments	402	(983)	NM
Net impairment losses recognized in earnings	(114)	(501)	NM
Equity in losses of limited partnerships	(293)	(64)	NM

Net revenue (loss) from investment operations – Exchange(1)	$392	$(1,148)	NM

NM = not meaningful

(1)	The Exchange’s results include net revenues of EFL operations of $63 million and net losses of $6 million in 2009 and 2008, respectively.
Net investment income includes primarily interest and dividends on our fixed maturity and equity security portfolio.
Net investment income decreased 5.6% in Indemnity in 2009 primarily due to decreased dividend income on our non-redeemable preferred stock portfolio as a result of disposals of these securities. The Exchange investment income also decreased slightly due to a decrease in dividend income related to the disposals of non-redeemable preferred securities and fewer common stock dividends received in 2009.
Realized gains on investments increased in both companies in large part due to the valuation increases on our common stock trading portfolios. Indemnity’s common stock trading portfolio contributed $11 million in valuation adjustment gains in 2009 compared to $22 million in valuation adjustment losses in 2008. The Exchange generated valuation adjustment gains in 2009 of $464 million compared to valuation adjustment losses of $416 million in 2008.
Impairment losses recognized in earnings decreased $58 and $387 million in 2009 in Indemnity and Exchange, respectively, due to improved market conditions as well as the change in impairment policies related to credit impaired debt securities.
Indemnity’s equity in losses of limited partnerships were $76 million in 2009 compared to gains of $6 million in 2008. The Exchange’s equity in losses of limited partnerships was $293 million and $64 million in 2009 and 2008, respectively. These losses were primarily a result of fair value declines in our real estate limited partnerships.

The breakdown of our net realized (losses) gains on investments is as follows:

	Erie Insurance Group
	Years ended December 31,
(in millions)	2009	2008

Indemnity
Securities sold:
Fixed maturities	$1	$(2)
Preferred stock equity securities	1	(5)
Common stock equity securities	(3)	(16)
Common stock valuation adjustments	11	(22)
Limited partnerships	0	2

Total net realized gains (losses) – Indemnity (1)	10	(43)

Exchange
Securities sold:
Fixed maturities	(15)	(40)
Preferred stock equity securities	13	(35)
Common stock equity securities	(60)	(499)
Common stock valuation adjustments	464	(416)
Limited partnerships	0	7

Total net realized gains (losses) – Exchange (1) (2)	$402	$(983)

(1)	See Item 8. “Financial Statements and Supplementary Data – Note 7 of Notes to Consolidated Financial Statements” contained within this report for additional disclosures regarding net realized (losses) gains on investments.

(2)	The Exchange net realized gains (losses) include net realized gains from EFL operations of $3 million in 2009 and net realized losses of $10 million in 2008.
Impairment charges of $12 million included $7 million on fixed maturities and $5 million on preferred stock in 2009 for Indemnity. Impairment charges of $114 million included $54 million on fixed maturities and $60 million on preferred stock in 2009 for the Exchange. Impairment charges during 2009 decreased significantly compared to 2008 as the financial markets began to stabilize.
The components of equity in earnings (losses) of limited partnerships are as follows:

	Erie Insurance Group
	Years ended December 31,
(in millions)	2009	2008	% Change

Indemnity
Private equity	$(12)	$5	NM
Real estate	(58)	(4)	NM
Mezzanine debt	(6)	5	NM

Total equity in earnings (losses) of limited partnerships – Indemnity	$(76)	$6	NM

Exchange
Private equity	$(34)	$(42)	21.0%
Real estate	(257)	(47)	NM
Mezzanine debt	(2)	25	NM

Total equity in earnings (losses) of limited partnerships – Exchange(1)	$(293)	$(64)	NM

NM = not meaningful

(1)	Total equity in earnings (losses) of limited partnerships include equity in losses of limited partnership from EFL operations of $10 million in 2009 and equity in earnings of $0.1 million in 2008.
Limited partnership earnings pertain to investments in U.S. and foreign private equity, real estate and mezzanine debt partnerships. Valuation adjustments are recorded to reflect the fair value of limited partnerships. These adjustments are recorded as a component of equity in earnings of limited partnerships in the Consolidated Statements of Operations.
We experienced a decline in earnings as a result of asset value reductions recognized in 2009 due to current adverse market conditions resulting in lower than normal transaction volume and subsequently lower sales prices and gains on sales of investments. Limited partnership earnings tend to be cyclical based on market conditions, the age of the partnership and the nature of the investments. Generally, limited partnership earnings are recorded by us on a quarter lag from financial statements we receive from our general partners. As a consequence, earnings from limited partnerships reported at December 31, 2009 do not reflect investment valuation changes that may have resulted from the financial markets and the economy in general in the fourth quarter of 2009.
We terminated our securities lending program and completed the process of unwinding the current securities on loan in December 2009. Consequently, there were no loaned securities included in our invested assets at December 31, 2009, compared to $18 million for Indemnity and $259 for the Exchange at December 31, 2008.
FINANCIAL CONDITION
Investments
Our investment strategy takes a long-term perspective emphasizing investment quality, diversification and superior investment returns. Investments are managed on a total return approach that focuses on current income and capital appreciation. Our investment strategy also provides for liquidity to meet our short- and long-term commitments. Investments, along with our operating cash flow, provide the liquidity we require to meet the demands on our funds.
Distribution of investments

	Erie Insurance Group
	Carrying value at December 31,
		% to		% to
(in millions)	2009	total	2008	total

Indemnity
Fixed maturities	$664	68%	$564	59%
Equity securities:
Preferred stock	38	4	55	6
Common stock	42	4	33	3
Limited partnerships:
Real estate	99	10	150	16
Private equity	85	9	94	10
Mezzanine debt	51	5	55	5
Real estate mortgage loans	1	0	1	1

Total investments – Indemnity	$980	100%	$952	100%

Exchange
Fixed maturities	$6,517	65%	$5,223	62%
Equity securities:
Preferred stock	472	5	411	5
Common stock	1,835	18	1,375	16
Limited partnerships:
Real estate	397	4	603	7
Private equity	503	5	517	6
Mezzanine debt	216	2	207	2
Policy loans	15	1	16	1
Real estate mortgage loans	5	0	5	1

Total investments – Exchange	$9,960	100%	$8,357	100%

Total investments – Erie Insurance Group	$10,940		$9,309

We continually review the investment portfolio to evaluate positions that might incur other-than-temporary declines in value. For all investment holdings, general economic conditions and/or conditions specifically affecting the underlying issuer or its industry, including downgrades by the major rating agencies, are considered in evaluating impairment in value. In addition to specific factors, other factors considered in our review of investment valuation are the length of time the fair value is below cost and the amount the fair value is below cost.

We individually analyze all positions with emphasis on those that have, in management’s opinion, declined significantly below costs. With the issuance of new impairment guidance for debt securities in the second quarter of 2009, we further analyze debt securities to determine if a credit-related impairment has occurred. Some of the factors considered in determining whether a debt security is credit impaired include potential for the default of interest and/or principal, level of subordination, collateral of the issue, compliance with financial covenants, credit ratings and industry conditions. We have the intent to sell all credit-impaired debt securities, therefore the entire amount of the impairment charges are included in earnings and no non-credit impairments are recorded in other comprehensive income. Prior to the second quarter of 2009, there was no differentiation between impairments related to credit loss and those related to other factors and declines the fair value of debt securities were deemed other-than-temporary if we did not have the intent and ability to hold a security to recovery. For available-for-sale equity securities, a charge is recorded in the Consolidated Statement of Operations for positions that have experienced other-than-temporary impairments due to credit quality or other factors (See “Investment Operations” section herein).
If our policy for determining the recognition of impaired positions were different, our Consolidated Results of Operations could be significantly impacted. Management believes its investment valuation philosophy and accounting practices result in appropriate and timely measurement of value and recognition of impairment.
Fixed maturities
Under our investment strategy, we maintain a fixed maturities portfolio that is of high quality and well diversified within each market sector. This investment strategy also achieves a balanced maturity schedule. The fixed maturities portfolio is managed with the goal of achieving reasonable returns while limiting exposure to risk. The municipal bond portfolio accounts for $244 million, or 37%, of the total fixed maturity portfolio for Indemnity and $1.4 billion or 22% of the fixed maturity portfolio for the Exchange at December 31, 2009. The overall credit rating of the municipal portfolio without consideration of the underlying insurance is AA-. Because of the rating downgrades of municipal bond insurers, the insurance does not improve the overall credit rating.
Fixed maturities classified as available-for-sale are carried at fair value with unrealized gains and losses, net of deferred taxes, included in shareholders’ equity. At December 31, 2009, Indemnity’s net unrealized gains on fixed maturities, net of deferred taxes, amounted to $14 million compared to net unrealized losses of $22 million at December 31, 2008. At December 31, 2009, the Exchange had net unrealized gains on fixed maturities of $156 million compared to net unrealized losses of $238 million at December 31, 2008.
The following is a breakdown of the fair value of our fixed maturities portfolio by sector and rating as of December 31, 2009 for Indemnity and Exchange, respectively:

(in millions)	Erie Insurance Group
Indemnity					Not Investment	Fair
Industry Sector	AAA	AA	A	BBB	Grade	value

Structured securities(1)	$24	$1	$0	$3	$6	$34
Basic materials	0	0	1	6	1	8
Communications	0	0	11	20	0	31
Consumer	0	3	19	39	2	63
Diversified	0	0	1	0	0	1
Energy	0	1	2	29	0	32
Financial	3	17	62	54	22	158
Government	14	0	2	0	0	16
Government-municipal	39	132	67	6	0	244
Industrial	0	0	5	19	2	26
U.S. treasury	3	0	0	0	0	3
Technology	0	0	2	3	0	5
Utilities	0	1	4	36	2	43

Total	$83	$155	$176	$215	$35	$664

Exchange					Not Investment	Fair
Industry Sector	AAA	AA	A	BBB	Grade	value

Structured securities(1)	$385	$34	$22	$37	$66	$544
Basic materials	0	0	45	117	12	174
Communications	0	0	129	287	40	456
Consumer	0	20	195	339	84	638
Diversified	0	0	20	0	0	20
Energy	0	10	58	292	30	390
Financial	35	176	908	528	204	1,851
Funds	0	0	5	0	0	5
Government	75	0	7	5	0	87
Government-municipal	362	781	255	40	3	1,441
Industrial	0	5	67	194	34	300
U.S. treasury	5	0	0	0	0	5
Technology	0	0	35	62	7	104
Utilities	0	13	70	394	25	502

Total	$862	$1,039	$1,816	$2,295	$505	$6,517

(1)	Structured securities include asset-backed securities, collateral, lease and debt obligations, commercial mortgage-backed securities and residential mortgage-backed securities.
Equity securities
Our equity securities consist of common stock and nonredeemable preferred stock. Investment characteristics of common stock and nonredeemable preferred stock differ substantially from one another. Our nonredeemable preferred stock portfolio provides a source of current income that is competitive with investment-grade bonds.
The following tables present an analysis of the fair value of our preferred and common stock securities by sector for Indemnity and Exchange, respectively.

(in millions)	Indemnity
	Fair Value at December 31,
Indemnity	2009		2008
Industry sector	Preferred stock	Common stock	Preferred stock	Common stock

Basic materials	$0	$2	$0	$2
Communications	1	2	2	3
Consumer	0	15	2	12
Diversified	0	1	0	0
Energy	0	3	5	1
Financial	27	9	36	8
Funds	0	3	0	2
Government	0	0	0	0
Industrial	2	6	1	3
Technology	3	1	2	1
Utilities	5	0	7	1

Total	$38	$42	$55	$33

(in millions)	Exchange
	Fair Value at December 31,
Exchange	2009		2008
Industry sector	Preferred stock	Common stock	Preferred stock	Common stock

Basic materials	$0	$95	$0	$32
Communications	8	170	7	73
Consumer	0	457	0	358
Diversified	0	8	0	4
Energy	0	157	17	67
Financial	348	231	295	147
Funds	0	298	0	494
Government	3	0	1	0
Industrial	5	207	9	90
Technology	12	190	10	73
Utilities	96	22	72	37

Total	$472	$1,835	$411	$1,375

Our preferred stock equity securities are classified as available-for-sale and are carried at fair value on the Consolidated Statements of Financial Position with all changes in unrealized gains and losses reflected in other comprehensive income. At December 31, 2009, the unrealized gain on preferred stock classified as available-for-sale securities, net of deferred taxes amounted to $2 million for Indemnity and $31 million for the Exchange compared to a $3 million loss for Indemnity and $38 million loss for the Exchange at December 31, 2008.
The common stock portfolio is classified as a trading portfolio and measured at fair value with all changes in unrealized gains and losses reflected in our Consolidated Statements of Operations.
Limited partnership investments

During 2009, investments in limited partnerships decreased $64 million for Indemnity and $211 million for the Exchange due to current market conditions.
The components of limited partnership investments are as follows:

	Erie Insurance Group
	At December 31,
(in millions)	2009	2008

Indemnity
Private equity	$85	$94
Real estate	99	150
Mezzanine debt	51	55

Total limited partnerships — Indemnity	$235	$299

Exchange
Private equity	$503	$517
Real estate	397	603
Mezzanine debt	216	207

Total limited partnerships — Exchange	$1,116	$1,327

NM = not meaningful

Liabilities
Property and casualty loss reserves
Loss reserves are established to account for the estimated ultimate costs of loss and loss expenses for claims that have been reported but not yet settled and claims that have been incurred but not reported.
The factors which may potentially cause the greatest variation between current reserve estimates and the actual future paid amounts are: unforeseen changes in statutory or case law altering the amounts to be paid on existing claim obligations, new medical procedures and/or drugs with costs significantly different from those seen in the past, and claims patterns on current business that differ significantly from historical claims patterns.
Loss and loss expense reserves are presented on our Consolidated Statements of Financial Position on a gross basis. The following tables represent the direct and assumed loss and loss expense reserves by major line of business for Indemnity and Exchange, respectively. The reinsurance recoverable amount represents the related ceded amounts which results in the net liability attributable to Indemnity and Exchange, respectively.

	Erie Insurance Group
	At December 31,
(in millions)	2009	2008

Indemnity
Gross reserve liability:
Personal auto	$221	$221
Automobile massive injury	147	145
Homeowners	22	17
Workers compensation	169	191
Workers compensation massive injury	12	18
Commercial auto	56	57
Commercial multi-peril	68	51
All other lines of business	57	54

Gross reserves	752	754
Reinsurance recoverable	1	1

Net reserve liability — Indemnity	$751	$753

Exchange
Gross reserve liability:
Personal auto	$887	$847
Automobile massive injury	316	274
Homeowners	178	169
Workers compensation	342	335
Workers compensation massive injury	132	245
Commercial auto	226	246
Commercial multi-peril	475	412
All other lines of business	290	304

Gross reserves	2,846	2,832
Reinsurance recoverable	199	186

Net reserve liability — Exchange	$2,647	$2,646

The reserves that have the greatest potential for variation are the massive injury claim reserves. The Property and Casualty Group is currently reserving for about 300 claimants requiring lifetime medical care, of which about 120 involve massive injuries. The reserve carried by the Property and Casualty Group for the massive injury claimants, which includes automobile and workers compensation massive injury reserves, was $428 million at December 31, 2009, which is net of $179 million of anticipated reinsurance recoverables. The increase in the pre-1986 automobile massive injury at December 31, 2009 compared to December 31, 2008 was primarily due to changes impacting the mortality rate assumption in 2009. The decrease in the workers compensation massive injury reserve at December 31, 2009 compared to December 31, 2008, was driven by the settlement of several massive injury workers compensation claims, changes to our mortality rate assumption and a change in the discount calculation, which all had the effect of reducing reserves in 2009.

It is anticipated that these massive injury claims will require payments over the next 30 to 40 years. In 2009, we changed our medical inflation rate assumption for these reserves to an 8% annual increase grading down 0.5% per year to an ultimate rate of 5%. In 2008, this assumption was a 9% annual increase grading down 1% after the first year, then grading down 0.5% per year to an ultimate rate of 5%. The impact on the massive injury liability reserves due to the change in our medical inflation rate assumption in 2009 resulted in a reserve reduction of $26 million for the Property and Casualty Group.
In 2009, we changed our mortality rate assumption to give 100% weighting to the disabled pensioner mortality table by gender to more appropriately weigh male versus female life expectancies. In 2008, this assumption gave 75% weighting to our own mortality experience and 25% weighting to the male-female combined disabled pensioner mortality table. The impact on the massive injury liability reserves due to the change in our mortality rate assumption in 2009 resulted in a reserve increase of $73 million for the Property and Casualty Group.
Loss reserves are set at full expected cost, except for workers compensation loss reserves, which are discounted on a nontabular basis using an interest rate of 2.5% based upon the Property and Casualty Group’s historical workers compensation payout patterns. In 2009, the workers compensation massive injury claims that have longer payout patterns were segregated in the discount calculation from the non-massive injury workers compensation claims. The impact on the massive injury liability reserves due to this change resulted in a reserve reduction of $45 million for the Property and Casualty Group.
The reserves above are presented on a gross basis. After the effects of the intercompany pooling transactions are considered, Indemnity retains 5.5% of the gross reserves and the Exchange retains 94.5% of the gross reserves. Indemnity’s 5.5% share of the massive injury liability reserves, net of unaffiliated reinsurance recoveries was $24 million at December 31, 2009 and $28 million at December 31, 2008. Indemnity’s share was $1 million of the massive injury reserve reduction due to the change in medical inflation rate, $4 million for the reserve increase related to the change in mortality rate assumption and $3 million related to the change in the discount calculation. Indemnity’s share of the massive injury claim payments was $1 million in 2009 and 2008.
Life insurance reserves
EFL’s primary commitment is its obligation to pay future policy benefits under the terms of its life insurance and annuity contracts. To meet these future obligations, EFL establishes life insurance reserves based upon the type of policy, the age, gender and risk class of the insured and the number of years the policy has been in force. EFL also establishes annuity and universal life reserves based on the amount of policyholder deposits (less applicable insurance and expense charges) plus interest earned on those deposits. Life insurance and annuity reserves are supported primarily by EFL’s long-term, fixed income investments as the underlying policy reserves are generally also of a long-term nature.
Shareholders’ equity
Pension plan
The funded status of our postretirement benefit plans is recognized in the statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. At December 31, 2009, shareholders’ equity increased by $25 million, net of tax, of which $2 million represents amortization of the prior service cost and net actuarial loss and $22 million represents the current period actuarial gain. The 2009 actuarial gain was primarily due to actual investment returns greater than expected. Although Indemnity is the sponsor of these postretirement plans and records the funded status of these plans, generally the Exchange and EFL reimburse Indemnity for approximately 50% of the annual benefit expense of these plans. Also contributing to the gain were assumption changes made based on actual experience, such as the decrease in the assumed rate of compensation increase. At December 31, 2008, shareholders’ equity decreased by $91 million, net of tax, which represented the current period actuarial loss. The 2008 net actuarial loss was primarily due to the actual investment returns being significantly less than expected investment returns, driven by 2008 market conditions and a change in the discount rate used to estimate the future benefit obligations to 6.06% in 2008 from 6.62% in 2007.

IMPACT OF INFLATION
Property and casualty insurance premiums are established before losses and loss expenses, and therefore, before the extent to which inflation may impact such costs are known. Consequently, in establishing premium rates, we attempt to anticipate the potential impact of inflation, including medical cost inflation, construction and auto repair cost inflation and tort issues. Medical costs are a broad element of inflation that impacts personal and commercial auto, general liability, workers compensation and commercial multi-peril lines of insurance written by the Property and Casualty Group.
LIQUIDITY AND CAPITAL RESOURCES
Sources and uses of cash
Liquidity is a measure of a company’s ability to generate sufficient cash flows to meet the short- and long-term cash requirements of its business operations and growth needs. Our liquidity requirements have been met primarily by funds generated from premiums collected and income from investments. The insurance operations provide liquidity in that premiums are collected in advance of paying losses under the policies purchased with those premiums. Cash outflows for the property and casualty business are generally variable since settlement dates for liabilities for unpaid losses and the potential for large losses, whether individual or in the aggregate, cannot be predicted with absolute certainty. Accordingly, after satisfying our operating cash requirements, excess cash flows are used to build our investment portfolio in order to increase future investment income, which then may be used as a source of liquidity if cash from our insurance operations would not be sufficient to meet our obligations. Cash provided from these sources is used primarily to fund losses and policyholder benefits, fund the costs of operations including salaries and wages and commissions, pension plans, share repurchases, dividends to shareholders and the purchase and development of information technology. We expect that our operating cash needs will be met by funds generated from operations.
Continuing volatility in the financial markets presents challenges to us as we do occasionally access our investment portfolio as a source of cash. Some of our fixed income investments, despite being publicly traded, are illiquid due to current credit market conditions. Further volatility in these markets could impair our ability to sell certain of our fixed income securities or cause such securities to sell at deep discounts. Additionally, our limited partnership investments are illiquid. We believe we have sufficient liquidity to meet our needs from other sources even if market volatility persists throughout 2010.
Cash flow activities
The following table is a summary of our condensed consolidated cash flows for the years ended December 31:

	Erie Insurance Group
(in millions)	2009	2008

Net cash from operating activities	$889	$720
Net cash used in investing activities	(890)	(425)
Net cash used in financing activities	(42)	(141)

Net (decrease) increase in cash	$(43)	$154

The increase in cash flows from operating activities in 2009 was primarily driven by the recovery of federal income taxes of $121 million compared to the payment of federal income taxes of $273 million in 2008. Also, increasing the cash flows from operating activities in 2009 were higher premiums collected offset by lower distributions from limited partnerships. Limited partnership distributions were lower as a result of a decline in performance of limited partnership investments in 2009. At December 31, 2009, we recorded a deferred tax asset of $116 million, which included capital loss carry-forwards of $14 million. A valuation allowance of $6 million was recorded because it is more likely than not that the deferred tax asset will not be realized for a portion of the deferred tax asset related to losses on investments.
We have the ability to carry-back capital losses of $465 million as a result of gains recognized in prior years. We disposed of assets with tax losses of approximately $207 million to carry-back against these gains in 2009.
Cash flows used in investing activities increased in 2009. In 2008, we generated more proceeds from sales of common stocks as part of a tax planning strategy. At December 31, 2009, we had contractual commitments to invest up to $607 million related to our limited partnership investments to be funded as required by the partnerships’ agreements. At December 31, 2009, the total remaining commitment to fund limited partnerships that invest in private equity securities was $289 million, real estate activities was $212 million and mezzanine debt securities was $106 million.
Cash flow activities — Indemnity
The following table summarizes Indemnity cash flows for the years ended December 31:

	Indemnity
(in millions)	2009	2008

Net cash from operating activities	$180	$151
Net cash (used in) from investing activities	(69)	73
Net cash used in financing activities	(96)	(194)

Net increase in cash	$15	$30

See Indemnity’s supplemental information footnote (Note 22) for more detail on Indemnity cash flows.
Cash flows provided by Indemnity operating activities totaled $180 million in 2009, compared to $151 million in 2008. Higher operating cash flows in 2009 were primarily due to increased management fee revenues received offset by lower distributions from limited partnerships. Management fee revenues were higher reflecting the increase in the Property and Casualty Group’s direct written premium. Limited partnership distributions were lower as a result of a decline in performance of limited partnership investments in 2009.
Cash paid for agent commissions increased to $535 million in 2009 compared to $534 million in 2008, as a result of an increase in direct written premiums of the Property and Casualty Group and rate increases for certain commercial lines new business premiums, offset by a reduction in cash paid for agent bonuses. Indemnity made contributions to its pension plan of $14 million and $15 million in 2009 and 2008, respectively. Indemnity’s policy is to contribute at least the minimum required contribution that is in accordance with the Pension Protection Act of 2006 and to fund the annual “normal” costs of the pension. For 2010, the expected contribution amount is $15 million, which does exceed the minimum required amount. Indemnity is generally reimbursed about 50% of the net periodic benefit cost of the pension plan from its affiliates.
At December 31, 2009, Indemnity recorded a gross deferred tax asset of $43 million, which included capital loss carry-forwards of $4 million. A valuation allowance of $2 million was recorded because it is more likely than not that the deferred tax asset will not be realized for a portion of the deferred tax asset related to losses on investments.
Indemnity has the ability to carry back capital losses of $71 million as a result of gains recognized in prior years. Indemnity disposed of assets with tax losses of approximately $29 million to carry-back against these gains in 2009. Approximately $2 million of these losses expired in 2009. Indemnity’s capital gain and loss strategies take into consideration its ability to offset gains and losses in future periods, further capital loss carry-back opportunities to the three preceding years and capital loss carry-forward opportunities to apply against future capital gains over the next five years.
Cash flows used in Indemnity investing activities totaled $69 million in 2009 compared to cash provided of $73 million in 2008. Indemnity’s investing operations were impacted by less reinvestments in 2008 due to the significant share repurchase activity in those years. Also impacting future investing activities are limited partnership commitments, which at December 31, 2009, totaled $69 million and will be funded as required by the partnerships’ agreements.
In the second quarter of 2009, Indemnity made a capital contribution to EFL in the amount of $12 million to support EFL’s life insurance and annuity business and strengthen its surplus.
The decrease in cash used in financing activities in 2009 was primarily driven by the reduction in cash outlay for share repurchase activity. During 2009, Indemnity repurchased 0.1 million shares of its Class A nonvoting common stock at a total cost of $3 million in conjunction with the stock repurchase plan. Indemnity repurchased 2.1 million shares of its outstanding Class A nonvoting common stock at a total cost of $102 million in 2008. In May 2009, the Board of Directors approved a continuation of the current stock repurchase program through June 30, 2010. Indemnity has approximately $98 million of repurchase authority remaining under this plan at December 31, 2009. Indemnity plans to continue to repurchase shares through this program as cash becomes available for such purpose. Dividends paid to shareholders totaled $93 million and $92 million in 2009 and 2008, respectively. Indemnity increased both its Class A and Class B shareholder quarterly dividends for 2009. There are no regulatory restrictions on the payment of dividends to Indemnity shareholders, although there are state law restrictions on the payment of dividends from Indemnity’s property and casualty insurance subsidiaries. Dividends have been approved at a 6.7% increase for 2010.
Indemnity financing activities through December 31, 2008 included short-term borrowings of $75 million on its bank line of credit for certain intercompany cash settlement needs. Payments were made on the line of credit of $45 million and $30 million in the third and fourth quarters of 2008, respectively, reducing the outstanding balance to zero at December 31, 2008. This line of credit was extended to December 31, 2011. Also during the first quarter of 2008, Indemnity borrowed $30 million from EIC, its 100% owned property and casualty insurance subsidiary, to fund certain operating and financing activities. Indemnity repaid the entire balance during the second quarter of 2008. This intercompany borrowing was eliminated upon consolidation and therefore had no impact on the Consolidated Statements of Financial Position or Operations.
Capital outlook
If the financial market volatility continues, we have the ability to meet our future funding requirements through various alternatives available to us. Outside of our normal operating and investing cash activities, future funding requirements could be met through (1) a $200 million bank line of credit held by the Exchange, from which there were no borrowings at December 31, 2009, (2) a $100 million bank line of credit held by Indemnity, from which there were no borrowings as of December 31, 2009, and (3) our more liquid investments that can be sold, such as our common stock and cash and cash equivalents, which total approximately $2.1 billion at December 31, 2009. Indemnity has no rights to the assets or capital of the Exchange and, conversely, the Exchange has no rights to the assets or capital of Indemnity.
Additionally, Indemnity has the ability to curtail or modify discretionary cash outlays such as those related to shareholder dividends and our share repurchase activities. We believe we have the funding sources available to us to support future cash flow requirements in 2010.
The Exchange and Indemnity had no borrowings under their respective lines of credit at December 31, 2009. At December 31, 2009, bonds with fair values of $259 million and $133 million were pledged as collateral on the Exchange’s and Indemnity’s lines of credit, respectively. These securities have no restrictions. The bank requires compliance with certain covenants, which include statutory surplus and risk based capital ratios for the Exchange line of credit and minimum net worth and leverage ratios for Indemnity line of credit. The Exchange and Indemnity were in compliance with all bank covenants at December 31, 2009.
Contractual Obligations
Cash outflows are variable because the fluctuations in settlement dates for claims payments vary and cannot be predicted with absolute certainty. While volatility in claims payments could be significant for the Property and Casualty Group, the cash flow requirements for claims have not historically had a significant effect on our liquidity. Based on a historical 15-year average, about 50% of losses and loss expenses included in the reserve are paid out in the subsequent 12-month period and approximately 89% are paid out within a five-year period. Losses that are paid out after that five-year period reflect long-tail lines such as workers compensation and auto bodily injury.

We have certain obligations and commitments to make future payments under various contracts. As of December 31, 2009, the aggregate obligations were as follows:

	Erie Insurance Group
		Payments due by period
					2015 and
(in millions)	Total	2010	2011-2012	2013-2014	thereafter

Fixed obligations:
Indemnity:
Limited partnership commitments(1)	$69	$48	$21	$0	$0
Pension contribution(2)	15	15	0	0	0
Other commitments(3)	48	20	27	1	0
Operating leases—vehicles	18	5	8	5	0
Operating leases—real estate(4)	9	3	4	2	0
Operating leases—computers	5	3	2	0	0
Financing arrangements	2	2	0	0	0

Total fixed contractual obligations – Indemnity	166	96	62	8	0

Noncontrolling interest:
Limited partnership commitments(1)	538	243	221	74	0

Total fixed contractual obligations – Exchange	538	243	221	74	0

Total fixed contractual obligations – Erie Insurance Group	704	339	283	82	0

Gross property and casualty loss and loss expense reserves:
Indemnity	752	376	221	74	81
Exchange	2,846	1,423	837	279	307
Life gross long-term liabilities(5)	4,194	150	311	332	3,401

Gross contractual obligations – Erie Insurance Group (6)	$8,496	$2,288	$1,652	$767	$3,789

Gross contractual obligations net of estimated reinsurance recoverables are as follows:

		Payments due by period
					2015 and
(in millions)	Total	2010	2011-2012	2013-2014	thereafter

Gross contractual obligations-Erie Insurance Group(6)	$8,496	$2,288	$1,652	$767	$3,789
Estimated reinsurance recoverables-property and casualty	200	100	59	20	21
Estimated reinsurance recoverables-life(7)	455	20	34	37	364

Net contractual obligations-Erie Insurance Group	$7,841	$2,168	$1,559	$710	$3,404

(1)	Limited partnership commitments will be funded as required for capital contributions at any time prior to the agreement expiration date. The commitment amounts are presented using the expiration date as the factor by which to age when the amounts are due. At December 31, 2009, Indemnity’s total commitment to fund limited partnerships that invest in private equity securities is $32 million, real estate activities $21 million and mezzanine debt of $16 million. At December 31, 2009, the Exchange’s total commitment to fund limited partnerships that invest in private equity securities is $257 million, real estate activities $191 million and mezzanine debt of $90 million.

(2)	The pension contribution for 2010 was estimated in accordance with the Pension Protection Act of 2006. Contributions anticipated in future years are expected to be an amount at least equal to the IRS minimum required contribution in accordance with this Act.

(3)	Other commitments include various agreements for service, including such things as computer software, telephones and maintenance.

(4)	Operating leases—real estate are for 16 of our 23 field offices that are operated in the states in which the Property and Casualty Group does business and three operating leases are for warehousing facilities and remote office locations.

(5)	Contractual obligations on gross long-term liabilities represent estimated benefit payments from insurance policies and annuity contracts including claims currently payable. Actual obligations in any single year will vary based on actual mortality, morbidity, lapse and withdrawal experience. The sum of these obligations exceeds the liability on the Consolidated Statement of Financial Position of $1.5 billion due to expected future premiums and investment income that, along with invested assets backing the liabilities, will be used to fund these obligations.

(6)	Gross contractual obligations do not include the obligations for our unfunded benefit plans, including the Supplemental Employee Retirement Plan (SERP) for our executive and senior management and the directors’ retirement plan. The recorded accumulated benefit obligations for these plans at December 31, 2009, are $4 million. We expect to have sufficient cash flows from operations to meet the future benefit payments as they become due.

(7)	Reinsurance recoverables on life business includes estimated amounts from reinsures on long-term liabilities that are subject to the credit worthiness of the reinsurer.

Off-Balance Sheet Arrangements
Off-balance sheet arrangements include those with unconsolidated entities that may have a material current or future effect on our financial condition or results of operations, including material variable interests in unconsolidated entities that conduct certain activities. We have no material off-balance sheet obligations or guarantees, other than the limited partnership investment commitments.
Financial ratings
Our property and casualty insurers are rated by rating agencies that provide insurance consumers with meaningful information on the financial strength of insurance entities. Higher ratings generally indicate financial stability and a strong ability to pay claims. The ratings are generally based upon factors relevant to policyholders and are not directed toward return to investors. The insurance companies are currently rated by AM Best Company as follows:

Erie Insurance Exchange	A+
Erie Insurance Company	A+
Erie Insurance Property and Casualty Company	A+
Erie Insurance Company of New York	A+
Flagship City Insurance	A+
Erie Family Life Insurance	A
The outlook for all ratings is stable. According to AM Best, a Superior rating (A+), the second highest of their financial strength rating categories, is assigned to those companies that, in AM Best’s opinion, have achieved superior overall performance when compared to the standards established by AM Best and have a superior ability to meet their obligations to policyholders over the long term. Only 9% of insurance groups are rated A+ or higher, and we are included in that group. By virtue of its affiliation with the Property and Casualty Group, EFL is typically rated one level lower than the property and casualty companies by AM Best Company. The insurers of the Property and Casualty Group are also rated by Standard & Poor’s, but this rating is based solely on public information. Standard & Poor’s rates these insurers AApi, “very strong.” Financial strength ratings continue to be an important factor in evaluating the competitive position of insurance companies.
Regulatory risk-based capital
The standard set by the National Association of Insurance Commissioners (NAIC) for measuring the solvency of insurance companies, referred to as Risk-Based Capital (RBC), is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that will supplement the current system of low fixed minimum capital and surplus requirements on a state-by-state basis. At December 31, 2009, all property and casualty insurance companies and the life insurance company had RBC levels substantially in excess of levels that would require regulatory action.
Regulatory restrictions on surplus
The members of the Property and Casualty Group and EFL are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid without prior approval of insurance regulatory authorities. Indemnity’s property and casualty insurance subsidiaries had a maximum of $26 million available for such dividends without prior approval of the Pennsylvania Insurance Commissioner for Pennsylvania-domiciled subsidiaries and the New York Superintendent of Insurance for the New York domiciled subsidiary. No dividends were paid to Indemnity from its property and casualty subsidiaries in 2009 or 2008.
The maximum dividend the Exchange could receive from its property and casualty subsidiary was $1 million. No dividends were paid to the Exchange from its property and casualty subsidiary in 2009 or 2008.
The maximum dividend EFL could pay its shareholders without prior approval was $4 million. No dividends were paid to Indemnity or the Exchange in 2009 or 2008.
The Exchange is operated for the benefit of its subscribers and any distributions it might declare would only be payable to them. The Exchange did not make any distributions to its subscribers in 2009 or 2008.

TRANSACTIONS / AGREEMENTS BETWEEN INDEMNITY AND NONCONTROLLING INTEREST (EXCHANGE)
Board oversight
Our Board of Directors (Board) has a broad oversight responsibility over intercompany relationships within and among the Property and Casualty Group. As a consequence, the Board may be required to make decisions or take actions that may not be solely in the interest of our shareholders such as:
•	setting the management fee rate paid by the Exchange to Indemnity;

•	determining the continuation and participation percentages of the intercompany pooling agreement;

•	approving the annual shareholders’ dividend, if any; and

•	ratifying any other significant intercompany activity.
Subscriber’s Agreement
Indemnity serves as attorney-in-fact for the Exchange, a reciprocal insurance exchange. Each applicant for insurance to a reciprocal insurance exchange signs a subscriber’s agreement that contains an appointment of an attorney-in-fact. Through the designation of attorney-in-fact, Indemnity is required to provide sales, underwriting and policy issuance services to the policyholders of the Exchange, as discussed previously.
Intercompany Agreements
Pooling
Members of the Property and Casualty Group participate in an intercompany reinsurance pooling agreement. Under the pooling agreement, all insurance business of the Property and Casualty Group is pooled in the Exchange. The Erie Insurance Company and Erie Insurance Company of New York share in the underwriting results of the reinsurance pool through retrocession. Since 1995, the Board of Directors has set the allocation of the pooled underwriting results at 5.0% participation for Erie Insurance Company, 0.5% participation for Erie Insurance Company of New York and 94.5% participation for the Exchange.
Service agreements
Indemnity makes certain payments for the account of the Erie Insurance Group’s related entities. These amounts are reimbursed to Indemnity on a cost basis in accordance with the service agreements. Cash transfers are settled quarterly.
Leased property
The Exchange leases certain office facilities to Indemnity on a year-to-year basis. Rents are determined considering returns on invested capital and building operating and overhead costs. Rental costs of shared facilities are allocated based on square footage occupied.
Intercompany cost allocation
The allocation of costs affects the financial condition of the Erie Insurance Group companies. Management must determine that allocations are consistently made in accordance with intercompany management service agreements, the attorney-in-fact agreements with the policyholders of the Exchange and applicable insurance laws and regulations. While allocation of costs under these various agreements requires management judgment and interpretation, such allocations are performed using a consistent methodology, which in management’s opinion, adheres to the terms and intentions of the underlying agreements.
Intercompany receivables of Indemnity

		Percent of total		Percent of total
		Company		Company
(in millions)	2009	assets	2008	assets

Reinsurance recoverable from and ceded unearned premiums to the Exchange	$902	34%	$887	34%
Other receivables from the Exchange and affiliates (management fees, costs and reimbursements)	213	8	218	8
Note receivable from EFL	25	1	25	1

Total intercompany receivables	$1,140	43%	$1,130	43%

Indemnity has significant receivables from the Exchange that result in a concentration of credit risk. These receivables include the liability for losses and unearned premiums ceded to the Exchange under the intercompany pooling agreement and from management services performed by Indemnity for the Exchange. The policyholder surplus of the Exchange at December 31, 2009, on a statutory accounting basis totaled $5 billion. Credit risks related to the receivables from the Exchange are evaluated periodically by management. Reinsurance contracts do not relieve Indemnity from its primary obligations to policyholders if the Exchange were unable to satisfy its obligation. Indemnity collects its reinsurance recoverable amount generally within 30 days of actual settlement of losses.
Indemnity also has a receivable from the Exchange for management fees and costs Indemnity pays on behalf of the Exchange. Indemnity also pays certain costs for, and are reimbursed by, EFL. Since its inception, Indemnity has collected these amounts due from the Exchange and EFL in a timely manner (normally quarterly). There is interest charged on the outstanding balance due from the Exchange until its quarterly settlement that is based on an independent mutual fund rate.
Surplus notes
The Exchange has a surplus note for $20 million with EFL that is payable on demand on or after December 31, 2025. EFL paid interest to the Exchange on the surplus note of $1 million in 2009 and 2008. No other interest is charged or received on these intercompany balances due to the timely settlement terms and nature of the items.
Indemnity has a surplus note for $25 million with EFL that is payable on demand on or after December 31, 2018. EFL paid interest to Indemnity on the surplus note of $2 million in both 2009 and 2008. No other interest is charged or received on these intercompany balances due to the timely settlement terms and nature of the items.
Capital contribution
In June 2009, the Exchange made a $43 million capital contribution to EFL and Indemnity made a $12 million capital contribution to EFL to strengthen its surplus. This $55 million in capital contributions increased EFL’s investments and total shareholders’ equity.

Quantitative and Qualitative Disclosures about Market Risk
Market risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, as well as other relevant market rate or price changes. The volatility and liquidity in the markets in which the underlying assets are traded directly influence market risk. The following is a discussion of our primary risk exposures, including interest rate risk, equity price risk and credit risk, and how those exposures are currently managed as of December 31, 2009.
Interest rate risk
We invest primarily in fixed maturity investments, which comprised 67.8% of invested assets for Indemnity and 65.4% of invested assets for the Exchange at December 31, 2009. The value of the fixed maturity portfolio is subject to interest rate risk. As market interest rates decrease, the value of the portfolio goes up with the opposite holding true in rising interest rate environments. We do not hedge our exposure to interest rate risk since we have the capacity and intention to hold the fixed maturity positions until maturity. A common measure of the interest sensitivity of fixed maturity assets is modified duration, a calculation that utilizes maturity, coupon rate, yield and call terms to calculate an average age of the expected cash flows. The longer the duration, the more sensitive the asset is to market interest rate fluctuations. Convexity measures the rate of change of duration with respect to changes in interest rates. These factors are analyzed monthly to ensure that both the duration and convexity remain in the targeted ranges we established.
A sensitivity analysis is used to measure the potential loss in future earnings, fair values or cash flows of market-sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected period. In our sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonably possible changes in those rates. The following pro forma information is presented assuming a 100-basis point increase in interest rates at December 31 of each year and reflects the estimated effect on the fair value of our fixed maturity investment portfolio. We used the modified duration of our fixed maturity investment portfolio to model the pro forma effect of a change in interest rates at December 31, 2009 and 2008.
Fixed maturities interest-rate sensitivity analysis

	At December 31,
(in millions)	2009	2008

Indemnity
Fair value of fixed income portfolio	$664	$564
Fair value assuming 100-basis point rise in interest rates	635	552

Modified duration – Indemnity	4.35	3.45

Exchange
Fair value of fixed income portfolio	$6,517	$5,223
Fair value assuming 100-basis point rise in interest rates	6,249	5,015

Modified duration – Exchange	4.58	4.01

While the fixed income portfolio is sensitive to interest rates, the future principal cash flows that will be received are presented as follows by contractual maturity date. Actual cash flows may differ from those stated as a result of calls, prepayments or defaults.

	December 31, 2009
(in millions)	Indemnity	Exchange

Fixed maturities:
2010	$39	$364
2011	34	388
2012	70	626
2013	81	774
2014	64	596
Thereafter	357	3,641

Total (1)	$645	$6,389

Fair value	$664	$6,517

(1)	These amounts exclude Indemnity’s $25 million surplus note due from EFL and the Exchange’s $20 million surplus note due from EFL.

	December 31, 2008
(in millions)	Indemnity	Exchange

Fixed maturities:
2009	$52	$366
2010	49	410
2011	46	430
2012	67	630
2013	82	743
Thereafter	327	3,267

Total (1)	$623	$5,846

Fair value	$564	$5,223

(1)	These amounts exclude Indemnity’s $25 million surplus note due from EFL and the Exchange’s $20 million surplus note due from EFL.
Equity price risk
Our portfolio of marketable equity securities, which is carried on the Consolidated Statements of Financial Position at estimated fair value, has exposure to price risk, the risk of potential loss in estimated fair value resulting from an adverse change in prices. We do not hedge our exposure to equity price risk inherent in our equity investments. Our objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio holdings are diversified across industries and among exchange-traded small- to large-cap stocks. We measure risk by comparing the performance of the marketable equity portfolio to benchmark returns such as the Standard & Poors (S&P) 500 Composite Index. Beta is a measure of a security’s systematic (non-diversifiable) risk, which is the percentage change in an individual security’s return for a 1% change in the return of the market. The average Beta for our common stock holdings was 1.04 for Indemnity and 1.03 for the Exchange. Based on a hypothetical 20% reduction in the overall value of the stock market, the fair value of the common stock portfolio would decrease by approximately $9 million for Indemnity and $378 million for the Exchange.
Credit risk
Our objective is to earn competitive returns by investing in a diversified portfolio of securities. Our portfolios of fixed maturity securities, nonredeemable preferred stock, mortgage loans and, to a lesser extent, short-term investments are subject to credit risk. This risk is defined as the potential loss in fair value resulting from adverse changes in the borrower’s ability to repay the debt. We manage this risk by performing upfront underwriting analysis and ongoing reviews of credit quality by position and for the fixed maturity portfolio in total. We do not hedge the credit risk inherent in our fixed maturity investments.
Generally, the fixed maturities in our portfolio are rated by external rating agencies. If not externally rated, we rate them internally on a basis consistent with that used by the rating agencies. We classify all fixed maturities as available-for-sale securities, allowing us to meet our liquidity needs and provide greater flexibility to appropriately respond to changes in market conditions. The following table shows our fixed maturity investments by S&P rating as of December 31, 2009:

	Erie Insurance Group
	Amortized	Fair	Percent
(in millions)	cost	value	of total

Indemnity
Comparable S&P Rating
AAA, AA, A	$401	$414	62.4%
BBB	208	215	32.4

Total investment grade	609	629	94.8

BB	25	27	4.0
B	6	5	0.8
CCC, CC, C	2	3	0.4

Total non-investment grade	33	35	5.2

Total — Indemnity	$642	$664	100.0%

	Erie Insurance Group
	Amortized	Fair	Percent
(in millions)	cost	value	of total

Exchange
Comparable S&P Rating
AAA, AA, A	$3,570	$3,717	57.1%
BBB	2,221	2,295	35.3

Total investment grade	5,791	6,012	92.4

BB	371	392	5.9
B	79	76	1.1
CCC, CC, C	36	37	0.6

Total non-investment grade	486	505	7.6

Total — Exchange	$6,277	$6,517	100.0%

Approximately 5% of Indemnity and 8% of the Exchange fixed income portfolio is invested in structured products which include mortgage-backed securities (MBS), collateralized debt and loan obligations (CDO and CLO), collateralized mortgage obligations (CMO), asset-backed (ABS) and credit-linked notes. Our structured product portfolio has an average rating of A or higher for Indemnity and AA- for the Exchange. We believe we have no direct exposure to the subprime residential mortgage market through investments in structured products. However, we have indirect exposure through bond and preferred stock investments in the financial service industry. We continually monitor these investments for material declines in quality and value.
Indemnity’s municipal bond portfolio accounts for $244 million, or 36.7%, of the total fixed maturity portfolio. Of this $244 million, $176 million, or 71.7%, of the total municipal bond portfolio is insured. This insurance guarantees the payment of principal and interest on a bond if the issuer defaults. Using the underlying rating of the bonds without consideration of insurance, the overall credit quality rating of Indemnity’s municipal bond portfolio is AA-. Because of the rating downgrades of municipal bond insurers, the insurance does not improve the overall credit ratings. The following table presents an analysis of Indemnity’s municipal bond ratings at December 31, 2009.
(in millions)
Indemnity

	(1)			(2)			(3)
Uninsured bonds			Insured bonds			Underlying rating of insured bonds
Rating	Fair value	Fair value %	Rating	Fair value	Fair value %	Rating	Fair value	Fair value %

AAA	$32	47.0%	AAA	$7	4.0%	AAA	$0	0.0%
AA	27	39.7	AA	105	59.7	AA	84	47.7
A	8	11.8	A	59	33.5	A	80	45.5
BBB	1	1.5	BBB	5	2.8	BBB	7	4.0
Non Inv Grade	0	0.0	Non Inv Grade	0	0.0	Non Inv Grade	2	1.1

Not rated	0	0.0	Not rated	0	0.0	Not rated	3	1.7

AA	$68	100.0%	AA-	$176	100.0%	A+	$176	100.0%

	(1) + (2)			(1) + (3)
Total bonds (with insured rating)			Total bonds (with underlying rating)
Rating	Fair value	Fair value %	Rating	Fair value	Fair value %

AAA	$39	16.0%	AAA	$32	13.1%
AA	132	54.1	AA	111	45.5
A	67	27.4	A	88	36.1
BBB	6	2.5	BBB	8	3.3
Non Inv Grade	0	0.0	Non Inv Grade	2	0.8

Not rated	0	0.0	Not rated	3	1.2

AA-	$244	100.0%	AA-	$244	100.0%

The Exchange’s municipal bond portfolio accounts for $1.4 billion, or 22.1%, of the total fixed maturity portfolio for the Exchange. Of this $1.4 billion, $0.8 billion, or 54.9%, of the total municipal bond portfolio is insured. This insurance guarantees the payment of principal and interest on a bond if the issuer defaults. Using the underlying rating of the bonds without consideration of insurance, the overall credit quality rating of the Exchange’s municipal bond portfolio is AA-. Because of the rating downgrades of municipal bond insurers, the insurance does not improve the overall credit ratings. The following table presents an analysis of the Exchange’s municipal bond ratings at December 31, 2009.
(in millions)
Exchange

	(1)			(2)			(3)
Uninsured bonds			Insured bonds			Underlying rating of insured bonds
Rating	Fair value	Fair value %	Rating	Fair value	Fair value %	Rating	Fair value	Fair value %

AAA	$295	45.4%	AAA	$67	8.6%	AAA	$0	0.0%
AA	285	43.8	AA	496	62.8	AA	328	41.5
A	55	8.5	A	200	25.3	A	404	51.1
BBB	15	2.3	BBB	25	3.0	BBB	20	2.5
Non Inv Grade	0	0.0	Non Inv Grade	3	0.3	Non Inv Grade	33	4.2

Not rated	0	0.0	Not rated	0	0.0	Not rated	6	0.7

AA	$650	100.0%	AA-	$791	100.0%	A+	$791	100.0%

	(1) + (2)			(1) + (3)
Total bonds (with insured rating)			Total bonds (with underlying rating)
Rating	Fair value	Fair value %	Rating	Fair value	Fair value %

AAA	$362	25.2%	AAA	$295	20.5%
AA	781	54.3	AA	613	42.5
A	255	17.7	A	459	31.9
BBB	40	2.7	BBB	35	2.4
Non Inv Grade	3	0.1	Non Inv Grade	33	2.3

Not rated	0	0.0	Not rated	6	0.4

AA-	$1,441	100.0%	AA-	$1,441	100.0%

In our limited partnership investment portfolio we are exposed to credit risk, as well as price risk. Price risk is defined as the potential loss in estimated fair value resulting from an adverse change in prices. Our investments are directly affected by the impact of changes in these risk factors on the underlying investments held by our fund managers, which could vary significantly from fund to fund. We manage these risks by performing up front due diligence on our fund managers, ongoing monitoring and through the construction of a diversified portfolio.
We are also exposed to a concentration of credit risk with the Exchange. See the section, ““Transactions/Agreements” between Indemnity and Noncontrolling Interest (Exchange)” for further discussion of this risk.

Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures designed to ensure that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosures.
As required by the Securities and Exchange Commission Rule 13a-15(e), we carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2009. Based on the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective.
Changes in Internal Control over Financial Reporting
There has been no change in our internal controls over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect our internal controls over financial reporting. Our process for evaluating controls and procedures is continuous and encompasses constant improvement of the design and effectiveness of established controls and procedures.
Management’s Report on Internal Control over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting of Erie Indemnity Company, as such term is defined in the Exchange Act Rules 13a-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the Erie Indemnity Company’s internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control-Integrated Framework, management has concluded that Erie Indemnity Company’s internal control over financial reporting was effective as of December 31, 2009.

/s/ Terrence W. Cavanaugh	/s/ Marcia A. Dall	/s/ Gregory J. Gutting

Terrence W. Cavanaugh	Marcia A. Dall	Gregory J. Gutting
President and	Executive Vice President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer	Controller
February 25, 2010	February 25, 2010	February 25, 2010
Our independent auditors have issued an attestation report on management’s assessment of our internal control over financial reporting. This report is included in our 2009 Form 10-K filed with the Securities and Exchange Commission on February 25, 2010. Management’s evaluation and our independent auditor’s attestation report did not include an evaluation of the internal controls over financial reporting of Erie Insurance Exchange and subsidiaries, which is included in the consolidated financial statements of Erie Indemnity Company in this Form 8-K filing as a result of the adoption and retrospective application of the Financial Accounting Standards Board’s amended accounting guidance related to the consolidation of variable interest entities described in Note 2 to the Consolidated Financial Statements included herein.